Exhibit 10.8

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Dated March 23rd, 2018

OPERATION AND SERVICES
AGREEMENT

between

CELSE CENTRAIS ELÉTRICAS DE SERGIPE S.A.

as the Customer

and

GOLAR POWER LATAM SERVIÇOS MARÍTIMOS LTDA.

as the Contractor

Datado de 23 de março de 2018

CONTRATO
DE PRESTAÇÃO DE SERVIÇOS E OPERAÇÕES

entre

CELSE - CENTRAIS ELETRICAS SERGIPE S.A.

como o Cliente

E

GOLAR POWER LATAM SERVIÇOS MARÍTIMOS LTDA.

como a Contratada

ÍNDICE

Cláusula		Página

1.	DEFINIÇÕES E INTERPRETAÇÃO	3

2.	PERÍODO	20

3.	OBRIGAÇÕES DA CONTRATADA	20

4.	RESPONSABILIDADES DO CLIENTE	22

5.	CONDIÇÃO DA FSRU DURANTE O PERÍODO DO CONTRATO	24

6.	MODIFICAÇÕES	25

7.	TRIPULAÇÃO E SUAS FUNÇÕES	25

8.	AUTORIZAÇÕES	26

9.	INSPEÇÃO	27

10.	NOMINAÇÕES DO GNL REGASEIFICADO	28

11.	CARGAS PREJUDICIAIS	28

12.	SUPER-NUMERÁRIOS	28

13.	TÍTULO E RISCO PARA O GNL E GNL REGASEIFICADO	28

14.	ARRANJOS DE EMBARQUE	28

15.	TRANSPORTADORAS DE RECEBIMENTO	29

16.	ESPECIFICAÇÃO DE GNL E DO GÁS	32

17.	USO DO GNL E USO DO COMBUSTÍVEL PILOTO	35

18.	MANUTENÇÃO E DOCAGEM A SECO	36

19.	EVACUAÇÃO DA FSRU	37

20.	PAGAMENTO DA TAXA DE SERVIÇO	37

21.	FORÇA MAIOR	46

22.	RESCISÃO	50

23.	DECLARAÇÕES, GARANTIAS, OBRIGAÇÕES E COMPROMISSOS	55

24.	SAÚDE, SEGURANÇA E MEIO AMBIENTE	57

25.	QUALITY ASSURANCE AND QUALITY CONTROL	59

26.	INTELLECTUAL PROPERTY	59

27.	SALVAGE	59

28.	OUTBREAK OF WAR	60

29.	LIABILITY AND INDEMNITY	60

30.	INSURANCE	61

31.	ISPS CODE	62

32.	RESOLUTION BY EXPERTS	63

33.	LAW AND ARBITRATION	63

34.	CONFIDENTIALITY	64

35.	ASSIGNMENT / NOVATION / QUIET ENJOYMENT / MORTGAGE / FINANCING	66

36.	GUARANTEES	67

37.	NOTICES	67

38.	COMMUNICATIONS	68

39.	GENERAL LEGAL PROVISIONS	68

40.	WAIVER OF IMMUNITY	70

41.	AMENDMENTS	70

42.	COSTS	70

43.	BUSINESS PRINCIPLES	70

44.	REPLACEMENT OF PERSONNEL	72

45.	CLAUSE PARAMOUNT	72

46.	CHANGE IN LAW ADJUSTMENT	72

APPENDIX A – PARTICULARS OF FSRU
APPENDIX B – SUPPLY AND SEND-OUT SPECIFICATIONS
APPENDIX C – PARENT COMPANY GUARANTEE
APPENDIX D – [RESERVED]
APPENDIX E – CONDITIONS OF USE
APPENDIX F – TAX ASSUMPTIONS AND NET SERVICE FEE AMOUNT
APPENDIX G – BAREBOAT CHARTER

APPENDIX H –AUTHORISATIONS
APPENDIX I – E&S

THIS OPERATION AND SERVICES AGREEMENT (this “Agreement”) is made on March 23rd, 2018

BETWEEN:

(1)         GOLAR POWER LATAM SERVIÇOS MARÍTIMOS LTDA., a company duly incorporated in Brazil and with its registered office at Ruas Dias Ferreira 190, sala 501, Leblon, Rio de Janeiro, RJ, Brazil, CEP 22431-050, registered under the Taxpayers’ Registry (CNPJ) under No. 27.905.923/0001-49 (hereinafter referred to as the “Contractor”); and
25.	GARANTIA DE QUALIDADE E CONTROLE DE QUALIDADE	59

26.	PROPRIEDADE INTELECTUAL	59

27.	SALVAMENTO	59

28.	DECLARAÇÃO DE GUERRA	60

29.	RESPONSABILIDADE E INDENIZAÇÃO	60

30.	SEGURO	61

31.	CÓDIGO ISPS	62

32.	RESOLUÇÃO POR ESPECIALISTAS	63

33.	LEI E ARBITRAGEM	63

34.	CONFIDENCIALIDADE	64

35.	CESSÃO / NOVAÇÃO / USUFRUTO PACÍFICO / HIPOTECA /FINANCIAMENTO	66

36.	GARANTIA	67

37.	NOTIFICAÇÕES	67

38.	COMUNICAÇÕES	68

39.	DISPOSIÇÕES JURÍDICAS GERAIS	68

40.	RENÚNCIA DE IMUNIDADE	70

41.	ALTERAÇÕES	70

42.	CUSTOS	70

43.	PRINCÍPIOS DO NEGÓCIO	70

44.	SUBSTITUIÇÃO DE PESSOAL	72

45.	CLÁUSULA PARAMOUNT	72

46.	AJUSTE NA MUDANÇA NA LEI	72

ANEXO A – DETALHES DA FSRU
ANEXO B – ESPECIFICAÇÕES DE FORNECIMENTO E DE ENVIO
ANEXO C – GAH.ANTIA DA CONTROLADORA
ANEXO D – [RESERVADO]
ANEXO E – CONDIÇÕES DE USO
ANEXO F- PRESSUPOSTOS FISCAIS E VALOR LÍQUIDO DA CONTRATAÇÃO
ANEXO G – CONTRATO DE AFRFTAMENTO A CASCO NU
ANEXO H – AUTORIZAÇÕES
ANEXO I – SMS

ESTE CONTRATO DE PRESTAÇÃO DE SERVIÇOS E OPERAÇÃO (este “Contrato”) é celebrado em 23 de março de 2018

ENTRE:

(1)          GOLAR POWER LATAM SERVIÇOS MARÍTIMOS LTDA. uma empresa devidamente constituída no Brasil e com sede na Rua Dias Ferreira 190, sala 501, Leblon, Rio de Janeiro, RJ, Brasil, CEP 22431-050, inscrita no CNPJ/MF sob o nº 27.905.923/0001-49 (doravante denominada como a “Contratada”); e

(2)          CELSE CENTRAIS ELÉTRICAS DE SERGIPE S.A., a company duly incorporated in Brazil and with its registered office at Rodovia Cesar Franco SE 100, Bairro Rural, Barra dos Coqueiros, Sergipe, 49140-000, registered under the Taxpayers’ Registry (CNPJ) under No. 23.758.522/0001-52 (hereinafter referred to as the “Customer” and, together with the Contractor, each a “Party” and together the “Parties”).

WHEREAS

(A)         The Owner (as defined below) or an Affiliate of the Owner intends to purchase the FSRU (as defined below);

(B)        The Customer is in the process of building a gas–fired thermal power plant in Porto de Sergipe, Brazil to produce electricity (the “Power Plant”);

(C)        Pursuant to the Bareboat Charter entered into between the Owner and the Charterer (the “Bareboat Charter”) on or about the date of this Agreement, the Owner has agreed to charter the FSRU to the Charterer in order to load, store and regasify LNG to supply the Power Plant and/or any Alternative Power Plant (as defined below);

(D)        The Customer has appointed the Contractor to carry out certain services to be performed in relation to the FSRU during the Agreement Period (as defined below);

(E)        The Contractor has been authorised by the Owner to enter into this Agreement and to provide the services to the Customer, and the Owner and the Contractor are jointly liable for the FSRU’s operation; and

(F)        The Contractor and the Customer wish to enter into this Agreement, the objective of which is the provision of certain services by the Contractor in relation to the operation of the FSRU and its supervision and maintenance, including any necessary drydocking.

1.	DEFINITIONS AND INTERPRETATION

1.1          Definitions

The following definitions shall apply in this Agreement:

“Actual Unloading Time” has the meaning given in clause 15.3(a)(ii);

“Adjustment Event” has the meaning given in clause 20.2(a);

“Affected Party” has the meaning given in clause 21.1(a);

“Affiliate” means, in relation to an entity, any other entity that directly or indirectly controls, is controlled by or is under common control with such first mentioned entity, for which purpose “control” means the beneficial ownership of more than fifty percent (50%) of the issued share capital of any entity or the legal power to direct, or cause the direction of, the general management of the entity. “Controls” and “controlled” shall be construed accordingly;

“Agreement” means this Agreement and all appendices hereto;

“Agreement Period” has the meaning given in clause 2.1;
(2)        CELSE - CENTRAIS ELETRICAS SERGIPE S.A., uma companhia devidamente constituída no Brasil e com sede em Rodovia Cesar Franco SE 100, Bairro Rural, Barra dos Coqueiros, Sergipe, 49140-000, registrada no CNPJ sob o n. 23.758.522/0001-52 (doravante denominada como a “Cliente” e, em conjunto com a Contratada, cada uma, uma “Parte” e em conjunto, as “Partes”),

SENDO QUE

(A)         A Fretadora (conforme definido abaixo) ou uma Afiliada da Fretadora pretende adquirir a FSRU (conforme definido abaixo);

(B)         O Cliente está em processo de construção de uma usina térmica a gás, no Porto de Sergipe, Brasil, para produção de eletricidade (a “Usina”);

(C)        De acordo com o Afretamento a Casco Nu celebrado entre a Fretadora e a Afretadora (o “Afretamento a Casco Nu”) em ou próximo à data deste Contrato, a Fretadora concordou em fretar a FSRU para a Afretadora efetuar o carregamento, armazenarnento e regaseificação do GNL para suprir a Usina e/ou qualquer Usina Alternativa (conforme definido abaixo);

(D)        O Cliente nomeou a Contratada para efetuar determinados serviços a serem realizados em relação à FSRU durante o Período do Contrato (conforme definido abaixo);

(E)         A Contratada foi autorizada pela Fretadora para celebrar este Contrato e prestar serviços ao Cliente, e a Fretadora e a Contratada devem ser solidariamente responsáveis pela operação da FSRU; e

(F)        A Contratada e o Cliente desejam celebrar este Contrato, cujo objetivo é a prestação pela Contratada de certos serviços em relação à operação da FSRU e sua supervisão e manutenção, incluindo qualquer docagem a seco da FSRU.

1.	DEFINIÇÕES E INTERPRETAÇÃO

1.1          Definições

As seguintes definições serão utilizadas neste Contrato:

“Tempo Efetivo de Descarregamento” possui o significado atribuído na cláusula 15.3(a)(ii);

“Evento de Ajuste” possui o significado atribuído na cláusula 20.2(a);

“Parte Afetada” possui o significado atribuído na cláusula 21.1(a);

“Afiliada” significa, com relação a uma entidade, qualquer outra entidade que, direta ou indiretamente, controle, seja controlada ou esteja sob o controle comum da primeira entidade mencionada, caso em que “controle” significa a titularidade de mais de 50% (cinquenta por cento) do capital social de qualquer entidade ou o poder legal de direcionar ou causar o direcionamento da administração geral de uma entidade. “Controle” e “controlada” deverão ser interpretados de acordo;

“Contrato” significa este Contrato e todos os anexos deste contrato;

“Allotted Unloading Time” has the meaning given in clause 15.3(a)(i);

“Alternative Power Plant” means any power plant, other than the Power Plant, to which the FSRU is requested to be supply Gas;

“ANVISA” means the Brazilian Agencia Nacional de Vigilancia Sanitaria or any successor thereof;

“Annual Service Fee Escalation” has the meaning given in clause 20.1(b)(iii);

“ANP” means the Brazilian Agenda Nacional do Petroleo, Gas Natural e Biocombustiveis or any successor thereof;

“Atmospheric Pressure” or “atm” means an absolute pressure of one decimal zero one three two five (1.01325) Bar(a);

“Authorisations” means any authorizations, consents, certifications, clearances, approvals, permits, rulings, resolutions, licenses, exemptions, filings, registrations, permissions and waivers, which are required to be obtained from and/or granted by any Governmental Authority in connection with the performance of this Agreement or any activity contemplated herein, including any approval from any Governmental Authority in Brazil in connection with the operation of the FSRU under this Agreement;

“Bareboat Charter” has the meaning given in the recitals;

“Billing Period” means the period beginning at 00:00 hours on the first Day of any calendar month and ending at 00:00 hours on the first Day of the following calendar month; provided that (i) the first Billing Period shall begin at 00:00 hours on the Service Commencement Date and end at 00:00 hours on the first Day of the following calendar month and (ii) the last Billing Period shall begin at 00:00 hours on the first Day of the calendar month in which the last Day of the Agreement Period falls and end at 00:00 hours on the Day immediately following the last Day of the Agreement Period;

“BIMCO” means the Baltic and International Maritime Council;

“Boil-Off” means the vapour resulting from vaporization of LNG in the FSRU’s cargo tanks;

“Boil-Off Warranty” has the meaning given in clause 20.2.3;

“Boiler Fuel” means the liquid fuel (HFO) consumed by the boilers while operating;

“Boiler Fuel Price” means the average price paid and duly documented for Boiler Fuel, in USD per ton, delivered to the FSRU assessed over the last Billing Period;

“Boiler Fuel Usage” has the meaning given in clause 17.4;

“Boiler Fuel Usage Allowance” means following limits for Boiler Fuel Usage in a given Day:
“Período do Contrato” possui o significado atribuído na cláusula 2.1;

“Tempo Estimado de Descarregamento” possui o significado atribuído na cláusula 15.3(a)(i);

“Usina Alternativa” significa qualquer usina, que não a Usina, para a qual o Gás deve ser enviado da FSRU;

“ANVISA” significa a Agência Nacional de Vigilância Sanitária ou qualquer outro sucessor desta;

“Escalação Anual da Taxa de Serviço” possui o significado atribuído na cláusula 20.l(b}(iii);

“ANP” significa a Agência Nacional do Petróleo, Gás Natural e Biocombustíveis ou qualquer outro sucessor desta;

“Pressão Atmosférica” ou “atm” significa uma pressão absoluta de 1,01325 (um vírgula zero um três dois cinco) Bar(a);

“Autorizações” significa quaisquer autorizações, consentimentos, certificados, certificações, aprovações, permissões, normas, licenças, isenções, protocolizações, registros, permissões e renúncias, a serem obtidos e/ou concedidos por qualquer Autoridade Governamental em conexão com a realização deste Contrato ou de qualquer atividade prevista neste Contrato, incluindo qualquer aprovação de qualquer Autoridade Governamental no Brasil em conexão com a operação da FSRU de acordo com este Contrato;

“Afretamento a Casco Nu” possui o significado atribuído no preâmbulo;

“Período de Faturamento” significa o período iniciado às 00:00 horas no primeiro dia de qualquer mês do calendário e findo às 00:00 horas no primeiro dia do mês do calendário subsequente, contanto que (i) o primeiro Período de Faturamento seja iniciado às 00:00 horas na Data do Início do Serviço e findo às 00:00 horas no primeiro dia do mês calendário seguinte, e (ii) o último Período de Faturamento seja iniciado a partir das 00:00 horas no primeiro Dia do mês calendário que seja o último dia do Período do Contrato e termine às 00:00 horas no dia imediatamente posterior ao último dia do Período do Contrato;

“BIMCO” significa o Baltic and lnternational Maritime Council (“Conselho Marítimo Báltico e Internacional”);

“Boil-Off” significa o vapor resultante da vaporização do GNL nos tanques de carga da FSRU;

“Boil-Off Garantido” possui o significado atribuído na cláusula 20.2.3;

“Combustível das Caldeiras” significa o combustível líquido (HFO), consumido pelas caldeiras enquanto operam;

“Preço do Combustível da Caldeira” significa o preço médio pago e devidamente documentado para o combustível da caldeira, em USD por tonelada, entregue à FSRU no último dia do Período de Faturamento;

“Uso do Combustível das Caldeiras” possui o significado atribuído na cláusula 17.4;

(i)	From the Service Commencement Date until the date of the Final Test, there will be no maximum Boiler Fuel Usage limit.

(ii)
From the date of the Final Test until the date of completion of six thousand (6,000) regasification hours, the Boiler Fuel Usage limit determined in the measurement to be performed during the Final Test will be applied.

(iii)
From the date of completion of six thousand (6,000) regasification hours, the average Boiler Fuel Usage measured during such six thousand (6,000) regasification hours will apply; provided that such amount shall not exceed by more than four percent (4%) the limit set forth in clause (ii) above.

The tables with the maximum consumption limits should follow the model below:

Regaseification Flow Rate (MMscmd)	Fuel Allowance Heavy Fuel Oil (Tons/ Day)
5.6
4.2
2.8
1.4
0.0

“Boiler Fuel Usage Differential” has the meaning given in clause 17.5;

“Brazilian Central Bank” means the Central Bank of Brazil (Banco Central do Brasil) or any authority of Brazil that succeeds the Central Bank in its duties and monitoring exchange controls;

“Builder” means Samsung Heavy Industries Co., Ltd. or such other builder as may be agreed between the Owner and the Charterer;

“Business Day” means any Day other than (i) a Saturday or Sunday or (ii) any other Day on which the banks in New York, Sao Paulo, Singapore or London are closed for business;

“CDI” means Interbank Deposit Certificate as published by CETIP daily under the line DI-Over;

“Charterer” means the charterer of the FSRU under the Bareboat Charter, being the Customer, any of its Affiliates or its permitted assignees or successors under the Bareboat Charter;

“Change in Control” means, with respect to either Party, the occurrence of any of the following events:

(a)         in respect of the Contractor only, any Person who does not have (i) sufficient experience or technical expertise to perform the Customer’s obligations under this Agreement and (ii) the financial resources to cause to be performed the Customer’s payment obligations under this Agreement, is or becomes the beneficial owner, directly or indirectly, of voting securities of the Customer representing more than fifty percent (50%) of the Customer’s outstanding voting securities or rights to acquire such securities or acquires control of a majority of the board or otherwise acquires de facto control;
“Permissão de Uso do Combustível das Caldeiras” significa os seguintes limites para o Uso do Combustível das Caldeiras em um determinado dia:

(i)	Da Data de Entrega até a data de realização do Teste Final não haverá limite máximo de Uso do Combustível das Caldeiras.

(ii)	Da data de realização do Teste Final até completadas 6.000 (seis mil) horas de regaseificação serão aplicados os limites determinados em medição a ser realizada durante o Teste Final.

(iii)
Uma vez completadas 6.000 (seis mil) horas de regaseificação, serão aplicados os valores médios apurados durante as 6.000 (seis mil) horas de regaseificação para Uso de Combustível das Caldeiras, desde que tal montante não exceda em mais de 4% o limite estabelecido no item (ii) acima.

As tabelas com os limites máximos de consumo deverão seguir o modelo abaixo:

Taxa de Fluxo de Regaseificação (MMscmd)	Combustível Permitido HFO (Tons/Dia)
5.6
4.2
2.8
1.4
0.0

“Uso Diferencial do Combustível das Caldeiras” tem o significado atribuído na cláusula 12.5;

“Banco Central do Brasil” significa o Banco Central do Brasil ou qualquer autoridade do Brasil que o suceder em suas funções e no controle da variação cambial;

“Construtora” significa a Samsung Heavy Industries Co., Ltd. ou outra construtora, conforme acordado entre a Fretadora e a Afretadora;

“Dia Útil” significa qualquer dia que (i) não seja sábado ou domingo ou (ii) qualquer outro dia em que os bancos em Nova Iorque, São Paulo, Cingapura ou Londres estejam fechados para negócios;

“CDI” significa “Certificado de Depósito lnterfinanceiro, ou lnterbancário” publicado diariamente pela CETIP sob a rubrica D1 -Over;

“Afretadora” significa a afretadora da FSRU sob o Afretamento a Casco Nu, sendo o Cliente qualquer das suas Afiliadas ou seus cessionários ou sucessores autorizados no âmbito do Afretamento a Casco Nu;

“Mudança de Controle” significa, em relação a qualquer Parte, a ocorrência de qualquer dos seguintes eventos:

(a)         apenas em relação à Contratada, qualquer Pessoa que não tenha: (i) experiência ou expertise técnica suficiente para cumprir as obrigações do Cliente sob este Contrato; e (ii) os recursos financeiros para assegurar o cumprimento das obrigações de pagamento do Cliente de acordo com este Contrato, seja ou se torne a beneficiária proprietária, direta ou indiretamente, dos valores mobiliários com direito de voto do Cliente representando mais do que 50% (cinquenta por cento) dos valores mobiliários do Cliente com direito a voto ou os direitos de adquirir tais valores mobiliários ou o controle da maioria do Conselho ou de outra forma adquirir o controle de fato;

(b)         any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of such Party; or

(c)          a plan of liquidation of such Party or an agreement for the sale and liquidation of such Party is approved and completed;

“Change in Law” means the occurrence of any of the following after the Signature Date:

(a)          the enactment of any new Law or the imposition of any Authorisations not required as of the Signature Date;

(b)          the modification, repeal, revocation or withdrawal of any existing Law or Authorisation;

(c)          the commencement of any Law which has not become effective on the Signature Date; or

(d)         a change in the interpretation or application by any Governmental Authority having jurisdiction over any of the Parties (or the Charterer or the Owner) with respect to any matter contemplated in this Agreement or any Law or Authorisation;

“Classification Society” means a classification society that is a member of the International Association of Classification Societies (IACS);

“Closing Date” – means the date on which the closing date under the Charterer’s financing documents has occurred.

“CNG” means compressed natural gas;

“COFINS” means the Brazilian Contribution to Social Security Financing.

“Commercial and Operations Manual” has the meaning given in clause 6.8.3(q) of the Bareboat Charter;

“Condition Assessment Programme” or “CAP” means the programme administered by an internationally recognized classification society, which is a member of IACS that provides an independent evaluation of the condition of the FSRU and issues a certificate awarding a CAP rating;

“Conditions of Use” means the conditions of use set out in the LNG SPA as set forth in Appendix E hereto;

“Confidential Information” means the terms of this Agreement (but not the fact of its entry) and all written and oral information disclosed by the Customer or the Contractor to each other, which shall include, without limitation, all notes, analyses, compilations, studies and all other documents relating to the FSRU and the Project generated by the Contractor and the Customer deriving from such information;

“Consequential Loss” means:

(a)         any indirect, incidental, consequential, exemplary or punitive Loss of the Customer, except for damages to the physical structures;
(b)        qualquer venda, arrendamento, troca ou outra transferência (em uma ou mais transações) de todos, ou praticamente todos, os ativos do Cliente; ou

(c)           um plano de liquidação de tal Parte ou um contrato para a venda e liquidação de tal parte seja aprovado ou concluído;

“Mudança na Lei” significa a ocorrência de qualquer um dos eventos posteriormente à Data da Assinatura:

(a)          promulgação de qualquer nova Lei ou imposição de quaisquer Autorizações não exigidas na Data da Assinatura;

(b)          modificação, cancelamento, revogação ou suspensão de qualquer Lei ou Autorização;

(c)          promulgação de qualquer Lei que não tenha entrado em vigor na Data da Assinatura; ou

(d)          alteração na interpretação ou aplicação por qualquer Autoridade Governamental com jurisdição sobre qualquer das Partes (ou da Afretadora ou da Fretadora) de qualquer assunto contemplado neste Contrato ou qualquer Lei ou Autorização;

“Sociedade Classificadora” significa uma sociedade classificadora que seja um membro da lnternational Association of Classification Societies (“Associação Internacional das Sociedades de Classificação - IACS”);

“Data de Fechamento” - significa a data em que a Afretadora notifique a Fretadora que a data de fechamento sob seus documentos de financiamento ocorreu.

“CNG”  significa o gás natural comprimido;

“COFINS” significa Contribuição para o Financiamento da Seguridade Social brasileira.

“Manual Comercial e Operacional” possui o significado atribuído na cláusula 6.8.3(q) do Afretamento a Casco Nu;

“Programa de Avaliação da Condição” ou “CAP” significa o programa administrado por uma sociedade classificadora reconhecida internacionalmente, que seja um membro da IACS fornecendo uma avaliação independente da condição da FSRU e emitindo um certificado conferindo a classificação CAP;

“Condições de Uso” significa as condições de uso, conforme inclusa no Contrato de Compra de GNL, conforme estabelecido no Anexo E;

“Informações Confidenciais” significa os termos deste Contrato (mas não o fato de sua entrada) e todas as informações por escrito e verbais divulgadas pelo Cliente ou pela Contratada entre si, incluindo, mas não se limitando, todas as notas, análises, compilações, estudos e todos os outros documentos relacionados à FSRU e ao Projeto, gerados pela Contratada e pelo Cliente a partir de tais informações;

(b)       to the extent not covered by (a) above, any of the following Losses or matters (whether direct or indirect): loss of business, business interruption, loss of income or profit, loss of anticipated income or profit, loss of goodwill, loss of business, loss of anticipated saving, loss of use (partial or total) or limited use, loss of product, loss or deferral of production, loss of contracts, concessions, licenses or other rights or interests, loss of revenue or loss of reputation;

(c)        any Losses (regardless of whether or not such Losses fall within sub-paragraphs (a) and (b) above) incurred under or in connection with any other agreements between either of the Parties (or any member of the Customer’s Group or any member of the Contractor’s Group) and any Third Parties, including, but not limited to, under any LNG sale and purchase agreement, power purchase agreement and Gas sale and purchase agreement;

in each case, relating to or in connection with this Agreement or the Project, and whether or not foreseeable at the time of entering into this Agreement; provided that “Consequential Loss” shall never be taken to include payments due to the Contractor by way of remuneration under this Agreement (or to the Owner by way of remuneration under the Bareboat Charter) or damages due to the Contractor (or to the Owner) for the loss of (a) this Agreement (or the Bareboat Charter) or (b) any profit, revenue, expectation or opportunity under this Agreement (or the Bareboat Charter);

“Contractor” has the meaning given in the preamble;

“Contractor Parent Company Guarantee” means an agreement substantially on the same terms as provided in Appendix C, executed by the Contractor’s Guarantor and the Customer;

“Contractor’s Facilities” means the FSRU and any infrastructure and equipment on board the FSRU that any member of the Contractor’s Group uses and/or controls and operates from time to time;

“Contractor’s Group” means:

(a)          the Contractor;

(b)          the Contractor’s Guarantor;

(c)          the Master and the crew of the FSRU;

(d)          the Owner;

(e)          contractors and subcontractors of any tier of any of the members of the Contractor’s Group listed in clauses (a) – (d) above that are contracted in connection with the Contractor’s Facilities; and

(f)          the respective officers, directors, agents and employees of each of the members of the Contractor’s Group listed in clauses (a) – (e) above;

“Contractor’s Guarantor” means GOLAR POWER LTD;

“Contractor’s Taxes” means those taxes set forth in Appendix F (to the extent applicable to Contractor);

“CPI” means consumer price index based on the monthly publication by the U.S. Bureau of Labor Statistics;
“Danos Indiretos” significa:

(a)           qualquer perda indireta, incidental, resultante, exemplificativa ou punitiva do Cliente, exceto os danos às estruturas físicas;

(b)        conforme não abordado no item (a) acima, qualquer das perdas ou assuntos a seguir (seja direta ou indiretamente): perda de negócio, interrupção nos negócios, perda de receita ou lucro, perda de receita ou lucro antecipado, perda de ágio, perda de economia antecipada, perda de uso (parcial ou total) ou uso limitado, perda de produto, perda ou redução de produção, perda de contratos, concessões, licenças ou outros direitos ou participações, perda de receita ou perda de reputação;

(c)        quaisquer perdas (independentemente de tais perdas tiverem sido mencionadas ou não nos subparágrafos (a) e (b) acima) incorridas de acordo ou em conexão com quaisquer outros contratos entre as Partes (ou qualquer membro do Grupo do Cliente ou qualquer membro do Grupo da Contratada) e quaisquer Terceiros, incluindo, mas não limitando, de acordo com qualquer contrato de venda e compra de GNL, contrato de compra de energia e contrato de compra e venda de Gás;

em cada caso, com relação ou em conexão com o presente Contrato ou Projeto, e previsível ou não na data de celebração deste Contrato, contanto que “Danos Indiretos” nunca inclua os pagamentos devidos à Contratada em forma de remuneração de acordo com este Contrato (ou à Fretadora como forma de remuneração de acordo com o Afretamento a Casco Nu) ou danos devidos à Contratada (ou à Fretadora) pela perda (a) deste Contrato (ou o Afretamento a Casco Nu) ou (b) de qualquer lucro, receita, expectativa ou oportunidade de acordo com este Contrato (ou com o Afretamento a Casco Nu);

“Contratada” possui o significado atribuído no preâmbulo;

“Garantia da Controladora da Contratada” significa um contrato substancialmente nos mesmos termos indicados no Anexo C, celebrado entre o Garantidor da Contratada e o Cliente;

“Instalações da Contratada” significa a FSRU e qualquer infraestrutura e equipamentos a bordo da FSRU que qualquer membro do Grupo da Contratada utiliza e/ou controla e opera de tempos em tempos;

“Grupo da Contratada” significa:

(a)          a Contratada;

(b)          o Garantidor da Contratada;

(c)          o Comandante e a tripulação da FSRU;

(d)          a Fretadora;

(e)         contratados e subcontratados de qualquer nível de qualquer dos membros do Grupo da Contratada listados nas cláusulas (a)-(d) acima que sejam contratados em conexão com as Instalações da Contratada;

(f)        os respectivos diretores, conselheiros, agentes e empregados de cada um dos membros do Grupo da Contratada listados nas cláusulas (a) – (d) acima;

“Garantidor da Contratada” significa GOLAR POWER LTD;

“Customer” has the meaning given in the preamble;

“Customer Delay Event” means, except in cases of Force Majeure or caused by fault or negligence (including Gross Negligence or Willful Misconduct) of the Contractor or any member of the Contractor’s Group, any of the following acts or circumstances to the extent preventing or delaying the Contractor’s performance of its obligations:

(a)         any act or omission by the Customer or any member of the Customer’s Group (including any lawful act or omission) that, directly or indirectly, prevents or interferes with or delays the Contractor’s performance of this Agreement;

(b)          the delivery of Off-Specification LNG;

(c)         failure by the Customer or any member of the Customer’s Group to accept a nomination of LNG cargo in normal commercial operation;

(d)         any unlawful, unauthorised or unjustified action by the Customer or any member of the Customer’s Group resulting in revocation of, or refusal to renew or grant (or any unlawful, unauthorised or unjustified action by the Customer or any member of the Customer’s Group resulting in delay in renewing or granting), any permit required by the Contractor or any member of the Contractor’s Group in connection with the performance of their respective obligations under this Agreement or any Related Agreement;

(e)       any failure by the Customer or any member of the Customer’s Group to operate or maintain the Customer’s Facilities in accordance with the standards of a Reasonable and Prudent Operator;

(f)           any failure of an LNG Carrier to comply with the provisions of this Agreement;

(g)          any failure by the Customer or any member of the Customer’s Group to cause any LNG Carrier to comply with the Conditions of Use;

(h)         any matter entitling the Contractor to reject an LNG Carrier pursuant to clause 15.1(c);

(i)          any delay referred to in clause 6;

(j)         any delay incurred or time spent as a result of acting in accordance with the Customer’s written instructions under this Agreement;

(k)          the lack of available storage space in the FSRU’s cargo tanks due to compliance with the Customer’s written orders;

and

(l)           any Force Majeure affecting the Customer or any member of the Customer’s Group;

“Customer Parent Company Guarantee” means an agreement substantially on the same terms as provided in Appendix C, executed by the Customer’s Guarantors and the Contractor;

“Customer’s Direct Agreement” means any contract that grants the Customer’s lenders step-in rights with respect to this Agreement, as may be requested by the Customer’s lenders;
“Tributos da Contratada” significa os tributos Estabelecidos no Anexo F (na medida do aplicável à Contratada);

“CPI” significa o índice de preços ao consumidor baseado na publicação mensal do U.S.Bureau of Labor Statistics;

“Cliente” possui o significado atribuído no preâmbulo;

“Evento de Atraso do Cliente” significa, exceto em casos de Força Maior ou falha ou negligência (incluindo Culpa Grave ou Dolo) da Contratada ou qualquer membro do Grupo da Contratada, qualquer um dos seguintes atos ou circunstâncias, na medida em que afete ou atrase o cumprimento das obrigações da Contratada:

(a)          qualquer ato ou omissão pelo Cliente ou de qualquer membro do Grupo do Cliente (incluindo qualquer ato ou omissão legal) que, direta ou indiretamente, afete ou interfira ou ainda atrase o cumprimento pela Contratada deste Contrato;

(b)          a entrega de GNL Fora de Especificações;

(c)         falha pelo Cliente ou qualquer membro do Grupo do Cliente para aceitar uma indicação de carga em uma operação comercial normal;

(d)        qualquer ação ilegal, desautorizada ou injustificada do Cliente ou de qualquer membro do Grupo do Cliente que resulte na revogação ou recusa de renovação ou concessão (ou qualquer ação ilegal, desautorizada ou injustificada do Cliente ou de qualquer membro do Grupo do Cliente que resulte em atraso na renovação ou concessão de qualquer permissão exigida pela Contratada ou por qualquer membro do Grupo da Contratada em conexão com o cumprimento de suas respectivas obrigações de acordo com este Contrato ou qualquer Contrato Relacionado;

(e)          qualquer falha pelo Cliente ou qualquer membro do Grupo do Cliente em operar ou manter as Instalações do Cliente de acordo com as normas de um Operador Razoável e Prudente;

(f)           qualquer falha de uma Transportadora de GNL de cumprir com as disposições deste Contrato;

(g)         qualquer falha pelo Cliente ou por qualquer membro do Grupo do Cliente de assegurar que qualquer Transportadora de GNL cumpra com as Condições de Uso;

(h)          qualquer questão que permita que a Contratada rejeite uma Transportadora de GNL de acordo com a cláusula 15.l(c);

(i)           qualquer atraso mencionado na cláusula 6;

(j)          qualquer atraso incorrido ou tempo utilizado como resultado das ações tomadas de acordo com as instruções por escrito do Cliente de acordo com este Contrato;

(k)          falta de espaço de armazenamento disponível nos tanques de carga da FSRU pelo cumprimento com as orientações por escrito do Cliente;

e

(l)            qualquer Força Maior que afete o Cliente ou qualquer membro do Grupo do Cliente;

“Garantia da Controladora do Cliente” significa um contrato substancialmente nos mesmos termos definidos no Anexo C, assinado pelos Garantidores do Cliente e pela Contratada;

“Customer’s Facilities” means all fixed and moveable assets onshore and offshore that the Customer and/or any member of the Customer’s Group uses and/or controls and operates from time to time for the purpose of receiving the Customer’s Gas supply and delivering such Gas to the Power Plant, including, without limitation, the Terminal, the Gas pipelines, the Onshore Facilities, the Power Plant and any other installations that may be used by the Customer’s Group; provided that the FSRU shall never be deemed to be part of the Customer’s Facilities;

“Customer’s Group” means:

(a)          the Customer and its Affiliates;

(b)          any Person who takes an equity interest, whether directly or indirectly, in the Project, Customer or any of its Affiliates;

(c)        any Person (other than the Contractor or any Affiliate of the Contractor) selling, supplying or otherwise delivering LNG or bunkers to, or on behalf of, the Customer to the FSRU, the Terminal or the Customer’s Facilities (unless such Person has signed the Conditions of Use);

(d)          any owner or operator of the Terminal;

(e)         any owner or operator of the Power Plant, any Alternative Power Plant or any Gas pipelines connecting the Terminal with the Power Plant or any Alternative Power Plant;

(f)          contractors and subcontractors of any tier of the members of the Customer’s Group listed in clauses (a) —(e) (including tug and pilot vessel owners and operators);
and

(g)          the respective officers, directors, agents and employees of each member of the Customer’s Group listed in clauses (a) – (f);

but shall not include any member of the Contractor’s Group. For the avoidance of doubt, the exclusion of members of the Contractor’s Group from the Customer’s Group should not be interpreted or construed as to limit any other liability or obligation of any member of the Contractor’s Group to any member of the Customer’s Group that is provided by Law or under any other agreement entered between the any member of the Contractor’s Group and any member of the Customer’s Group;

“Customer’s Guarantor” means EBRASIL ELETRICIDADE DO BRASIL S.A. and GOLAR POWER LIMITED, each bearing fifty (50%) of the value of the guarantee severally and not jointly;

“Day” means a period of twenty-four (24) consecutive hours starting at 00:00 hours, Sergipe, Brazil local time and “Daily” shall be interpreted accordingly;

“Default Rate” shall be CDI plus one decimal five percent (1.5%) per annum;

“Degree Celsius” or “°C” means the interval between a given temperature expressed in Kelvin and the temperature of two hundred and seventy-three decimal fifteen (273.15) Kelvin as defined in the Latest Approved Version of ISO 1000 (for the purpose of this definition, “Latest Approved Version” means the latest version of the ISO standard or, in the context of any equipment, the latest version of the relevant ISO standard at the time such equipment was ordered);
“Contrato Direto do Cliente” significa qualquer contrato que garanta direitos aos credores do Cliente de assumir direitos ou a posição do Cliente neste Contrato, conforme venha ser solicitado pelos credores do Cliente;

“Instalações do Cliente” significa todos os ativos fixos e móveis onshore e offshore que o Cliente e/ou qualquer membro do Grupo do Cliente utilize e/ou controle e opere de tempos em tempos para fins de recebimento do fornecimento e entrega de Gás do Cliente para a Usina, incluindo, mas não se limitando, ao Terminal, os dutos de gás, as instalações onshore, a Usina e qualquer outra instalação que poderá ser utilizada pelo Grupo do Cliente, caso em que a FSRU não será nunca considerada parte das Instalações do Cliente);

“Grupo do Cliente” significa:

(a)          o Cliente e suas Afiliadas;

(b)          qualquer pessoa que detenha uma participação, direta ou indiretamente, no Projeto, Cliente, ou qualquer de suas Afiliadas;

(c)          qualquer Pessoa (que não a Contratada ou qualquer Afiliada da Contratada) que venda, forneça ou de outra forma entregue GNL ou combustível para ou em nome do Cliente na FSRU, no Terminal, ou nas Instalações do Cliente (exceto se tal Pessoa tenha assinado as Condições de Uso);

(d)          qualquer proprietária ou operadora do Terminal;

(e)           qualquer proprietária ou operadora da Usina, de qualquer Usina Alternativa ou de quaisquer dutos de Gás conectando o Terminal com a Usina ou qualquer Usina Alternativa;

(f)         contratados e subcontratados de qualquer nível dos membros do Grupo do Cliente listados nas cláusulas (a) - (e) (incluindo o rebocador e proprietários da embarcação do prático e operadores); e

(g)           respectivos diretores, conselheiros, agentes e empregados de cada membro do Grupo do Cliente listados nas cláusulas (a) - (f);

porém, não incluirá nenhum membro do Grupo da Contratada. Para evitar dúvidas, a presente exclusão de membros do Grupo da Contratada do Grupo do Cliente não deve ser interpretada or entendida como forma de limitar qualquer responsabilidade ou obrigação de qualquer membro do Grupo da Contratada a qualquer membro do Grupo do Cliente, conforme venha a ser estabelecido em lei ou por outro acordo firmado entre qualquer membro do Grupo da Contratada e qualquer membro do Grupo do Cliente;

“Garantidor do Cliente” significa EBRASIL ELETRICIDADE DO BRASIL S.A. e GOLAR POWER LIMITED, cada uma com 50% (cinquenta por cento) do valor da garantia de forma individual e não conjuntamente,;

“Dia” significa um período de 24 (vinte e quatro) horas consecutivas iniciado às 00:00 horas, horário local de Sergipe (Brasil), e ‘‘Diariamente” deverá ser interpretado de acordo;

“Taxa de Mora” significa 1,5 (um vírgula cinco) pontos porcentuais por ano acima do COI;

“Delivery Point” means the point at which the flange coupling of the CNG FSRU manifold joins the high pressure Natural Gas offloading flexible riser at the Terminal for the delivery of Regasified LNG;

“Disclosing Party” has the meaning given in clause 34.1;

“Dispute” has the meaning given in clause 33.2;

“Excess Boil-Off” means Boil-Off in excess of the Boil-Off Warranty;

“Final Test” has the meaning given in clause 6.8.3(r) of the Bareboat Charter;

“Flag State” means the Marshall Islands or any other flag state as may be agreed between the Parties;

“Force Majeure” has the meaning given in clause 21.1;

“FSRU” means the new-build 170,212.8 m3 floating storage and regasification unit chartered by the Owner to the Charterer in accordance with the Bareboat Charter, the specifications for which are detailed in Appendix A, or any alternative floating storage and regasification unit for which it is substituted in accordance with Bareboat Charter;

“GCU” means the Gas Combustion Unit on the FSRU;

“GFIP” means the Brazilian Guia de Recolhimento do FGTS e de InformacEies a Previdencia Social;

“Governmental Authority” means, in respect of any country, any national, federal, regional, state, municipal or other local government, any subdivision, agency, department, commission, authority or any other executive, legislative or administrative entity thereof, or any instrumentality, ministry, agency or other authority, acting within its legal authority (including any Person exercising executive, legislative, judicial, regulatory or administrative functions of any of the foregoing (whether autonomously or not)) and, for the avoidance of doubt, any of the aforementioned in relation to the Flag State;

“GPS” means the Brazilian Guia da Previdencia Social;

“Gross Negligence” means a negligent act or negligent failure to act (whether sole, joint, concurrent or otherwise) of any Person, which act or failure to act is more fundamental than a failure to exercise proper skill and/or care and would reasonably be perceived as entailing an extreme degree of risk of injury to a Person or physical loss or damage to property (considering the probability and magnitude of the potential injury, loss or damage) coupled with the Person’s actual awareness of (and indifference to) such extreme risk;

“Group” means, in relation to the Customer, the Customer’s Group and, in relation to the Contractor, the Contractor’s Group;
“Graus Celsius” ou “ºC” significa o intervalo entre uma determinada temperatura expressa em Kelvin e a temperatura de 273,5 (duzentos e setenta e três vírgula quinze) Kelvin, conforme definido na Última Versão Aprovada do ISO 1000 (para fins dessa definição, “Última Versão Aprovada” significa a última versão do padrão ISO ou, com relação a qualquer equipamento, a última versão do respectivo padrão ISO na data em que tal equipamento tiver sido solicitado);

“Ponto de Entrega” significa o ponto em que a flange multifacetada de gás natural de alta pressão da FSRU junta-se ao raiser flexível do Terminal para entrega do GNL Regaseificado;

“Parte Divulgadora” possui o significado atribuído na cláusula 34.1;

“Controvérsia” possui o significado atribuído na cláusula 33.2;

“Excesso de Boil-Off” significa a evaporação em excesso ao Boil-Off Garantido;

“Teste Final” possui o significado atribuído na cláusula 6.8.3.(r) do Afretamento a Casco Nu;

“Bandeira de Registro” significa as Ilhas Marshall ou qualquer outra bandeira de registro conforme acordado entre as Partes;

“Força Maior” possui o significado atribuído na cláusula 21.1;

“FSRU” significa a unidade flutuante de armazenamento e regaseificação de 170,212.8 m3 recentemente construída, fretada pela Fretadora à Afretadora de acordo com o Afretamento a Casco Nu, cujas especificações estão descritas no Anexo A, ou qualquer unidade flutuante de armazenamento e regaseificação alternativa substituta de acordo com o Afretamento a Casco Nu;

“GCU” significa a Unidade de Combustão de Gás na FSRU;

“GFIP” significa a Guia de Recolhimento do FGTS e de Informações à Previdência Social brasileira;

“Autoridade Governamental” significa com relação a qualquer país, qualquer governo nacional, federal, regional, estadual, municipal ou outro governo local, qualquer subdivisão, agência, departamento, comissão, autoridade ou qualquer outra agência executiva, legislativa ou administrativa, ou qualquer instrumentalidade, ministério, agência ou outra autoridade, agindo de acordo com sua autoridade legal (incluindo qualquer Pessoa exercendo funções executivas, legislativas, judiciais, regulatórias ou administrativas em qualquer das funções acima (de forma autônoma ou não) e, para evitar dúvidas, quaisquer destes mencionados anteriormente em relação à Bandeira de Registro;

“GPS” significa a Guia da Previdência Social brasileira;

“Culpa Grave” significa um ato ou falha negligente de agir (de forma individual, conjunta, simultânea ou de outra forma) de qualquer Pessoa, cujo ato ou falha em agir seja mais fundamental do que não desempenhar habilidades de forma apropriada e/ou com o devido zelo e cuidado, cujos atos seriam considerados como um risco extremo de dano a uma Pessoa ou perda ou dano físico á propriedade (considerando a probabilidade e magnitude da possível lesão, perda ou dano), conjugado com a conscientização da própria Pessoa (e indiferença) ante a tal risco extremo;

“Hire” has the meaning given in clause 15.1 of the Bareboat Charter;

“HSSE Policy” has the meaning given in clause 24.3(a);

“HSSE System” has the meaning given in clause 24.4(a);

“IBGE” has the meaning given in clause 20.1(b)(iii);

“IBAMA” means the Brazilian Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renovaveis or any successor thereof;

“ICC” has the meaning given in clause 33.2;

“ICMS” means the Brazilian State Value-Added Tax on the Sale of Merchandise and on the Rendering of Services.

“Insurances” means the insurances as described in clause 26 of the Bareboat Charter;

“Intellectual Property Rights” means all patents, rights to inventions, copyright, database rights, design rights, rights in computer software, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), moral rights, trademarks, service marks and all other intellectual property rights, in each case whether registered or not and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or all equivalent rights or forms of protection that subsist or will subsist now or in the future in any part of the world;

“International Standards” means the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG carriers established by:

(a)          the IMO, OCIMF or SIGTTO; and/or

(b)         any other internationally recognised agency or organisation with whose standards and practices it is customary for a Reasonable and Prudent Operator (or owner) of such tankers or terminals to comply;

“ISM Code” has the meaning given in clause 24.4(a);

“ISPS Code” has the meaning given in clause 31.1;

“ISS” means Imposto sobre Servigos de Qualquer Natureza or tax on services;

“Law” means any law, regulation, administrative or judicial provision, constitution, decree, judgment, legislation, order, ordinance, code, directive, statute, treaty or other legislative measure (including, but not limited to, injunctions, writs and stipulations), in each case of any Governmental Authority from time to time in force or court or tribunal or regulatory commission or judicial or quasi-judicial authority having jurisdiction over the matter in question, which is legally binding on a Party (and lawful and unlawful shall be construed accordingly);
“Grupo” significa em relação ao Cliente, ao Grupo do Cliente, e em relação à Contratada, ao Grupo da Contratada;

“Taxa Diária” possui o significado atribuído na cláusula 15.l{a) do Afretamento a Casco Nu;

“Política SMS” possui o significado atribuído na cláusula 24.3{a);

“Sistema de SMS” possui o significado atribuído na cláusula 24.4{a);

“IBGE” possui o significado atribuído na cláusula 20.l{b)(iii);

“IBAMA” significa o Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis brasileiro ou quaisquer outros sucessores desta agência;

“Regras da ICC” possui o significado atribuído na cláusula 33.2;

“CMS” significa Imposto sobre a Circulação de Mercadorias e Serviços.

“Seguros” significa os seguros conforme descritos na cláusula 26 do Afretamento a Casco Nu;

“Direitos de Propriedade Intelectual” significa todas as patentes, direitos de invenções, copyright, direitos de base de dados, direitos de desenho, direitos de software, direitos de uso e proteção das informações confidenciais (incluindo know-how e segredos comerciais), direitos morais, marcas comerciais, marcas de serviço e todos os outros direitos de propriedade intelectual, em cada caso, registrados ou não, incluindo todas as solicitações e os direitos de solicitação e concessão, renovações ou prorrogações, bem como direitos de solicitar prioridade de tais direitos e todos os direitos similares ou equivalentes ou formas de proteção existentes atualmente ou no futuro em qualquer parte do mundo;

“Padrões Internacionais” significa os padrões e as práticas internacionais aplicáveis à titularidade, desenho, equipamento, operação e manutenção das transportadoras de GNL definidos por:

(a)          IMO, OCIMF ou SIGTTO; e/ou

(b)         qualquer outra agência ou organização reconhecida internacionalmente cujos padrões e práticas sejam adotados por um Operador Razoável e Prudente (ou proprietária) de tais tanques ou terminais;

“Código do ISM” possui o significado atribuído na cláusula 24.4(a);

“Código do ISPS” possui o significado atribuído na cláusula 31.1;

“ISS” significa Imposto Sobre Serviços de Qualquer Natureza;

“Lei” significa qualquer lei, regulamento, disposição administrativa ou judicial, constituição, decreto, julgamento, legislação, ordem, portaria, código, diretriz, estatuto, tratado ou outra medida legislativa (incluindo, mas não limitado a, medidas preliminares, decretos, estipulações), em cada caso, de qualquer Autoridade Governamental de tempos em tempos em vigor ou tribunal ou comissão regulatória ou autoridade judicial ou quase judicial com jurisdição sobre o assunto em questão, vinculando legalmente uma Parte (legal e ilegal deverão ser interpretados de acordo);

“LNG” means Natural Gas in a liquid state at or below its point of boiling and at or near Atmospheric Pressure;

“LNG Carrier” means a vessel for the transportation of a cargo of LNG to be discharged into the FSRU, as provided or caused to be provided by the Customer in accordance with this Agreement;

“LNG Heel” means 10,000 m3, which is the LNG required to be retained in the FSRU’s cargo tanks to keep such tanks cool and ready for storage;

“LNG Price” means the average price of the LNG in USD per MMBtu delivered to the FSRU assessed over the last Billing Period;

“LNG SPA” means the long term agreement with the LNG Supplier for supply, sale and purchase of LNG for the Project;

“LNG Specification” means the specification detailed in Part A of Appendix B;

“LNG Supplier” means the supplier of LNG under the LNG SPA;

“LNG Transfer Point” means the point where the outlet flanges of the unloading lines of the discharging LNG Carrier connects with the inlet flanges of the loading lines of the FSRU;

“LNG Usage” shall be as defined in clause 17.1;

“LNG Usage Allowance” means the following limits for LNG Usage on any given Day:

(i)	From the Service Commencement Date until the date of the Final Test, there will be no maximum LNG Usage limit.

(ii)
From the date of the Final Test until the date of completion of six thousand (6,000) regasification hours, the LNG Usage limit determined in the measurement to be performed during the Final Test will be applied.

(iii)
From the date of completion of six thousand (6,000) regasification hours, the average LNG Usage measured during such six thousand (6,000) regasification hours will apply, provided that such amount shall not exceed by more than four percent (4%) the limit set forth in clause (ii) above.

The tables with the maximum consumption limits should follow the model below:

Regasification Flow Rate (MMscmd)	LNG Usage (% daily send out volume*)
0
1.4
2.8
4.2
5.6
7
8.4
9.8
11.2
12.6
14
15.4
16.8
18.2
19.6
21

*Except at zero send out (o), expressed in MMscmd;
“GNL” significa o Gás Natural em estado líquido no ponto ou abaixo do seu ponto de ebulição na ou próximo da Pressão Atmosférica;

“Transportadora de GNL” significa uma embarcação para o transporte de carga de GNL a ser descarregado na FSRU, conforme indicado ou providenciadoindicado pelo Cliente de acordo com este Contrato;

“Quantidade Remanescente de GNL a Bordo” significa 10.000m3, que é a quantidade de GNL exigido a ser retido nos tanques de carga da FSRU para manter tais tanques refrigerados e prontos para armazenamento;

“Preço do GNL” significa a média de preço de GNL em USD por MMBtu entregue na FSRU durante o último Período de Faturamento;

“Contrato de Compra de GNL” significa o contrato de longo prazo para fornecimento, venda e compra de GNL para o Projeto;

“Especificação de GNL” significa as especificações detalhadas na Parte A do Anexo B;

“Fornecedor de GNL” significa o fornecedor de GNL sob o Contrato de Compra de GNL;

“Ponto de Transferência de GNL” significa o ponto onde as flanges das linhas de descarga da Transportadora da GNL são conectadas às flanges das linhas de carregamento da FSRU;

“Uso do GNL” possui o significado definido na cláusula 17.1;

“Permissão do Uso do GNL” significa os seguintes limites do Uso do GNL em um determinado Dia:

(i)	Da Data do Início do Serviço até a data de realização do Teste Final, não haverá limite máximo de Uso do GNL.

(ii)
Da data de realização do Teste Final, até completadas 6.000 (seis mil) horas de regaseificação, serão aplicados os limites de Uso do GNL a serem determinados em medição a ser realizada durante o Teste Final.

(iii)
Uma vez completadas 6.000 (seis mil) horas de regaseificação, serão aplicados os valores médios apurados durante as 6.000 (seis mil) horas de regaseificação para USO do GNL, desde que tal montante não exceda mais de 4% (quatro por cento) do valor limite estabelecido no item (ii) acima.

As tabelas com os limites máximos de consumo deverão seguir o modelo abaixo:

Taxa de Fluxo de Regaseificação (MMscmd)	Uso do GNL (% volume diariamente enviado*)
0
1,4
2,8
4,2
5,6
7
8,4
9,8
11,2
12,6
14
15,4
16,8
18,2
19,6
21

*Exceto quando despacho igual a zero (o), expres~ado em MMscmd.

“LNG Usage Differential” shall be as defined in clause 17.2;

“Loss” means any loss, liability, damage, claim, demand, action, causes of action (in rem or in personam), proceedings, fines, penalties, liens, encumbrances, obligations, costs, interest, expenses (including legal expenses), judgments, awards and liabilities of every kind and nature whatsoever, whether created by law, contract, tort, voluntary settlement or otherwise, arising out of, related to, or in any way connected with this Agreement or any transactions contemplated hereunder;

“Manager” shall be the Contractor or any of its Affiliates;

“Master” means the designated master of the FSRU from time to time, as determined by the Contractor and notified to the Customer;

“Maximum Liability Cap” has the meaning given in clause 29.6;

“Maximum Regasification Flow Rate” means 21 MMscm/Day, with a minimum operating pressure of 70 Bar(g) and a maximum operating pressure of 100Bar(g) at a minimum sea-water intake temperature of 14 Degrees Celsius (14°C) at the intake of the sea-water pumps for the regasification systems (subject to potential minor variation in the maximum operating pressure to adjust for the actual pressure loss between the Delivery Point and the onshore tie-in point), all at the Delivery Point;

“Minimum Regasification Flow Rate” means 1.4 MMscm/Day, with a minimum operating pressure of 50 Bar(g) and a maximum operating pressure of 100 Bar(g) at a minimum sea-water intake temperature of 14 Degrees Celsius (14°C) at the intake of the sea-water pumps for the regasification systems (subject to potential minor variation in the maximum operating pressure to adjust for the actual pressure loss between the Delivery Point and the onshore tie-in point), all at the Delivery Point;

“Minimum Service Fee” has the meaning given in clause 20.2(a)(v);

“Natural Gas” or “Gas” means any hydrocarbon with or without other substances or a mixture of hydrocarbons with or without other substances, consisting principally of methane, all of which are substantially in the gaseous phase at a pressure of one hundred one decimal three two five (101.325) kilopascal absolute and at a temperature of fifteen Degrees Celsius (15°C);
“Uso Diferencial do GNL” possui o significado atribuído na cláusula 17.2;

“Perda” significa qualquer perda, responsabilidade, dano, reivindicação, demanda, ação, causas de ação (in rem or ín personam), processo, multa, penalidade, ônus, gravame, obrigação, custo, juros, despesa (incluindo despesas legais}, julgamento, decisão e passivo de qualquer tipo e natureza, criados por lei, contrato, infração, liquidação voluntária ou de outra forma resultante, relacionada ou em conexão com este Contrato ou quaisquer transações contempladas neste Contrato;

“Administrador” significa a Contratada ou qualquer de suas Afiliadas;

“Comandante” significa o Comandante designado da FSRU de tempos em tempos, conforme determinado pela Contratada e informado ao Cliente;

“Limite Máximo de Responsabilidade” possui o significado atribuído na cláusula 29.6;

“Taxa de Fluxo Máximo de Regaseificação” significa 21MMscm/Dia, com uma pressão operacional mínima de 70 Bar(g) e pressão operacional máxima de 100 Bar(g) a uma temperatura da água do mar mínima de 14 Graus Celsius {14ºC) nas entradas das bombas de água do mar dos sistemas de regaseificação {de acordo com uma variação mínima potencial na pressão operacional máxima para ajustar a perda de pressão real entre o Ponto de Entrega e o ponto onshore}, todas no Ponto de Entrega;

“Taxa de Fluxo Mínimo de Regaseificação” significa 1,4 MMscm/Dia, com uma pressão operacional mínima de 50 Bar(g) e uma pressão operacional máxima de 100 Bar(g) a uma temperatura de entrada de água do mar de 14 Graus Celsius {14ºC} na entradas das bombas de água do mar para os sistemas de regaseificação (sujeito a variação potencialmente menor na pressão operacional máxima para ajuste da perda de pressão real entre o Ponto de Entrega e o ponto de ligação terrestre}, todos no Ponto de Entrega;

“Taxa de Serviço Mínima” possui o significado atribuído na cláusula 20.2(a)(v);

“Gás Natural” ou “Gás” significa qualquer hidrocarboneto com ou sem outras substâncias ou uma mistura de hidrocarbonetos com ou sem outras substâncias, composto principalmente de metano, todos os quais estão substancialmente no estado gasoso a uma pressão de 101,325 (cento e um mil vírgula trezentos e vinte e cinco) kilopascal absoluta e a uma temperatura de 15ºC (quinze graus Celsius);

“Natural Gas Specification” means the specification detailed in Part B of Appendix B;

“NCPI” means the National Consumer Price Index as issued by the IBGE;

“Net Service Fee Amount” has the meaning given in Appendix F;

“OCIMF” means the Oil Companies International Marine Forum;

“OCIMF SIRE Report” means the ship inspection report issued by the OCIMF.

“Off-Hire” has the meaning given in clause 15.3(a) of the Bareboat Charter;

“Off-Specification Gas” means Gas tendered for delivery at the Delivery Point that does not meet the Natural Gas Specification;

“Off-Specification LNG” means LNG tendered for delivery at the LNG Transfer Point that does not meet the LNG Specification;

“Onshore Facilities” means the onshore pipeline and Onshore Gas Metering Station;

“Onshore Gas Metering Station” means the onshore gas metering station located at the outlet flange of the onshore pipeline;

“Out of Service” has the meaning given in clause 20.3(a);

“Owner” means Golar Nanook UK Limited, the owner of the FSRU, or any of its permitted assignees or successors under the Bareboat Charter;

“P&I” means protection and indemnity;

“Partial Hire” has the meaning given in the Bareboat Charter;

“Performance Tests” has the meaning given in clause 15.2 of the Bareboat Charter;

“Permitted Encumbrance” means any assignment, pledge, charge, mortgage, lien, claim, option, right to purchase, right of first refusal or encumbrance or lease structure in respect of the FSRU, her earnings and/or insurances and the Owner’s rights under the Bareboat Charter, that is entered into in favour of any Permitted Mortgagees for themselves and/or for the benefit of one or more other financiers to the Owner and/or such other agreements and instruments as the Owner shall determine are necessary or desirable to create in favour of any Permitted Mortgagees any security interest in the FSRU, its earnings and insurances and the Owner’s rights under the Bareboat Charter; provided that they are approved by the Customer;

“Permitted Mortgagees” means an international bank or other financial institution or a controlled affiliate of such international bank or such other financial institution that is providing financing to the Owner in relation to the FSRU that have entered into a Quiet Enjoyment Agreement;

“Person” means any individual, firm, sole proprietorship, corporation, stock company, limited liability company, trust, partnership, voluntary association, joint venture, unincorporated organization, institution, Governmental Authority or other legal entity;
“Especificação de Gás Natural” significa a especificação detalhada na Parte B do Anexo B;

“INPC” significa o Índice Nacional de Preços ao Consumidor, conforme emitido pelo IBGE;

“Valor Líquido da Taxa de Serviço” possui o significado atribuído no Anexo F;

“OCIMF” significa Fórum Marítimo Internacional das Companhias Petrolíferas;

“Relatório OCIMF SIRE” significa o relatório de inspeção do navio emitido pela OCIMF;

“Off-Hire” possui o significado atribuído na cláusula 15.3(a) do Afretamento a Casco Nu;

“Gás Fora das Especificações” significa o Gás oferecido para entrega no Ponto de Entrega que não atende à Especificação de Gás Natural;

“GNL Fora das Especificações” significa o GNL ofertado para entrega no Ponto de Transferência de GNL que não esteja de acordo com a Especificação de GNL;

“Instalações Onshore” significa os dutos onshore e a Estação de Medição de Gás Onshore;

“Estação de Medição de Gás Onshore” significa a estação de medição de gás localizada no flange exterior (outlet) das instalações onshore;

“Fora de Serviço” possui o significado atribuído na cláusula 20.3(a);

“Fretadora” significa a Galar Nanook UK Limited ou qualquer dos seus cessionanos ou sucessores autorizados sob o Afretamento a Casco Nu;

“P&I” significa proteção e indenização;

“Taxa Diária Parcial” possui o significa atribuído no Afretamento a Casco Nu;

“Testes de Desempenho” possui o significado atribuído na cláusula 15.2 do Afretamento a Casco Nu;

“Gravame Permitido” significa qualquer cessão, penhor, encargo, hipoteca, ônus, ação, opção, direito de compra, direito de primeira oferta ou gravame ou arrendamento com relação à FSRU, seus rendimentos e/ou seguros, e os direitos da Fretadora sob o Afretamento a Casco Nu, celebrado em favor de quaisquer Credores Hipotecários Permitidos para si próprios e/ou em benefício de um ou mais financiadores à Fretadora, e/ou outros contratos e instrumentos conforme determinado pela Fretadora como necessários ou desejáveis para constituir em favor de quaisquer Hipotecas Permitidas qualquer participação na FSRU, seus rendimentos e seguro, e os direitos da Fretadora sob o Afretamento a Casco Nu desde que sejam aprovadas pelo Cliente;

“Credores Hipotecários Permitidos” significa banco internacional ou outra instituição financeira permitida ou uma afiliada controlada de tal banco internacional ou outra instituição financeira oferecendo financiamento para a Fretadora em relação à FSRU que tenha celebrado o Contrato de Uso Pacífico;

“Pilot Fuel” means the liquid fuel (marine gas oil or marine diesel oil) consumed by the generator engines while operating in gas burning mode;

“Pilot Fuel Price” means the average price paid and duly documented for Pilot Fuel, in USD per ton, delivered to the FSRU assessed over the last Billing Period;

“Pilot Fuel Usage” has the meaning given in clause 17.4;

“Pilot Fuel Usage Allowance” means the following limits for Pilot Fuel Usage on any given Day:

(i)	From the Service Commencement Date until the date of the Final Test, there will be no maximum Pilot Fuel Usage limit.

(ii)
From the date of the Final Test until the date of completion of six thousand (6,000) regasification hours, the Pilot Fuel Usage limit determined in the measurement to be performed during the Final Test will be applied.

(iii)
From the date of completion of six thousand (6,000) regasification hours, the average Pilot Fuel Usage measured during such six thousand (6,000) regasification hours will apply; provided that such amount shall not exceed by more than four percent (4%) the limit set forth in clause (ii) above.

The tables with the maximum consumption limits should follow the model below:
“Pessoa” significa qualquer indivíduo, firma, proprietário, corporação, empresa, sociedade de responsabilidade limitada, fundo, parceria, associação voluntária, joint venture, organização não constituída, instituição, Autoridade Governamental ou outra pessoa jurídica;

“Combustível Piloto” significa o combustível líquido (gasóleo marinho ou diesel marinho) consumido pelos motores do gerados enquanto estiver operando no modo a gás;

“Preço do Combustível Piloto” significa o preço médio pago e devidamente documentado para o Combustível Piloto, em USD por tonelada, entregue à FSRU avaliado durante o último Período de Faturamento;

“Uso do Combustível Piloto” tem o significado atribuído na cláusula 17.4;

“Permissão de Uso do Combustível Piloto” significam os seguintes limites para Permissão de Uso do Combustível Piloto em um determinado dia:

(i)	Da Data do Início do Serviço até a data de realização do Teste Final, não haverá limite máximo de consumo de Uso do Combustível Piloto.

(ii)
Da data de realização do Teste Final, até completadas 6.000 (seis mil) horas de regaseificação, serão aplicados os limites para o Uso do Combustível Piloto a serem determinados em medição a ser realizada durante o Teste Final.

(iii)
Uma vez completadas 6.000 (seis mil) horas de regaseificação, serão aplicados os valores médios apurados durante as 6.000 (seis mil) horas de regaseificação para Uso do Combustível Piloto, desde que tal montante não exceda em mais de 4% o limite estabelecido no item (ii) acima.

As tabelas com os limites máximos de consumo deverão seguir o modelo abaixo:

Regasification Flow Rate (MMscmd)	Pilot Fuel Usage (Tons / Day)
0
1.4
2.8
4.2
5.6
7
8.4
9.8
11.2
12.6
14
15.4
16.8
18.2
19.6
21

“Pilot Fuel Usage Differential” has the meaning given in clause 17.5;

“PIS” means the Brazilian Contribution to the Social Integration Program.

“Power Plant” has the meaning given in the recitals;

“PPA” means any of the long term agreements for purchase of power generated by the Power Plant and any Alternative Power Plant;

“Project” means the design, construction, development and operation of the Terminal, which shall include submerged soft yoke mooring system and a gas pipeline running from the submerged soft yoke mooring system to the Power Plant and to any Alternative Power Plants;

“PTAX 0800” means, as of any date, the average of the purchase and sale rates for U.S. Dollars published by the Central Bank of Brazil for the business day immediately preceding such date through the Central Bank of Brazil data system (SISBACEN).

“QA/QC System” has the meaning given in clause 25;

“Quiet Enjoyment Agreement” means a quiet enjoyment agreement to be entered into by any existing or future lenders to the Contractor (as acceptable to such lenders) or any member of Contractor’s Group in respect of the financing or mortgage of the FSRU with lenders to the Customer on terms to be agreed between the parties thereto.

“Reais” means the lawful currency of Brazil and, for the avoidance of doubt, shall be any currency from which time to time may replace the Reais as the lawful currency of Brazil;

“Reasonable and Prudent Operator” means a person acting in good faith with the intention of performing its contractual obligations and, who in so doing and in the general conduct of its undertaking, exercises that degree of skill and diligence and prudence and foresight that would reasonably and ordinarily be exercised by a skilled and experienced operator complying with internationally accepted industry standards engaged in the same type of undertaking under the same or similar circumstances;
Taxa de Fluxo de Regaseificação (MMscmd)	Uso do Combustível Piloto (Toneladas/ Dia)
0
1,4
2,8
4,2
5,6
7
8,4
9,8
11,2
12,6
14
15,4
16,8
18,2
19,6
21

“Uso Diferencial do Combustível Piloto” possui o significado atribuído na cláusula 17.5;

“PIS” significa a Contribuição ao Programa de Integração Social.

“Usina” possui o significado atribuído no preâmbulo;

“PPA” significa um contrato de longo prazo para a compra de energia gerada pela Usina (e por qualquer Usina Alternativa);

“Projeto” significa qualquer desenho, construção e desenvolvimento e a operação do Terminal, incluindo um sistema de ancoragem submarina do tipo soft yoke e dutos que interligam a ancoragem submarina doft yoke até a Usina e quaisquer Usinas Alternativas;

“PTAX 0800” significa, em qualquer data, a taxa média ponderada de compra e venda de Dólares Americanos publicada pelo Banco Central do Brasil para o dia útil imediatamente anterior a tal data, por meio do Sistema de Informações do Banco Central (Sisbacen)

“Sistema de QA/QC” possui o significado atribuído na cláusula 25;

“Contrato de Uso Pacífico” significa um contrato de uso pacífico a ser celebrado por qualquer credor existente ou futuro da Contratada ou de qualquer membro do Grupo da Contratada em relação ao financiamento ou hipoteca da FSRU com credores do Cliente em termos a serem acordados entre as partes de tal contrato de uso pacífico;

“Reais” significa a moeda corrente legal do Brasil e, para evitar dúvidas, será qualquer moeda a partir da qual, de tempos em tempos, poderá substituir os Reais como a moeda legítima do Brasil;

“Operador Razoável e Prudente” significa uma pessoa agindo de boa-fé com a intenção de cumprir com suas obrigações contratuais e, ao fazê-lo, na conduta geral de seu empreendimento, exerça tal grau de habilidade e diligência, prudência e previsão que seriam razoável e comumente exercidos por um operador qualificado e experiente no cumprimento dos padrões da indústria internacionalmente aceitos responsável pelo mesmo tipo de empreendimento em circunstâncias idênticas ou similares;

“Receiving Party” has the meaning given in clause 34.1;

“Recipients” has the meaning given in clause 34.5;

“Reduced Regasification” has the meaning given in clause 20.2(a)(iii);

“Reduced Service Fee” has the meaning given in clause 20.2(a)(iv);

“Reduction” has the meaning given in clause 46;

“Reduction Notice” has the meaning given in clause 46;

“Regardless of Cause” means notwithstanding any tort (including negligence), breach of statutory duty, breach of contract (including core, fundamental or repudiatory breach of this Agreement, a Related Agreement or any other contract), quasi-contract, strict liability, misrepresentation, breach of any Laws, regulations, rules or orders of any Governmental Authority having jurisdiction, or otherwise on the part of the Party or other Person seeking indemnity (or exclusion or limitation of liability, as the case may be) or of any other Person. Except where expressly stated to the contrary, “Regardless of Cause” also means notwithstanding Gross Negligence or Willful Misconduct on the part of the Party or other Person seeking indemnity (or exclusion or limitation of liability, as the case may be) or of any other Person;

“Regasification Flow Rate” means the rate at which the FSRU is capable of discharging Regasified LNG per Day, between the Minimum Regasification Flow Rate and the Maximum Regasification Flow Rate at a minimum sea-water intake temperature of fourteen Degrees Celsius (14°C) at the intake of the sea-water pumps for the regasification systems;

“Regasified LNG” means LNG which has been regasified for the Customer by the Contractor in accordance with the terms of this Agreement;

“Related Agreement” means any of:

(a)          the Bareboat Charter;

(b)          any PPA; and

(c)          the LNG SPA.

“Scheduled Arrival Date” has the meaning given in the Bareboat Charter;

“SDR Protocol 1979” has the meaning given in clause 45.1;

“Service Commencement Date” means the date and time when the FSRU is delivered by the Owner to the Charterer, and the FSRU is accepted by the Charterer, in accordance with the Bareboat Charter;

“Service Fee” has the meaning given in clause 20.1(a);
“Parte Receptora” possui o significado atribuído na cláusula 34.1;

“Destinatários” possui o significado atribuído na cláusula 34.5;

“Regaiseficação Reduzida” possui o significado atribuído na cláusula 20.2(a)(iii);

“Taxa de Serviço Reduzida” possui o significado atribuído na cláusula 20.2(a)(iv);

“Redução” possui o significado atribuído na cláusula 46;

“Notificação de Redução” possui o significado atribuído na cláusula 46;

“Independente de Causa” significa não obstante qualquer ato ilícito (incluindo negligência), descumprimento de obrigação estatutária, descumprimento contratual (incluindo violação principal, fundamental ou inaceitável deste Contrato, de um Contrato Relacionado ou de qualquer outro contrato) ou quase-contrato, responsabilidade objetiva, interpretação equivocada, violação de quaisquer Leis, regulamentações, normas ou despachos de qualquer Autoridade Governamental competente, ou de outra forma, por parte da Parte ou outra Pessoa que venha a pleitear indenização (ou exclusão ou limitação de responsabilidade, conforme o caso) ou de qualquer outra Pessoa. Salvo menção expressa em contrário, “Independente de Causa” também significa não obstante Culpa Grave ou Dolo por parte da Parte ou de outra Pessoa que venha a pleitear indenização (ou exclusão ou limitação de responsabilidade, conforme o caso) ou de qualquer outra Pessoa;

“Taxa de Fluxo de Regaseificação” significa a taxa na qual a FSRU será capaz de liberar o GNL Regaseificadopor Dia, entre a Taxa de Fluxo Mínimo de Regaseificação e a Taxa de Fluxo Máximo de Regaseificação, a uma temperatura marítima mínima de 14ºC (quatorze graus Celsius) nas bombas de água do mar dos sistemas de regaseificação;

“GNL Regaseificado” significa o GNL regaseificado para o Cliente pela Contratada de acordo com os termos deste Contrato;

“Contrato Relacionado” significa:

(a)          o Afretamento a Casco Nu;

(b)          qualquer PPA; e

(c)          o Contrato de Compra de GNL.

“Data Programada de Chegada” possui o significado atribuído no Afretamento a Casco Nu;

“Protocolo SDR 1979” possui o significado atribuído na cláusula 45.1;

“Data do Início do Serviço” significa a data e hora em que a FSRU é entregue pela Fretadora à Afretadora e aceita pela Afretadora, de acordo com o Afretamento a Casco Nu;

“Taxa de Serviço” possui o significado atribuído na cláusula 20.l(a);

“Data da Assinatura” significa a data em que o Contrato tiver sido assinado por ambas as Partes;

“Signature Date” means the date on which this Agreement is signed by both Parties;

“SIGTTO” means Society of International Gas Tanker and Terminal Operators;

“Substitute Vessel” has the meaning given in clause 3.2 of the Bareboat Charter;

“Taxes” means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case, in the nature of taxation including, but not limited to, corporation tax, income taxes, prepaid income taxes, supplementary charge, sale taxes, use taxes, stamp duty, transfer taxes, value added taxes, social security charges, employment taxes, government royalties, customs duties, export or import duties, excise duties, land and building taxes, environmental taxes, levies and withholding taxes (which shall include any withholding tax required by the Laws of Brazil to be deducted or withheld from (i) any payment of Service Fee made by the Customer to the Contractor or (ii) any payment made by the Contractor to any party inside or outside of Brazil), together with all penalties and interest relating thereto and any penalties or surcharges in respect of the associated reporting requirements relating to the movement of goods and provision of services, wherever and whenever levied or imposed directly or indirectly, by a Governmental Authority;

“Technical Information” means Confidential Information that is proprietary in nature (such as, without limitation, processes or product formulations) and not of a business, economic or financial nature;

“Terminal” means the fixed and moveable facilities to be located at the unloading port (excluding the FSRU) for the purposes of receiving LNG and discharging natural gas, as the same may be existing, constructed, modified, supplemented or expanded from time to time, including, but not limited to:

(a)          submerged soft yoke mooring system and connected pipeline;

(b)          the Onshore Gas Metering Station;

(c)          an onshore and offshore high pressure send-out pipeline and associated equipment;

(d)          all appliances, parts, instruments, equipment, civil engineering works and infrastructure; and

(e)          all other property that may be incorporated or otherwise necessary or convenient for the ownership, operation and maintenance of any of the foregoing;

“Third Party” means any person other than any member of the Customer’s Group and any member of the Contractor’s Group;

“Unloading Reference Conditions” has the meaning given in clause 15.3(a);
“SIGTTO” significa a Society of lnternational Gas Tanker and Terminal Operators (“Sociedade Internacional de Navios Petroleiros e Operadores de Terminais”);

“Embarcação Substituta” possui o significado atribuído na cláusula 3.2 do Afretamento a Casco Nu;

“Tributos” significa todas as formas de tributação e imposições, obrigações, contribuições e incidências governamentais, estaduais, distritais, do governo local ou municipais, em cada caso, na natureza da tributação incluindo, mas não se limitando, a tributos sobre rendimento de pessoa jurídica, tributos sobre o lucro, tributos sobre o lucro pago antecipadamente, encargos complementares, tributos sobre as vendas, tributos sobre o uso, tributos sobre o selo, tributos sobre transferências, tributos sobre o valor adicionado, encargos previdenciários, tributos trabalhistas, royalties governamentais, encargos alfandegários, tributos sobre exportação ou importação, tributos sobre os produtos industrializados, tributos sobre terrenos e edificações, tributos ambientais, incidências e tributos retidos (incluindo qualquer tributo retido de acordo com as Leis do Brasil a ser deduzido ou retido de (i) qualquer pagamento da Taxa de Serviço efetuado pelo Cliente à Contratada ou (ii) qualquer pagamento efetuado pela Contratada a qualquer parte dentro e fora do Brasil), juntamente com todas as multas e juros relacionados e quaisquer multas e encargos relacionados às exigências de reporte associadas em conexão com a movimentação de produtos e prestação de serviços, onde e quando incidentes ou impostos, direta ou indiretamente, por uma Autoridade Governamental;

“Informação Técnica” significa as Informações Confidenciais que sejam de caráter privado por sua natureza (como, mas não se limitando a, processos ou fórmulas de produtos), sem que sejam de natureza comercial, econômica ou financeira;

“Terminal” significa as instalações fixas e móveis a serem localizadas no porto de descarga (excluindo a FSRU) para o propósito de recebimento de GNL e liberação de gás natural, conforme existente, construído, modificado, complementado ou expandido de tempos em tempos, incluindo, mas não limitado a:

(a)          um sistema de ancoragem submarino tipo soft yoke (SSY) e dutos conectados a este;

(b)          Estação de Medição de Gás Onshore;

(c)          tubulação onshore e offshore de alta pressão e equipamentos associados;

(d)          todos os dispositivos, peças, instrumentos, equipamentos, , trabalhos de engenharia civil e infraestrutura; e

(e)          todas as demais propriedades que possam ser constituídas ou de outra forma sejam necessárias ou convenientes para a titularidade, operação e manutenção de qualquer item acima;

“Terceiro” significa qualquer membro do Grupo da Contratada;

“Condições de Referência de Descarga” possui o significado atribuído na cláusula 15.3 (a);

“USD” significa os dólares dos Estados Unidos;

e

“USD” means United States Dollars;

and

“Willful Misconduct” means any intentional wrongful act (or intentional wrongful failure to act) (whether sole, joint, concurrent or otherwise) with actual knowledge that such act (or failure to act) is wrongful and with the sole intention to cause injury to a person or physical loss of or damage to property.

1.2          Interpretation

Unless otherwise expressly specified, the following rules of interpretation shall apply in this Agreement:

(a)          the words “include”, “includes” and “including” shall to be deemed to be followed by the words “without limitation”;

(b)          a “Party” to this Agreement includes its assignees expressly permitted hereby (if any) and successors;

(c)          references to “clauses”, “paragraphs” or “appendices” are to clauses and paragraphs of and appendices to this Agreement;

(d)          “writing” includes any method of representing words in a legible (other than writing on an electronic or visual display screen) or non-transitory form;

(e)          words denoting the singular shall include the plural and vice versa and words denoting gender shall include all genders;

(f)          the appendices form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise expressly states, include references to the appendices;

(g)         references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in such other jurisdiction;

(h)        references to writing shall include any modes of reproducing words in any legible form and shall include email except where expressly stated otherwise;

(i)           the headings in this Agreement are for convenience only and shall not affect its interpretation;

(j)          references to this Agreement include this Agreement as amended or supplemented in accordance with its terms; and

(k)          in “agreed form” means, in respect of a document:

(i)          where the document has already been executed, such document in its executed form; and

(ii)          prior to the execution of the document, the form of such document agreed in writing between the Contractor and the Customer as the form in which that document is to be executed.
“Dolo” significa qualquer ato indevido intencional (ou falha indevida intencional de agir) (de forma individual, conjunta, simultânea ou de outra forma) com real conhecimento de que tal ato (ou falha de agir) esteja errado e com a única intenção de causar dano a uma pessoa ou perda física ou dano a uma propriedade.

1.2          Interpretação

A menos que expressamente de outra forma aqui previsto, as seguintes regras de interpretação se aplicarão ao presente Contrato:

(a)          Os termos “inclui”, “incluindo” e “inclusive” serão consideradas como sendo seguidas pelo termo “sem limitação”;

(b)       uma “Parte” do presente Contrato inclui seu cessionários expressamente permitidos pelo presente Contrato (se houver) e quaisquer de seus sucessores;

(c)          “cláusulas”, “parágrafos” ou “anexos” referem-se às cláusulas, aos parágrafos e aos anexos do presente Contrato;

(d)         “por escrito” inclui qualquer método de representação de palavras de forma legível (exceto por texto em qualquer tela de exibição eletrônica ou visual) ou outro texto por escrito de forma não transitória;

(e)          os termos no singular incluem o plural e vice-versa, e os termos em qualquer gênero incluem todos os gêneros;

(f)          os anexos são parte das disposições operativas do presente Contrato e as referências ao presente Contrato incluirão, a menos que de outra forma expressamente aqui previsto, as referências ao anexos;

(g)         as referências a qualquer dispositivo jurídico inglês por qualquer ação, medida, método de procedimento judicial, documento jurídico, situação jurídica, tribunal, servidor ou qualquer conceito jurídico será, com relação a qualquer jurisdição além da Inglaterra, considerado de modo a incluir o que mais se aproximar do dispositivo jurídico inglês naquela jurisdição, e as referências a qualquer dispositivo ou lei inglesa serão consideradas de modo a incluir quaisquer leis ou dispositivos equivalentes ou similares em qualquer outra jurisdição;

(h)          as referências por escrito incluirão quaisquer formas de reprodução de palavras em qualquer forma legível e incluirão o e-mail, exceto caso expressamente de outra forma previsto;

(i)           os títulos no presente Contrato são aqui utilizados somente para fins de conveniência e não afetarão sua interpretação;

(j)         as referências ao presente Contrato incluem o presente Contrato conforme alterado ou complementado de acordo com seus termos; e

(k)          na “forma acordada” significa, com relação a um documento:

(i)          se o documento já tiver sido assinado, tal documento em sua forma assinada; e

(ii)          antes da celebração de um documento, a forma de tal documento acordado por escrito entre a Contratada e o Cliente é a forma na qual tal documento será celebrado.

2.	PERIOD

2.1      Subject to the provisions of this Agreement, this Agreement shall be in force for a period commencing on the Service Commencement Date and ending on December 31, 2044 upon the redelivery of the FSRU to the Owner pursuant to the Bareboat Charter. Such redelivery shall be evidenced by the execution of a certificate of redelivery by the Owner and the Charterer pursuant to the Bareboat Charter (the “Agreement Period”).

2.2          Conditions Precedent

2.2.1       If the Closing Date is not achieved by July 30, 2018, this Agreement may be terminated by either Party.

2.2.2       If the Bareboat Charter is not commenced or is terminated for any reason, this Agreement shall also terminate.

3.	CONTRACTOR’S OBLIGATIONS

3.1         The Contractor shall at all times be responsible and liable for maintaining, repairing and operating the FSRU. The Contractor’s responsibilities and liabilities shall include, but not be limited to:

(a)          overall management of the FSRU;

(b)          management of marine operations in respect of the FSRU;

(c)          full-time control and monitoring of operations relating to the FSRU’s receipt of LNG;

(d)          full-time control and monitoring of the storage of LNG and Regasified LNG on board the FSRU;

(e)          full-time control and monitoring of the FSRU’s regasification operations;

(f)          full-time control and monitoring of the FSRU’s gas send-out operations;

(g)          full-time monitoring of the FSRU’s safety systems;

(h)         safety and environmental management on the FSRU;

(i)          emergency response management on the FSRU;

(j)           maintenance and testing of FSRU’s fire and gas detection systems;

(k)          maintenance and testing of FSRU’s fire fighting systems;

(l)           security of the FSRU;

(m)         managing the Daily regasification requirements;

(n)          management and control of the FSRU’s power and utilities;

(o)          inspection and maintenance of all of the FSRU’s equipment and facilities;

(p)        removal or disposal (as appropriate) of solid and liquid waste, contaminated water and sanitary water (including any analyses of the aforementioned) from the FSRU;
2.	PERÍODO

2.1        Sujeito às disposições deste instrumento, este Contrato irá vigorar por um período iniciando na Data do Início do Serviço e terminando em 31 de dezembro de 2044 com a reentrega da FSRU à Fretadora nos termos do Afretamento a Casco Nu. Essa reentrega deverá ser comprovada através da celebração de um protocolo de reentrega pela Fretadora e a Afretadora nos termos do Afretamento a Casco Nu (o “Período do Contrato”).

2.2          Condições Precedente

2.2.1      Caso, até 30 de julho de 2018, a Data de Fechamento não tenha ocorrido, esse contrato poderá ser rescindido por qualquer das Partes.

2.2.2      Caso o Afretamento a Casco Nu não entre em vigor ou seja rescindido por qualquer motivo, esse contrato também será considerado rescindido.

3.	OBRIGAÇÕES DA CONTRATADA

3.1      A Contratada será responsável e obrigada em todos os momentos pela manutenção, reparo e operação da FSRU. As responsabilidades e obrigações da Contratada irão incluir, mas não se limitarão:

(a)          administração geral da FSRU;

(b)          gestão das operações marinhas relacionadas à FSRU;

(c)           controle e monitoramento integral das operações de recebimento de GNL da FSRU;

(d)          controle e monitoramento integral do armazenamento de GNL e de GNL regaseificado a bordo da FSRU;

(e)           controle e monitoramento integral das operações de regaseificação da FSRU;

(f)           controle e monitoramento em tempo integral das operações de envio de gás da FSRU;

(g)          monitoramento em tempo integral dos sistemas de segurança da FSRU;

(h)          gestão de segurança e ambiental da FSRU;

(i)           gestão de resposta a emergências na FSRU;

(j)           manutenção e teste de sistemas de detecção de incêndios e gases da FSRU;

(k)          manutenção e teste de sistemas de combate a incêndio da FSRU;

(l)           segurança da FSRU;

(m)         gestão dos requisitos de regaseificação diária de Gás;

(n)          gestão e controle de energia da FSRU e serviços;

(o)           inspeção e manutenção de todos os equipamentos e instalações da FSRU;

(p)        remoção ou eliminação (conforme apropriado) de resíduos sólidos e líquidos, água contaminada e água sanitária (incluindo quaisquer análises destes) da FSRU;

(q)          todas as prov1soes necessárias e água doce requisitadas a bordo da FSRU;

(q)         all necessary provisions and fresh water required on board the FSRU;

(r)          waste management on board the FSRU;

(s)          provision of trained, competent personnel to meet the responsibilities under this clause 3.1;

(t)          all provisions, wages (including, but not limited to, all overtime payments), shipping and discharging fees and all other expenses of the Master, officers and crew;

(u)          all deck, cabin and engine-room stores, and spare parts;

(v)          all drydocking, overhaul, maintenance and repairs to the FSRU;

(w)          all fumigation expenses and de-rat certificates;

(x)          all radio traffic and communication equipment or charges, unless otherwise provided by the Customer;

(y)          all deck and gangway watchmen (at port during both day and night);

(z)          sufficient lighting of the FSRU at port;

(aa)        nitrogen gas and inert gas for inerting cargo spaces;

(bb)      all licences and authorisations required by any relevant Governmental Authority for the operation of the FSRU and other activities of the Contractor under this Agreement, including inspections and further procedures to keep the FSRU in class, delivered and with insurance policies valid and in effect;

(cc)        all customs or import procedures necessary for the FSRU, any equipments and spares and consumables that are necessary for the performance of this Agreement. Importation of the FSRU and equipment that is not consumed due to operation and is eligible for temporary admission shall be made by the Contractor under the name of the Customer, who shall be the importer of record. All importation taxes and customs duties related to the consumables, spare parts that do not qualify for temporary admission and reposition equipment shall be for the Contractor’s account. The Contractor shall not be liable for defaults in the importation procedures attributable exclusively to the Customer;

(dd)       supply of required and trained personnel to fulfill the obligations and assume the liabilities set forth in this clause 3.1;

(ee)        observing all Laws, Authorisations and licenses necessary for the operation of the FSRU at the Terminal, or as may be directed by the Customer;

(ff)        keep, together with the Owner, the FSRU and the Contractor’s Facilities in the same condition as each were upon delivery, in class and with required and necessary preventive and corrective maintenance; and
(r)          gestão de resíduos a bordo da FSRU;

(s)          fornecimento de pessoal treinado e competente para cumprir as responsabilidades desta cláusula 3.1;

(t)        todas as provisões, salários (incluindo mas não limitando a todos os pagamentos de horas extras), as taxas de embarque e desembarque e todas as outras despesas do Comandante, oficiais e tripulação;

(u)          todo o convés, cabine e sala de máquinas, e as peças sobresselentes;

(v)           toda a docagem a seco, revisão, manutenção e reparos à FSRU;

(w)          todas as despesas de fumigação e certificados de desratização;

(x)           todos os equipamentos de rádio de trânsito e de comunicação ou encargos, salvo disposto em contrário pelo Cliente;

(y)          todos os vigias de convés e passarela (no porto durante o dia e a noite);

(z)           iluminação suficiente com as luzes da FSRU no porto;

(aa)        gás de nitrogênio e gás inerte para a inertização dos espaços de carga;

(bb)      todas as licenças e autorizações exigidas pelas Autoridades Governamentais para a operação da FSRU e outras atividades da Contratada sob este Contrato, incluindo todas as inspeções e demais procedimentos para manter a FSRU em classe, entregue e com as apólices de seguros válidas e vigentes;

(cc)        todos os procedimentos aduaneiros ou de importação relacionados à FSRU, quaisffuer equipamentos e peças e consumiveis, que venham a ser necessários para a operação prevista neste Contrato. A importação da FSRU e demais equipamentos que não sejam deteriorados ou consumidos durante a operação e sejam admitidos no regime especial de admissão temporária deverão ser importados pela Contratada, em nome do Cliente, que deverá ser a importadora para fins fiscais. Todos os tributos de importação e despesas aduaneiras relacionadas aos consumíveis, peças de reposição que não se qualifiquem para admissão temporária e equipamento de reposição deverão ser arcados pela Contratada. A Contratada não será responsável por falhas na importação que sejam atribuíveis exclusivamente ao Cliente; e

(dd)        fornecimento de todo o pessoal necessario e treinado para o cumprimento das obrigações determinadas nesta cláusula 3.1;

(ee)        observar todas as Leis, Autorizações e Licenças necessárias para a operação da FSRU no Terminal, ou conforme direcionado pelo Cliente,

(ff)         manter, em conjunto com a Fretadora, a FSRU e demais Instalações da Contratada nas mesmas condições em que foi entregue, em classe e com manutenção preventiva e corretiva necessárias;

(gg)         realizar as operações ship-to-ship, incluindo o fornecimento das linhas de amarração da Transportadora de GNL para a FSRU;

(gg)        carry out the ship-to-ship operations, including the supply of the mooring lines from the LNG Carrier to the FSRU.

3.1.1      The Contractor shall keep the FSRU in the condition stipulated by clause 3.1 of the Bareboat Charter and to operate the FSRU in accordance with the performance criteria stipulated by the Bareboat Charter.

3.2         The Contractor undertakes that it shall keep on board the FSRU or at a depot those spare parts and reposition parts as required by good industry practice and/or as agreed to between the Owner and the Charterer pursuant to the Bareboat Charter.

3.3        The Contractor’s obligations under this clause 3 shall extend to all liabilities for customs or import duties arising at any time during the performance of this Agreement in relation to the personal effects of the Master, officers and crew, and in relation to the stores, provisions and other matters that the Contractor is to provide and pay for under this clause 3. The Contractor shall refund to the Customer any sums the Customer or its agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to the Customer insofar as such amounts are in respect of a period when the FSRU is in service.

4.	CUSTOMER RESPONSIBILITIES

4.1          Condition of the Terminal

The Customer shall be responsible for ensuring that the Terminal is fully prepared and maintained in order to safely accommodate the FSRU, including, but not limited to, ensuring that the submerged soft yoke mooring system and the Gas pipelines linking the FSRU CNG manifold to the Onshore Gas Metering Station are and shall remain at specification and compatible for the carrying out of LNG and Gas operations as contemplated by this Agreement, and that the Terminal is capable of receiving Regasified LNG in accordance with this Agreement.

4.2          Operation of the Customer’s Facilities

The Customer shall at all times be responsible for providing, maintaining, repairing and operating the Customer’s Facilities. The Customer’s responsibilities shall include, but not be limited to:

(a)           overall management of the Project;

(b)          overall management of the Customer’s Facilities;

(c)          together with the Contractor, interface management between the FSRU and the Customer’s Facilities;

(d)          Terminal safety and environmental management;

(e)          emergency response management, together with the Contractor, for the Project;

(f)           maintenance and testing of fire and gas detection systems of the Power Plant;

(g)          maintenance and testing of fire-fighting systems of the Customer’s Facilities;
3.1.1      A Contratada compromete-se a manter a FSRU na condição estipulada na cláusula 3.1 do Afretamento a Casco Nu e a operá-la conforme critérios de desempenho previstos no Afretamento a Casco Nu.

3.2         A Contratada compromete-se a manter a bordo da FSRU ou em depósito peças sobressalentes e de reposição de acordo com as boas práticas do setor e/ou acordadas entre a Fretadora e a Afretadora nos termos do Afretamento a Casco Nu.

3.3        As obrigações da Contratada sob esta cláusula 3 irão se estender a todas as responsabilidades por direitos aduaneiros ou de importação decorrentes em qualquer momento durante a execução deste Contrato em relação aos efeitos pessoais do Comandante, oficiais e tripulantes e em relação aos depósitos, provisões e outros assuntos acima mencionados que a Contratada deverá fornecer e pagar por nos termos desta cláusula 3. A Contratada devolverá ao Cliente quaisquer quantias que o Cliente ou seus agentes possam ter pago ou ter sido obrigados a pagar em relação a tal responsabilidade. Quaisquer valores permitidos em geral para salários e provisões e depósitos serão creditados ao Cliente caso esses valores sejam relativos a um período em que a FSRU estiver em serviço.

4.	RESPONSABILIDADES DO CLIENTE

4.1          Condição do Terminal

O Cliente será responsável por assegurar que o Terminal esteja totalmente preparado e em ordem para acomodar a FSRU com segurança, inclusive, mas não limitado a, garantindo que o sistema de amarração submerssa soft yoke e os dutos de Gás que ligam o coletor de CNG da FSRU à Estação de Medição de Gás Onshore estejam e permaneçam dentro da especificação prevista neste Contrato e compatíveis para a realização das operações de GNL e Gás conforme previsto nesse Contrato e que o Terminal seja capaz de receber o GNL regaseificado de acordo com este Contrato.

4.2          Operação das Instalações do Cliente

O Cliente será sempre responsável pelo fornecimento, manutenção, reparo e operação das Instalações do Cliente. As responsabilidades do Cliente incluirão, mas não se limitarão a:

(a)          gestão global do Projeto;

(b)          gestão global das Instalações do Cliente;

(c)           em conjunto com a Contratada, gestão de interface entre a FSRU e as Instalações do Cliente;

(d)          segurança e gestão ambiental do Terminal;

(e)           em conjunto com a Contratada, gestão de resposta a emergência para o Projeto.

(f)           manutenção e teste de sistemas de detecção de incêndio e gás na Usina;

(g)           manutenção e teste de sistemas de combate de incêndio nas Instalações do Cliente;

(h)          segurança geral do Terminal;

(i)           determinação dos requisitos de regaseificação Diária de Gás;

(h)          overall Terminal security;

(i)           determination of Daily re-gasification requirements;

(j)           management and control of onshore power and utilities;

(k)          inspection and maintenance of all onshore and marine equipment and facilities;

(l)         transfer of people from shore to the FSRU, mainly crew, inspectors and others, at the dates and times to be agreed between the Parties;

(m)        provision of all LNG, lubricating oils and fuel; and

(n)         provision of trained, competent personnel to meet the above responsibilities.

4.3          Customer to Provide

From the Service Commencement Date and throughout the Agreement Period, the Customer shall provide and/or pay for:

(a)        all fuels (including LNG) suitable for burning in the FSRU’s boilers/engines and auxiliaries (excluding Boil-Off up to the Boil-Off Warranty or Boil-Off incurred during Reduced Regasification performance or Off-Hire) as Boiler Fuel and Pilot Fuel;

(b)         all LNG required for cooling the FSRU’s cargo tanks and regasification systems and other handling systems to the temperatures necessary to commence bulk discharge of LNG into the FSRU, except where the LNG is required as a result of a breach of contract on the part of the Contractor or the Owner;

(c)        light and canal dues, port charges, commissions and all other charges or expenses relating to unloading, discharging and bunkering;

(d)          towage, pilotage and all mooring, security, loading and discharging facilities; and

(e)         all customs and import duties related to the FSRU’s temporary importation, equipment and spare parts that qualify for special temporary admission regime.

5.	CONDITION OF THE FSRU DURING THE AGREEMENT PERIOD

5.1          The Contractor shall guarantee and ensure that, throughout the Agreement Period, the FSRU:

(a)          shall be classed by a Classification Society;

(b)          shall maintain a Condition Assessment Programme rating of not less than two (2) with a validity of not less than five (5) years, when applicable;

(c)         shall be in every way fit to load, carry, store, regasify and reload LNG and to discharge and deliver Regasified LNG in accordance with this Agreement and as dictated by International Standards;

(d)       shall be tight, staunch, strong, in good order and condition and fit for service, with its safety and fire-fighting equipment, machinery, boilers/engines, hull, regasification equipment and other equipment (including, but not limited to, hull stress calculator, radar, computers and computer systems) in a good and efficient state as dictated by International Standards;
(j)           gestão e controle de energia onshore e serviços;

(k)          inspeção e manutenção de todos os equipamentos e instalações terrestres e marítimos;

(l)           translado de pessoas da costa para a FSRU, notadamente tripulação, inspetores e outros, conforme datas e horários que venham a ser definidos entre as Partes;

(m)         fornecimento de todo GNL, óleos lubrificantes e combustíveis; e

(n)          fornecimento de pessoal treinado e competente para cumprir as responsabilidades acima.

4.3          Cliente Irá Fornecer

A partir da Data do Início do Serviço e durante todo o Período do Contrato, o Cliente deverá fornecer e/ou pagar por:

(a)         todos os combustíveis (incluindo GNL) adequados para queima nas caldeiras/motores e auxiliares da FSRU (excluindo o Boil-Off até a compensação de Boil-Off Garantido ou Boil-Off incorrido durante período de Regaseificação Reduzida ou Off-Hire) como combustível e Combustível Piloto;

(b)        todo o GNL necessário para o resfriamento dos tanques de carga e sistemas de regaseificação da FSRU e outros sistemas de manuseio às temperaturas necessárias para iniciar a descarga a granel de GNL na FSRU, exceto nos casos em que o GNL seja exigido como resultado de um descumprimento de contrato por parte da Contratada ou da Fretadora;

(c)        contribuições de farol e canal, encargos portuários, comissões e todos os demais encargos e despesas relativos ao descarregamento, liberação e abastecimento (bunkering);

(d)          serviços de reboque, praticagem e todas as instalações de atracação,segurança, carregamento e descarregamento; e

(e)          todos os encargos alfandegários e tributos de importação temporária que venham a incidir sobre a FSRU, equipamentos e partes sobressalentes que se qualifiquem para regime especial de admissão temporária.

5.	CONDIÇÃO DA FSRU DURANTE O PERÍODO DO CONTRATO

5.1          A Contratada deverá garantir e assegurar que, durante todo o Período do Contrato, a FSRU:

(a)          seja classificada por Sociedade Classificadora;

(b)          mantenha um Programa de Avaliação de Condição por pelo menos 2 (dois) anos com validade de, não inferior, a 5 (cinco) anos, quando aplicável;

(c)          seja em todos os aspectos adequada ao carregamento, transporte, armazenamento, regaseificação e recarregamento de GNL, e à descarga e entrega de GNL Regaseificado de acordo com o presente Contrato e de acordo com os Padrões Internacionais;

(d)          seja bem vedada, firme, resistente, em boa ordem e condições para o serviço, com seus equipamentos de segurança e combate a incêndios, maquinaria, caldeiras/motores, casco, equipamento de regaseificação e outros equipamentos (incluindo, mas não se limitando a, medidor de estresse do casco, radar, computadores e sistemas de informática) em bom e eficiente estado de acordo com os Padrões Internacionais;

(e)          shall be equipped with tanks, valves and pipelines that shall be liquid and gas tight as dictated by International Standards;

(f)          shall be in every way fitted for burning:

(i)          if applicable, at sea or in port, fuel oil in proportion with Boil-Off (to an extent consistent with technical specifications of the FSRU) for main propulsion and fuel oil/marine diesel oil for auxiliaries; and

(ii)          in port, Natural Gas in its boilers/engines and low sulphur marine diesel oil for auxiliaries;

(g)          shall have all its cargo measuring equipment, regasification equipment and instrumentation calibrated and certified and this shall be verified at the Terminal by the relevant inspectorate that is undertaking such verification in accordance with internationally recognised industry standards and also accepted by Brazilian customs authorities;

(h)          shall have its insulation spaces prepared in accordance with its containment system design conditions;

(i)           shall have on board all certificates, documents and equipment required from time to time by the Law applicable to registration of the FSRU to enable it to perform the service under this Agreement without delay;

(j)          shall comply with the description appended hereto as Appendix A; provided, however, that if there is any conflict between the provisions of Appendix A and any other provision, including this clause 3 of this Agreement, the provisions of clauses 1 to 47 of this Agreement (but not within any Appendices) shall prevail;

(k)         shall maintain its flag, registry, Classification Society, Insurances and management company, which shall not be changed without the prior written consent of the Customer (not to be unreasonably withheld or delayed);

(l)           shall, in its operation, comply with all relevant Laws of Brazil applicable therein and existing at the date hereof; and

(m)         shall be capable of operating with no venting of Boil-Off gases to the atmosphere (but is capable of venting such Boil-Off gases if circumstances so require or if any Governmental Authority requires and safety of the FSRU permits);

provided that, if the FSRU did not comply with any of the above requirements on the Service Commencement Date, the Contractor’s obligation to exercise due diligence to ensure that the FSRU complies with such requirements shall be limited to the extent that the FSRU so complied on the Service Commencement Date.
(e)           seja equipado com tanques, válvulas e dutos que devem ser a prova de liquido e gás de acordó com os Padrões Internacionais;

(f)           seja em todos os aspectos, adaptado para incineração:

(i)     conforme aplicável, no mar ou no porto, óleo combustível proporcional à Boil-Off (em conformidade com as especificações técnicas da FSRU) para a propulsão principal e óleo combustível/óleo diesel marinho para auxiliares; e

(ii)    no porto, Gás Natural em suas caldeiras/motores e óleo diesel marinho com baixo teor de enxofre para auxiliares;

(g)         tenha todo o equipamento de medição de carga, equipamento de regaseificação e instrumentação calibrados e certificados e isto deverá ser verificado no Terminal pelo respectivo fiscal responsável por tal verificação de acordo com os padrões da indústria reconhecidos internacionalmente e também aceitos pelas autoridades alfandegárias brasileiras;

(h)          tenha suas áreas de isolamento preparadas de acordo com as condições de projeto de seu sistema de contenção;

(i)           tenha a bordo todos os certificados, documentos e equipamentos exigidos de tempos em tempos pela Lei aplicável para o registro da FSRU para permitir que a mesma execute o serviço sob este Contrato sem atrasos;

(j)          cumpra a descrição na forma do Anexo A, desde que, contudo, caso haja qualquer conflito entre as disposições do Anexo A e qualquer outra previsão, incluindo esta cláusula 3 deste Contrato, as disposições da cláusula 1 a 47 do presente Contrato (mas não dentro de quaisquer Anexos) prevalecerão;

(k)         deverá manter sua bandeira, registro, Sociedade Classificadora, Seguros e sociedade de gestão, que não poderão ser alterados sem o prévio consentimento por escrito do Cliente (que não deve ser retido ou atrasado injustificada mente);

(l)           deverá, em sua operação, cumprir todas as Leis relevantes do Brasil, aplicáveis e existentes nesta data; e

(m)        deverá ser capaz de funcionar sem ventilação de gases de evaporação para a atmosfera (mas deverá ser capaz de ventilar tais gases de evaporação se as circunstâncias assim requisitarem ou se qualquer Autoridade Governamental exigir e a segurança da FSRU permitir);

considerando que, se a FSRU não cumpriu com qualquer das exigências acima referidas na Data do Início do Serviço, a obrigação da Contratada de exercer a devida diligência para assegurar que a FSRU cumpra com essa exigência estará limitada na medida em que a FSRU tenha sido cumprida na Data do Início do Serviço.

6.	MODIFICAÇÕES

6.1         Caso modificações à FSRU sejam solicitadas após a Data do Início do Serviço em virtude de uma Mudança na Lei Brasileira (mas não de outras Mudanças na Lei), ou como resultado de um pedido do Cliente, o Cliente será responsável pelos custos razoáveis devidamente comprovados das modificações.

6.	MODIFICATIONS

6.1         Should modifications to the FSRU be required after the Service Commencement Date as a result of a Change in Law in Brazil (but not other Changes in Law) or as a result of a request from the Customer, the Customer be responsible for reasonable and documented costs of the modifications.

7.	SHIPBOARD PERSONNEL AND THEIR DUTIES

7.1         Personnel

(a)         From the Service Commencement Date and throughout the Agreement Period, the Contractor shall provide shipboard personnel on the followings terms:

(i)          the FSRU shall have a full and efficient complement of Master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number and nationality required by the laws of the registry and, when the FSRU is in Brazilian waters, under Brazilian Law and requirements of local authorities, who shall be trained to operate the FSRU and her equipment competently and safely;

(ii)         all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the laws of the registry and any requirements of the Laws of Brazil necessary for the FSRU to trade thereto;

(iii)        all shipboard personnel shall be trained and certified to a standard customary for a Reasonable and Prudent Operator of an LNG tanker and in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 or any additions, modifications or subsequent versions thereof;

(iv)        there shall be on board sufficient personnel with a good working knowledge of the written and spoken English language to enable the FSRU to load and discharge LNG and Regasified LNG efficiently and safely and to enable quick and efficient communication between the FSRU and those loading the FSRU or accepting discharge from the FSRU;

(v)         the terms of employment of the FSRU’s staff and crew will always remain acceptable to the International Transport Worker’s Federation and the FSRU will at all times carry a “blue card”; and

(vi)        the FSRU shall be manned and operated in accordance with International Standards and Laws by a full, qualified and competent crew including a Master, chief engineer, chief mate and cargo engineer who each have a minimum of eighteen (18) months’ aggregate experience on LNG tankers in any position on board a similar FSRU and such other officers having responsibilities associated with the operation of the FSRU who each have at least twelve (12) months’ experience on LNG tankers. The Customer reserves the right to review any officer’s LNG experience from time to time if appropriate for safety of operations or if required by LNG buyers.
7.	TRIPULAÇÃO E SUAS FUNÇÕES

7.1          Pessoal

(a)          Na Data do Início do Serviço e durante todo o Período do Contrato, a Contratada deverá fornecer pessoal a bordo nos seguintes termos:

(i)           a FSRU deverá ter uma completa e eficiente tripulação suplementar, com Comandante, oficiais e tripulação para um navio de sua tonelagem, que não deverá ser, em nenhum caso, menor do que o número e a nacionalidade exigidos pelas leis do registro, e quando a FSRU estiver em águas brasileiras, sob a lei brasileira e conforme exigências das autoridades locais que deverá ser treinada para operar a FSRU e seu equipamento com competência e segurança;

(ii)      todo o pessoal a bordo deve possuir certificados de qualificação válidos, de acordo com os requisitos das leis do registro e quaisquer requisitos das leis do Brasil necessários para que a FSRU possa negociá-los;

(iii)          todo o pessoal a bordo do navio deve ser treinado e certificado de acordo com as normas habituais de um Operador Razoável e Prudente de um petroleiro de GNL e de acordo com as disposições pertinentes da Convenção Internacional sobre Normas de Treinamento de Marítimos, Emissão de Certificados e Serviço de Quarto, 1995 ou quaisquer de suas adições, modificações ou versões subsequentes;

(iv)        deverá haver pessoal suficiente a bordo com um bom conhecimento de trabalho da língua inglesa escrita e falada, para possibilitar que as operações de carga e descarga do GNL e do GNL regaseificado da FSRU sejam realizadas de forma eficiente e segura e para permitir que as comunicações entre a FSRU e aqueles efetuando o carregamento da FSRU ou aceitando a descarga da FRSU;

(v)          os termos de contratação do pessoal e da tripulação da FSRU devem ser sempre aceitáveis para a Federação Internacional dos Trabalhadores do Transporte e a FSRU deverá portar sempre um “cartão azu”l; e

(vi)          a FSRU deve ser tripulada e operada de acordo com os Padrões e Leis Internacionais por uma tripulação completa, qualificada e competente, incluindo um Comandante, chefe de máquinas, imediato e engenheiro de carregamento, cada um com no mínimo, 18 (dezoito) meses de experiência total em naviostanque de GNL em qualquer posição a bordo de uma FSRU similar e outros oficiais com responsabilidades relacionadas à operação da FSRU que tenham experiência em operações de GNL de, no mínimo, 12 (doze) meses de experiência em petroleiros de GNL. O Cliente se reserva o direito de revisar a experiência de qualquer funcionário de GNL de tempos em tempos, se apropriado para a segurança das operações, ou se exigido pelos compradores de GNL.

(b)       The Contractor shall, at all times during the Agreement Period, comply with all Laws and requirements of any Governmental Authority in respect of the provision of shipboard personnel under this Agreement.

(c)         The Contractor shall, without any effect on the Customer or on any Contractor’s obligations hereunder, remove and immediately replace any of their employees or workers whose presence on board the FSRU or at the Customer’s Facilities has not been or would not be accepted by the Customer.

(d)        The Parties confirm that, in respect of any obligations under this Agreement and in relation to Brazilian social security laws, no employee or worker will be subject to any activities in a manner that may harm such employee’s or worker’s health or physical integrity.

8.	AUTHORISATIONS

8.1        The Parties shall be responsible for obtaining and maintaining their respective Authorisations and appointing the name of the Party responsible for procuring each respective Authorisation, as set forth on Appendix H. The Parties agree, to the extent practicable, to use reasonable endeavours to assist each other in obtaining such Authorisations.

8.2        For the avoidance of doubt, the Contractor shall be responsible for, and shall bear the cost of, submitting applications for all certificates and documentation required during the Agreement Period relating to compliance with the requirements of the Classification Society, the Flag State, ANVISA, the Brazilian navy and IBAMA or any local environmental authority, in each case as may be required for the FSRU’s operation in Brazil; provided, however, any licencing required exclusively by the Terminal is to be obtained by, and at the expense of, the Customer. The Contractor shall fulfill all the conditions and requirements related to the Terminal licensing, as applicable.

8.3         The Parties acknowledge that certain Brazilian Authorisations are required for the Project and for the installation, mobilisation and operation of the FSRU at the Terminal. To the extent not assigned responsibility on Appendix H, subject to clause 8.2, the Customer shall be responsible for, and shall bear the cost of, obtaining and maintaining any necessary approval Authorisations from any Governmental Authority in Brazil and, subject to clause 8.4, the Contractor shall be responsible for, and bear the cost of, obtaining and maintaining any necessary Authorisations from any Governmental Authority outside of Brazil.

8.4        If further Authorisations are required that are not included in Appendix H and the Contractor is not permitted to apply for such because they can only be issued in the Customer’s name or the Parties agree that the Contractor would not typically be required to obtain such Authorisations in accordance with good industry practice, the Customer shall be responsible for obtaining such Authorisations; and the Customer shall bear all costs for any such Authorisations from any Governmental Authority in Brazil and the Contractor shall bear all costs for any such Authorisations from any Governmental Authority outside of Brazil.
(b)      A Contratada deverá, durante todo o Período do Contrato, cumprir todas as leis e exigências de qualquer Autoridade Governamental no que se refere ao fornecimento de pessoal a bordo sob este Contrato.

(c)          A Contratada deverá, sem qualquer efeito para o Cliente ou qualquer das obrigações da Contratada sob este instrumento, remover e recolocar imediatamente qualquer dos seus empregados ou trabalhadores cuja presença na FSRU ou nas Instalações do Cliente não tenha sido ou não seja aceita pelo Cliente.

(d)      As Partes confirmam que, em relação a quaisquer obrigações decorrentes deste Contrato e em relação às leis previdenciárias brasileiras, nenhum funcionário ou trabalhador estará sujeito a qualquer atividade que possa prejudicar sua saúde ou integridade física.

8.	AUTORIZAÇÕES

8.1        As Partes serão responsáveis pela obtenção e manutenção das respectivas Autorizaçõese pela nomeação de cada Parte responsável por obter cada Autorização correspondente, conforme disposto no Anexo H. As Partes concordam, na medida do possível, em envidar razoáveis esforços para auxiliar umas às outras na obtenção das Autorizações.

8.2         Para evitar dúvidas, a Contratada será responsável pela, e deverá arcar com os custos de, apresentação dos pedidos de todos os certificados e documentação exigidos durante o Período do Contrato relacionados ao cumprimento dos requisitos da Sociedade Classificadora,da Bandeira de Registro, ANVISA, Marinha Brasileira e IBAMA ou qualquer autoridade ambiental local, em cada caso que seja necessário para a operação da FSRU no Brasil; desde que, entretanto, qualquer licenciamento exigido exclusivamente pelo terminal seja obtido por e às custas do Cliente. A Contratada deverá cumprir com todos as condicionantes e requisitos relacionados às licenças do Terminal, conforme aplicável.

8.3        As Partes reconhecem que determinadas Autorizações brasileiras são necessárias ao Projeto e à instalação, mobilização e operação da FSRU no Terminal. Na medida em que não seja atribuída a responsabilidade do Anexo H, sujeito à claúsula 8.2, o Cliente será responsável por e deverá arcar com os custos de obtenção e manutenção das aprovações das Autorizações de qualquer Autoridade Governamental no Brasil e, sujeita à cláusula 8.4, a Contratada será responsável por e deverá arcar com os custos de obtenção e manutenção de quaiquer aprovações das Autorizações de qualquer Autoridade Governamental fora do Brasil.

8.4         Caso sejam necessárias outras Autorizações que não estejam incluídas no Anexo H e que a Contratada não tenha permissão para solicitar tais autorizações, porque só podem ser emitidas em nome do Cliente ou as Partes concordam que a Contratada normalmente seria obrigada a obter tais Autorizações de acordo com a boa prática do setor, o Cliente será responsável pela obtenção de tais Autorizações, e o Cliente arcará com todos os custos de tais Autorizações de qualquer Autoridade Governamental no Brasil e a Contratada arcará com todos os custos por tais Autorizações de qualquer Autoridade Governamental fora do Brasil.

9.	INSPECTION

9.1          The Customer shall have the right, at the Customer’s expense, to inspect the FSRU at any time to ensure that the Contractor is complying with its obligations pursuant to clause 6. Such inspection shall be undertaken in the company of a representative of the Contractor, and the Customer shall contact the Contractor prior to each inspection to agree upon scheduling of the such inspection. The Contractor shall cooperate, to the extent that is reasonably practicable, to fulfill the Customer’s inspection request in a timely manner.

9.2        The Contractor also acknowledges the right of the Owner (and its financiers) under the Bareboat Charter to inspect the FSRU at any time and keep representatives on board. The Contractor shall ensure that the Owner (and its financiers) are afforded all necessary cooperation and accommodation on board the FSRU; provided that such inspection shall be made without interference or hindrance to the FSRU’s safe operation and shall be limited to a maximum of two (2) persons.

9.3       The Contractor shall have the right, at the Contractor’s expense, to inspect the Terminal at any time to ensure that the Customer is complying with its obligations pursuant to clauses 4.1 and 4.2. Such inspection shall be undertaken during business hours in Brazil (09:0047:00) in the company of a representative of the Customer, and the Contractor shall contact the Customer prior to each inspection to agree upon scheduling of such inspection. The Customer shall cooperate, to the extent that is reasonably practicable, to fulfill the Contractor’s inspection request in a timely manner.

10.	NOMINATIONS OF REGASIFIED LNG

10.1      Procedures concerning nominations of Regasified LNG shall be developed in the Commercial and Operations Manual and in accordance with the terms of this Agreement.

10.2       In addition, the Customer shall provide an regasification schedule, and the Contractor shall comply with such schedule within three (3) hours from the time of the receipt by the Contractor of the schedule.

11.	INJURIOUS CARGOES

The Contractor shall ensure that no acids, explosives or cargoes injurious to the FSRU are shipped or loaded into the FSRU and, without prejudice to the foregoing, in the event of any damage to the FSRU caused by the shipment or loading of any such injurious cargo, the Contractor shall indemnify the Customer from and in respect of all time and costs of, or incidental to, the repair of such damage. No voyage shall be undertaken, nor any goods or cargoes loaded, that may expose the FSRU to capture or seizure by any Governmental Authority.

12.	SUPER-NUMERARIES

The Customer may send up to two (2) representatives to the FSRU’s available accommodation for the duration of the Agreement Period. The Contractor shall provide all provisions and all requisites as supplied to officers of the FSRU, except alcohol, without any additional cost to the Customer.
9.	INSPEÇÃO

9.1        O Cliente terá o direito, às expensas do Cliente, de inspecionar a FSRU a qualquer momento para assegurar que a Contratada esteja cumprindo as obrigações previstas na cláusula 6. Essa inspeção deverá ser realizada na companhia de um representante da Contratada e o Cliente deverá entrar em contato com a Contratada antes de cada inspeção para combinarem sobre a programação da mesma. A Contratada deverá cooperar, na medida do razoavelmente praticável, para atender oportunamente o pedido de inspeção do Cliente em tempo hábil.

9.2       A Contratada também reconhece o direito da Fretadora (e seus financiadores) sob o Afretamento a Casco Nu de inspecionar a FSRU, a qualquer tempo e manter a bordo representantes. A Contratada deverá assegurar que a Fretadora (e seus credores) obtenham toda a cooperação e acomodação necessária a bordo da FSRU, sendo que tal inspeção será efetuada sem interferência ou impedimento à operação segura da FSRU e será limitada a um máximo de 2 (duas) pessoas.

9.3       A Contratada terá o direito, às expensas da Contratada, de inspecionar o Terminal a qualquer momento para assegurar que o Cliente esteja cumprindo com suas obrigações de acordo com as cláusulas 4.1 e 4.2. Essa inspeção deverá ser realizada no horário comercial do Brasil (09:00-17: 00) na companhia de um representante do Cliente e a Contratada deverá entrar em contato com o Cliente antes de cada inspeção para combinarem sobre a programação da mesma. O Cliente deverá cooperar, na medida do razoavelmente praticável, para atender o pedido de inspeção da Contratada em tempo hábil.

10.	NOMINAÇÕES DO GNL REGASEIFICADO

10.1        Os procedimentos relacionados às nominações da GNL Regaseificado serão elaborados no Manual Comercial e Operacional e de acordo com os termos deste Contrato.

10.2       Além disso, o Cliente deverá fornecer um cronograma de regaseificação e a Contratada deverá cumprir com tal cronograma em até 03 (três) horas, da hora do recebimento do cronograma pela Contratada.

11.	CARGAS PREJUDICIAIS

A Contratada deverá assegurar que nenhum ácido, explosivo ou carga prejudicial à FSRU será embarcado ou carregado na FSRU e, sem prejuízo do disposto acima, no caso de qualquer dano à FSRU causado pelo embarqueou carregamento de qualquer uma das cargas prejudiciais acima, a Contratada deverá indenizar o Cliente de e em relação a todo o tempo e custos de, ou incidentais à, reparação de tal dano. Nenhuma viagem será realizada, nem quaisquer mercadorias ou cargas carregadas, que possam expor a FSRU à captura ou apreensão por qualquer Autoridade Governamental.

12.	SUPER-NUMERÁRIOS

O Cliente poderá enviar até 2 (dois) representantes ao alojamento disponível da FSRU durante todo o Período do Contrato. A Contratada deverá fornecer todas as provisões e todos os requisitos fornecidos aos oficiais da FSRU, exceto bebidas álcolicas, sem qualquer custo adicional para o Cliente.

13.	TITLE AND RISK TO LNG AND REGASIFIED LNG

Title to LNG and Regasified LNG shall remain with the Customer at all times. However, the Contractor is obligated to pay for Excess Boil-Off beyond that set forth in the LNG Usage Allowance. Additionally, the Contractor shall assume the risk of contamination between the LNG Transfer Point and the Gas Delivery Point and indemnify the Customer for any such contamination, except if caused by Off-Specification LNG or aging, as defined under this Agreement. Additionally, the Contractor shall indemnify the Customer for any loss of LNG between the LNG Transfer Point and the Gas Delivery Point, except if caused by Off-Specification LNG or aging, as defined under this Agreement.

Notwithstanding the above, the Customer may use the FSRU to regasify LNG purchased by third parties. In this case, the LNG and regasefied LNG belonging to Third Parties shall be treated as LNG or Regasefied LNG belonging to the Customer for all contractual purposes.

14.	SHIPPING ARRANGEMENTS

14.1       Upon the Customer’s request to the Contractor for a berthing and transfer operation, the Contractor shall notify and confirm to the Customer that the FSRU is ready to accept the LNG Carrier alongside the FSRU for the transfer of LNG. Once the Contractor has agreed to accept the LNG Carrier, the Customer shall then notify the Contractor that the LNG Carrier is ready to berth alongside the FSRU. The Contractor shall at all times closely monitor and assist with the berthing, the mooring and the communications with the LNG Carrier and the Terminal.

14.2       All ship-to-ship transfer operations from the LNG Carrier will be carried out on a side-by-side basis using two (2) or more flexible LNG hoses mounted on the FSRU. LNG Carrier-to-FSRU operations shall meet or exceed the latest published edition of the International Chamber of Shipping /OCIMF Ship to Ship Transfer Guide (Liquefied Gases) and any other recommendation published by SIGTTO, as amended from time to time. The cost of any additional equipment, personnel, training and insurance not involving the FSRU and reasonably required for such ship-to-ship transfer operations shall be for the account of the Customer.

15.	INCOMING CARRIERS

15.1       Conditions of Use

(a)         The Customer shall cause each LNG Carrier to utilise the Terminal subject to all relevant port regulations.

(b)         The Contractor shall not be obliged to load (or, as the case may be, reload) any cargo of LNG from (or, as the case may be, onto) any LNG Carrier until the master or charterer or owner or operator of the LNG Carrier has signed the Conditions of Use and unless the LNG Carrier meets the technical requirements for LNG Carriers calling at the FSRU, as set out in clause 15.2 below.
13.	TÍTULO E RISCO PARA O GNL E GNL REGASEIFICADO

O título de GNL e de GNL Regaseificado permanecerão com o Cliente em todos os momentos. No entanto, a Contratada é obrigada a pagar pelo Excesso de Boil-Off além do estipulado na Permissão do Uso do GNL. Adicionalmente, a Contratada deverá assumir o risco de contaminação entre o Ponto de Transferência do GNL e o Ponto de Entrega do Gás e indenizar o Cliente por tal contaminação, exceto se causado por GNL Fora das Especificações ou envelhecimento, conforme definido neste Contrato. Adicionalmente, a Contratada deverá indenizar o Cliente por qualquer perda de GNL entre o Ponto de Transferência de GNL e o Ponto de Entrega de GNL, exceto se causado por GNL Fora das Especificações, conforme definido neste Contrato.

Não obstante o acima estabelecido, o Cliente pode utilizar a FSRU para regaseificar GNL comprado de Terceiros. Nesse caso, o GNL e o Gás regaseificado de Terceiros será tratado como GNL ou Gás regaseificado de Terceiros para todos os fins deste Contrato.

14.	ARRANJOS DE EMBARQUE

14.1        Mediante solicitação do Cliente à Contratada para uma operação de atracação e de transferência, a Contratada deverá notificar e confirmar com o Cliente que a FSRU está pronta para aceitar a Transportadora de GNL junto à FSRU para a transferência de GNL. Uma vez que a Contratada tenha concordado em aceitar a Transportadora de GNL, o Cliente deverá notificar a Contratada de que a Transportadora de GNL está pronta para ancorar ao lado da FSRU. A Contratada deverá sempre monitorar e assistir de perto a acostagem ,amarração e as comunicações com a Transportadora de GNL e o Terminal.

14.2        Todas as operações de ship-to-ship da Transportadora de GNL serão realizadas lado a lado usando 2 (duas) ou mais mangueiras de GNL flexíveis montadas na FSRU. As operações da Transportadora de GNL para a FSRU devem atender ou exceder a última edição publicada do Guia de Transferência ship-to-ship da Câmera Internacional de Navegação (ICS)/OCIMF (Gases Liquefeitos) e qualquer outra recomendação publicada pelo SIGTTO, conforme alterada de tempos em tempos. Os custos de qualquer equipamento, pessoal, treinamento e seguro adicionais não envolvendo a FSRU e razoavelmente necessários para tais operações de ship-to-ship serão arcados pelo Cliente.

15.	TRANSPORTADORAS DE RECEBIMENTO

15.1        Condições de Uso

(a)         O Cliente deverá providenciar para que cada Transportadora de GNL utilize o Terminal sujeito a todos os regulamentos portuários relevantes.

(b)         A Contratada não deverá ser obrigada a carregar (ou, se for o caso, recarregar) qualquer carga de GNL de (ou, se for o caso, para) qualquer Transportadora de GNL até que o comandante ou afretadora ou proprietária ou operadora da Transportadora de GNL tenha assinado as Condições de Uso e a menos que a Transportadora de GNL tenha atendido os requisitos técnicos para a Transportadora de GNL acostando na FSRU, conforme disposto na cláusula 15.2 abaixo.

(c)         Without prejudice to clause 15.1(b), the Customer shall provide the Contractor with advanced written notice of the full particulars of all LNG Carriers calling at the FSRU, which shall be subject to the Contractor’s ship inspection and vetting approval procedures to ensure compatibility. The Customer shall, if requested by the Contractor, arrange for the Contractor to have access to any LNG Carrier (at the Contractor’s cost) as the Contractor may reasonably require from time to time in order to ensure that such LNG Carrier is compatible with the Terminal and the FSRU and meets the technical requirements for LNG Carriers calling at the FSRU, as set out in clause 15.2 below. Each time the Contractor requires access to an LNG Carrier, the Customer shall procure such access from the owner of the LNG Carrier; provided that the Contractor gives the Customer reasonable prior notice specifying the time of access, the parts of the LNG Carrier that the Contractor needs to access and the purpose of such access. In accessing the LNG Carrier, the Contractor shall comply with the instructions of the master of the LNG Carrier. The Parties shall co-operate with each other in good faith in this matter. For the avoidance of doubt, the Contractor shall have the right to reject any LNG Carrier that does not comply with the provisions of this Agreement. The Contractor shall notify the Customer in a timely manner as to whether or not it approves any LNG Carrier proposed to call at the FSRU and any notification of rejection of any LNG Carrier shall include the Contractor’s reasons for such rejection.

(d)          The Customer shall cause the master or owner or operator of the LNG Carrier to sign all other required conditions for the use of the Terminal, as specified by any Governmental Authority of Brazil, which relate to, without limitation, safety, prevention and remediation of pollution, insurance, liability, public health, required equipment and their technical specifications and/or similar financial, technical or operational requirements for the LNG Carrier before using the Contractor’s Facilities.

15.2        LNG Carriers

(a)         The Customer shall contract for the provision, maintenance and operation of LNG Carriers in good working order, such that the Customer is able to fulfill its obligations pursuant to this Agreement and that the LNG Carriers are at all times equipped and manned so as to be able to meet International Standards and the LNG SPA.

(b)         The Customer shall keep in place or execute a substitute LNG SPA, which guarantees that each LNG Carrier that it nominates for delivery or reloading of LNG shall:

(i)          be compatible with the Terminal and the FSRU and meet the technical requirements for LNG Carriers calling at the FSRU;

(ii)         be equipped with appropriate systems for communication with the Contractor’s Facilities;

(iii)          be designed, equipped and manned so as to permit the unloading of LNG at an approximate rate of at least ten thousand (10,000) cubic meters per hour;
(c)         Sem prejuízo de cláusula 15.l(b), o Cliente deverá fornecer à Contratada uma notificação prévia por escrito com as informações completas de todas as Transportadoras de GNL que irão acostar na FSRU, que estarão sujeitas aos procedimentos de inspeção de navio e aprovação da Contratada para assegurar compatibilidade. O Cliente deverá, se solicitado pela Contratada, providenciar para que a Contratada tenha acesso a qualquer Transportadora de GNL (à expensa da Contratada), conforme a Contratada possa razoavelmente exigir de tempos em tempos para assegurar que tal Transportadora de GNL seja compatível com o Terminal e a FSRU e atenda os requisitos técnicos para as Transportadoras de GNL que aportam na FSRU, conforme estabelecido na cláusula 15.2 abaixo. Sempre que a Contratada necessitar de acesso a uma Transportadora de GNL, o Cliente deverá obter tal acesso da proprietária da Transportadora de GNL, desde que a Contratada forneça ao Cliente razoável notificação prévia especificando o tempo de acesso, as partes da Transportadora de GNL que a Contratada necessitar acessar e os motivos desse acesso. Ao acessar a Transportadora de GNL, a Contratada deverá cumprir as instruções do comandante da Transportadora de GNL. As Partes deverão cooperar entre si de boa fé nessa questão. Para evitar dúvidas, a Contratada terá o direito de rejeitar qualquer Transportadora de GNL que não cumpra as disposições deste Contrato. A Contratada deverá informar oportunamente o Cliente se aprova ou não a proposta para aportar na FSRU de qualquer Transportadora de GNLe qualquer notificação de rejeição de qualquer Transportadora de GNL deverá incluir os motivos da Contratada para tal rejeição.

(d)          O Cliente deverá fazer com que o comandante ou a proprietária ou o operador da Transportadora de GNL assine todas as outras condições exigidas para a utilização do Terminal, conforme especificado por qualquer Autoridade Governamental do Brasil, relacionadas, sem limitação, à segurança, prevenção e remediação da poluição, seguro, responsabilidade, saúde pública, equipamentos necessários e suas especificações técnicas e/ou requisitos financeiros, técnicos ou operacionais semelhantes para a Transportadora de GNL antes de utilizar as Instalações da Contratada.

15.2        Transportadoras de GNL

(a)          O Cliente deverá contratar a prestação, manutenção e operação de Transportadoras de GNL em bom estado de funcionamento, de modo a poder cumprir as suas obrigações de acordo com o presente Contrato e para que as Transportadoras de GNL estejam sempre equipadas e tripuladas de forma a atender os Padrões Internacionais e ao Contrato de Compra de GNL.

(b)         O Cliente deverá manter em vigor ou substituir o Contrato de Compra de GNL, o qual garante que cada Transportadora de GNL que é indicada para entrega ou recarga da GNL deverá:

(i)          ser compatível com o Terminal e a FSRU e atenda os requisitos técnicos das Transportadoras de GNL acostadas na FSRU;

(ii)           estar equipada com sistemas adequados de comunicação com as Instalações da Contratada;

(iii)       ser desenhada, equipada e tripulada de modo a permitir a Descarga de GNL a uma taxa aproximada de, pelo menos, 10,000 (dez mil) metros cúbicos por hora;

(iv)          be entered with a member of the International Group of Pgd Clubs and carrying that level of P&I coverage and other insurance coverage customary in the LNG trade and typically carried by a Reasonable and Prudent Operator;

(v)         be operated and maintained in accordance with the rules and regulations of, and maintained in class with, a Classification Society and any other Laws, rules, regulations, recommendations and guidelines which a reputable LNG Carrier operator would apply, including the ISM Code and the ISPS Code;

(vi)          be operated to International Standards; and

(vii)          have a valid OCIMF SIRE Report.

(c)          The Customer shall provide that each LNG Carrier is compatible in all respects with the Contractor’s Facilities and in compliance with the provisions of this Agreement.

(d)         The Customer shall provide or cause to be provided any tugs, pilots or mooring master required for the berthing of LNG Carriers alongside the FSRU (such tugs, pilots, mooring master, escorts and support vessels to satisfy relevant industry standards).

15.3        Unloading and Loading Performance Warranties

(a)          The Contractor warrants that, throughout the Agreement Period, the FSRU shall be capable of unloading and loading LNG cargo at an average rate of at least nine thousand (9,000) cubic meters of LNG per hour at not less than 4 Bar(g) pressure at the LNG Transfer Point utilising a minimum of four (4) manifold connection points;

PROVIDED THAT, in order for the Contractor to warrant such average rate of loading and unloading the FSRU (i) the LNG Carrier must be capable of receiving all Boil-Off generated when loading the FSRU at the above specified flow rate of LNG; (ii) the LNG in the cargo tanks of the offloading/loading LNG Carrier must be at a homogeneous temperature corresponding to a saturation pressure of 108 millibar(g); (iii) the FSRU’s cargo tanks must be colder than the temperature of negative one hundred fifty-nine Degrees Celsius (-159°C) for commencement of loading; and (iv) the LNG Carrier must have a storage capacity when empty of at least one hundred twenty thousand (120,000) cubic metres (the “Unloading Reference Conditions”); and

PROVIDED FURTHER THAT (i) the Contractor shall have no liability under this clause 15.3(a) (whether for breach of contract, negligence or otherwise) in respect of delays that are directly attributable to the Contractor and (ii) the Contractor’s liability under this clause 15.3(a) (whether for breach of contract, negligence or otherwise) shall be limited as follows:

(i)         The allotted unloading for each LNG Carrier (the “Allotted Unloading Time”) shall be calculated in accordance with the following formula:
(iv)          ser inscrita como membro de Grupo Internacional dos Clubes P&I Clubs e portadora desse nível de cobertura de P&I e outros seguros habituais no comércio de GNL e tipicamente aprovado por um Operador Razoável e Prudente;

(v)          ser operada e mantida de acordo com as normas e regulamentos de, e mantida em classe com, uma Sociedade Classificadora, e quaisquer outras leis, normas, regulamentos, recomendações e orientações que um operador respeitável de Transportadora de GNL seguiria, incluindo SOLAS, o Código do ISM e o Código do ISPS;

(vi)          ser operada a Padrões Internacionais; e

(vii)          ter um Relatório OCIMF SIRE válido.

(c)        O Cliente deverá providenciar que cada Transportadora de GNL seja compatível em todos os aspectos com as Instalações da Contratada e de acordo com as disposições do presente Contrato.

(d)          O Cliente deverá fornecer ou providenciar quaisquer rebocadores, práticos ou capitão de amarração necessários para a acostagem da Transportadora de GNL junto à FSRU (tais rebocadores, práticos, capitão de amarração, escoltas e embarcações de apoio deverão atender os respectivos padrões do setor).

15.3        Desempenho de Garantias de Carregamento e de Descarga

(a)          A Contratada garante que, durante todo o Período Contratual, a FSRU será capaz de efetuar o descarregamento e carregamento da carga de GNL a uma taxa média de no mínimo 9.000 (nove mil) metros cúbicos de GNL por hora não inferior a 4 (quatro) Bar(g) de pressão no Ponto de Transferência de GNL utilizando um mínimo de 4 (quatro) pontos de conexão do coletor;

CONTANTO QUE, para que a Contratada garanta tal taxa média de carregamento e descargamento da FSRU: (i) a Transportadora de GNL deverá ser capaz de receber todas as Boil-Off geradas ao carregar a FSRU com a taxa de fluxo de GNL especificada acima; (ii) o GNL nos tanques de carga da Transportadora de GNL deverá estar a uma temperatura homogênea correspondente a uma pressão de saturação de 108 (cento e oito) milibar(g)(iii); (iii) os tanques de carga da FSRU deverão estar mais frios do que a temperatura de -159ºC (menos cento e cinquenta e nove graus celsius) para o início do carregamento e (iv) a Transportadora de GNL possuirão uma capacidade de armazenagem quando vazia de, pelo menos, 120,000 (cento e vinte mil) metros cúbicos (as “Condições de Referência de Descarga”); e

TAMBÉM CONTANTO QUE (i) a Contratada não terá qualquer responsabilidade prevista na cláusula 15.3(a) (quer por inadimplemento contratual, negligência ou de outra forma) em relação a atrasos que sejam diretamente atribuíves a Contratada; e (ii) a responsabilidade da Contratada sob esta cláusula 15.3(a) (seja por inadimplemento contratual, negligência ou de outra forma) ficará limitada conforme a seguir:

(i)        O descarregamento previsto para cada Transportadora de GNL (o “Tempo Estimado de Descarregamento”) será calculada de acordo com a seguinte fórmula:

Allotted Unloading Time in hours = 12 + (A/LNGC unloading rate) under the Unloading Reference Conditions

Where:

A = the LNG Carrier’s cargo containment system capacity in m3.

(ii)          The time taken to unload each LNG Carrier (“Actual Unloading Time”) shall commence once the delivering LNG Carrier is all fast alongside the FSRU and has informed the Contractor that it is ready to connect and conclude once the LNG discharge lines have been disconnected.

(iii)          If the Actual Unloading Time, under the Unloading Reference Conditions, exceeds the Allotted Unloading Time for any reason other than:

(A)          a Customer Delay Event, or

(B)          an event of Force Majeure, or

(C)   Restrictions set out by a Governmental Authority, or

(D)          adverse weather conditions, or

(E)     reasons attributable to the Customer’s LNG Supplier, the LNG Carrier or its master, crew, owner or operator,

The Contractor shall reimburse the Customer for the following amounts, according to clause 20.2, which may be deducted from the Service Fee:

(1)          demurrage for each excess hour (or part thereof) at a rate per hour that is equal to the documented rate per hour payable by the Customer pursuant to the LNG SPA or relevant LNG sale and purchase agreement entered into between the Customer and the LNG Supplier or a Third Party, if applicable; and

(2)          The Customer’s documented costs in respect of any Excess Boil-Off of an LNG Carrier for which the Contractor is responsible and which are directly incurred as a result of Actual Unloading Time (under the Unloading Reference Conditions) exceeding the Allotted Unloading Time.

(b)          The Contractor shall have the right to audit the periods and values charged for demurrage by the LNG Supplier or LNG Carrier. However, after issuance of the invoice for payment by the LNG Supplier, the Customer shall make such payment and set-off such amounts from the amounts owed to the Contractor. Should the Contractor, acting as representative of the Customer, be capable of obtaining from the LNG Supplier reimbursement of the values unduly charged by the LNG Supplier, the Contractor shall be reimbursed of such amounts.
Tempo Estimado de Descarregamento em horas = 12 + (A/taxa de descarregamento de LNGC) sob as Condições deReferência de Descarga

Onde:

A= capacidade do sistema de contenção de carga da Transportadora de GNL em m3.

(ii)       O tempo gasto para descarregar cada Transportadora de GNL (“Tempo Efetivo de Descarregamento”) terá 1n1c10 quando a Transportadora de GNL estiver acostada com as linhas de amarração passadas ao lado da FSRU e informar que está pronta para conexão e irá terminar quando as linhas de descarga de GNL tiverem sido desconectadas.

(iii)          Se o Tempo Efetivo de Descarregamento, nos termos das Condições de Referência de Descarga, exceder o Tempo Estimado de Descarregamento por qualquer razão que não seja:

(A)          um Evento de Atraso do Cliente, ou

(B)          um evento de Força Maior, ou

(C)     restrições estabelecidas por uma Autoridade Governamental, ou

(D)          condições climáticas adversas,

(E)          razões atribuíveis ao fornecedor de GNL do Cliente, à Transportadora de GNL ou ao seu comandante, tripulação, proprietária ou operador.

A Contratada deverá reembolsar ao Cliente os seguintes valores, de acordo com a cláusula 20.2, os quais poderão ser deduzidos da Taxa de Serviço:

(1)         sobre-estadia por cada hora excedente (ou parte desta) a uma taxa por hora que é igual à taxa documentada por hora devida pelo Cliente de acordo com o Contrato de Compra de GNL ou relevante contrato de compra e venda de GNL celebrado entre o Cliente e o fornecedor de GNL ou um Terceiro, caso aplicável; e

(2)          Os custos documentados do Cliente relacionados a qualquer Excesso de BoilOff de uma Transportadora de GNL para a qual a Contratada é responsável e que foram diretamente incorridos em consequência do Tempo Efetivo de Descarregamento (sob as Condições de Referência de Descarga) excedente ao Tempo Estimado de Descarregamento.

(b)         A Contratada terá o direito de auditar os períodos e valores cobrados de sobre-estadia pelo fornecedor de GNL ou Transportadora de GNL. No entanto, após a emissão da nota fiscal, o Cliente deverá efetuar o pagamento e descontar tais valores da Contratada. Caso a Contratada, agindo como representante do Cliente, seja capaz de obter junto ao fornecedor de GNL reembolso de valores cobrados indevidamente pelo fornecedor de GNL, tais valores serão reembolsados para a Contratada.

(c)          This clause 15.3, and the corresponding reduction of Service Fee pursuant to clause 20.2(a)(i), sets out the Customer’s sole and exclusive remedies as against the Contractor, Regardless of Cause, in connection with any delay in the Allotted Unloading Time.

15.4        Ship-to-Ship Transfer Procedures

LNG ship-to-ship operations shall be managed by the Contractor in accordance with the terms of this Agreement.

16.	LNG AND GAS SPECIFICATION

16.1      The Customer shall contract so that any LNG delivered at the LNG Transfer Point shall comply with the LNG Specification set out in part A of Appendix B.

16.2      The Contractor warrants that any Regasified LNG delivered at the Delivery Point shall comply with the Natural Gas Specification set out in part B of Appendix B;

PROVIDED THAT (i) all LNG delivered at the LNG Transfer Point complies with the LNG Specification set out in part A of Appendix B and (ii) the Customer complies with this clause 16; and

PROVIDED FURTHER THAT (i) the Contractor shall have no liability under this clause 16.2, in respect of any matter that is not directly caused by the Contractor’s breach of this Agreement or the Owner’s default under the Bareboat Charter and (ii) the Contractor’s liability under this clause 16.2, Regardless of Cause, shall be limited as set forth in this clause 16.

16.3       Off-Specification LNG

(a)         If, upon measurement and analysis initially undertaken in accordance with the Commercial and Operations Manual, it is found that LNG is Off-Specification, the Contractor shall notify the Customer with the details regarding the specifications of such Off-Specification LNG .

(b)         If the Contractor becomes aware of any Off-Specification LNG being delivered, or expected to be delivered at the LNG Transfer Point:

(i)       the Contractor shall use reasonable endeavours to accept such Off-Specification LNG, which the Contractor is otherwise entitled to reject under this Agreement; and

(ii)          as soon as possible after receiving any such notice, the Contractor shall notify the Customer of its election to accept or reject such Off-Specification LNG.

(c)         The Contractor may accept the proposed Off-Specification LNG subject to such terms and conditions as it may deem appropriate, and, for the avoidance of doubt, shall be entitled to refuse consent (without limitation) in circumstances where Off-Specification LNG is likely to cause damage to the FSRU or irreparable or untreatable damage or loss to the contents of the FSRU or in any way prejudice the safe and efficient operation of the FSRU.
(c)          Esta cláusula 15.3, e a correspondente redução da Taxa de Serviço de acordo com a cláusula 20.2(a)(i), estabelece os únicos e exclusivos recursos do Cliente contra a Contratada, Independente de Causa, em conexão com qualquer atraso no Tempo Estimado de Descarregamento.

15.4       Procedimento de Transferência de Ship-to-Ship

As operações shíp-to-shíp de GNL serão gerenciadas pela Contratada de acordo com os termos deste Contrato.

16.	ESPECIFICAÇÃO DE GNL E DO GÁS

16.1       O Cliente deverá contratar para que qualquer GNL entregue no Ponto de Transferência de GNL atenda a especificação de GNL estabelecida na Parte A do Anexo B.

16.2       A Contratada garante que qualquer GNL Regaseificado entregue no Ponto de Entrega irá atender a especificação de Gás Natural estabelecida na Parte B do Anexo B;

SENDO QUE (i) todo o GNL entregue no Ponto de Transferência de GNL está em conformidade com a especificação de GNL estabelecida na Parte A do Anexo B e (ii) o Cliente cumpre esta cláusula 16.; e

SENDO TAMBÉM QUE (i) a Contratada não terá qualquer responsabilidade sob esta cláusula 16.2 em relação a qualquer assunto que não seja diretamente causado pelo descumprimento deste Contrato ou inadimplemento da Afretadora nos termos do Afretamento a Casco Nu e (ii) a responsabilidade da Contratada sob esta cláusula 16.2, Independente de Causa, será limitada conforme estabelecido nesta cláusula 16.

16.3       GNL Fora das Especificações

(a)          Se, com base na mensuração e análise inicialmente realizadas de acordo com o Manual Comercial e Operacional, for verificado que o GNL está Fora das Especificações, a Contratada notificará o Cliente com os detalhes sobre as especificações de tal GNL Fora das Especificações.

(b)        Se a Contratada tomar conhecimento de qualquer GNL Fora das Especificações sendo entregue ou que se espera que seja entregue no Ponto de Transferência do GNL:

(i)       a Contratada deverá envidar esforços razoáveis para aceitar tal GNL Fora das Especificações que a Contratada tenha o direito de rejeitar sob este Contrato; e

(ii)          assim que possível após o recebimento de uma notificação, a Contratada deverá notificar o Cliente de sua decisão em aceitar ou rejeitar tal GNL Fora das Especificações.

(c)        A Contratada poderá aceitar a proposta de GNL Fora das Especificações de acordo com termos e condições que julgar apropriados, e, para evitar dúvidas, poderá recusar o consentimento (sem limitação) em circunstâncias nas quais o GNL Fora das Especificações possa causar danos à FSRU ou danos irreparáveis ou intratáveis ou perda ao conteúdo da FSRU ou de qualquer forma prejudicar o funcionamento seguro e eficiente da FSRU.

(d)        The Contractor shall, upon the Customer’s request, endeavour to accept Off-Specification LNG that the Contractor is otherwise entitled to reject; provided that the Contractor shall not be under any obligation to consent to such acceptance if such Off-Specification LNG is likely to cause damage to the FSRU or irreparable or untreatable damage or loss to the contents of the FSRU or in any way prejudice the safe and efficient operation of the FSRU.

(e)         Without prejudice to any other obligations of the Customer under this clause 16, the Customer shall indemnify the Contractor from and in respect of all costs and expenses that may arise from or in connection with the acceptance of Off-Specification LNG, including any costs stemming from (i) cleaning or remedying the FSRU; and/or (ii) venting or disposing of the Off-Specification LNG. At all times such costs shall be documented and proven by the Contractor.

(f)          The above provisions shall be the sole remedy of the Contractor in connection of the supply of Off-Specification LNG, to the exclusion of the any other financial remedy provided under Law.

16.4        Off-Specification Gas

(a)         If the Customer becomes aware of any Off-Specification Gas to be delivered at the Delivery Point, the Customer shall provide the Contractor with the details regarding the specifications of such Off-Specification Gas. The Customer’s right to reject Off-Specification Gas under this Agreement shall not apply if the cause for such Off-Specification Gas is the delivery at the LNG Transfer Point of Off-Specification LNG or if Regasified LNG is Off-Specification LNG due to LNG ageing. In such instances, the Customer and the Contractor shall work together at the Customer’s expense to redress such problem (and when requested by the Owner or the Contractor, the Customer shall at the Customer’s expense arrange for a ship to remove the Off-Specification LNG from the FSRU if such is deleterious to the FSRU). Any Regasified LNG or LNG which becomes Off-Specification Gas due to LNG ageing shall not be regarded as Off-Specification Gas for the purposes of clauses 16.4(b) and 16.4(c).

(b)         If the Customer is given advance notice from the Contractor or otherwise becomes aware in advance of any Off-Specification Gas being delivered, or expected to be delivered at the Delivery Point:

(i)        the Customer shall use reasonable endeavours to accept such Off-Specification Gas, which the Customer is otherwise entitled to reject under this Agreement; and

(ii)          as soon as possible after receiving any such notice or becoming aware, the Customer shall notify the Contractor of its election to accept or reject such Off-Specification Gas; provided that the Customer shall be required to accept (i) Off-Specification Gas to the extent resulting from Off-Specification LNG under clause 16.4 and (ii) such Regasified LNG is Off-Specification Gas to the extent due to LNG ageing within the tanks of the FSRU.
(d)         A Contratada deverá, a pedido do Cliente, procurar aceitar o GNL Fora das Especificações que a Contratada, por outro lado, tem o direito de rejeitar, sendo que a Contratada não possui qualquer obrigação de consentir para tal aceitação de GNL Fora das Especificações caso o GNL Fora das Especificações puder causar danos à FSRU ou danos irreparáveis ou intratáveis ou perda ao conteúdo da FSRU ou de qualquer forma prejudicar o funcionamento seguro e eficiente da FSRU.

(e)         Sem prejuízo de quaisquer outras obrigações 1 do Cliente sob esta cláusula 16, o Cliente deverá indenizar a Contratada de e em relação a todos os custos e despesas que possam resultar da ou em conexão com a aceitação do GNL Fora das Especificações, incluindo qualquer custo proveniente de (i) limpeza ou remediação da FSRU; e/ou (ii) ventilação ou disposição do GNL Fora das Especificações. Quaisquer custos e tempo deverão ser documentados e provados pela Contratada.

(f)         As disposições acima serão o único recurso da Contratada em relação ao fornecimento de GNL Fora das Especificações, com exclusão de qualquer outro recurso financeiro previsto na lei.

16.4        Gás Fora das Especificações

(a)         Se o Cliente tiver conhecimento de qualquer Gás Fora das Especificações a ser entregue no Ponto de Entrega, o Cliente deverá fornecer à Contratada detalhes sobre as especificações de tal Gás Fora das Especificações. O direito do Cliente de rejeitar o Gás Fora das Especificações sob este Contrato não se aplicará se a causa para tal Gás Fora das Especificações for a entrega no Ponto de Transferência de GNL do GNL Fora das Especificações ou se o GNL Regaseificado estiver Fora das Especificações devido ao envelhecimento do GNL. Nesses casos, o Cliente e a Contratada trabalharão em conjunto à custa do Cliente para resolver tal problema (e quando solicitado pela Afretadora ou pela Contratada, o Cliente deverá, à custa do Cliente, providenciar para que um navio remova o GNL Fora das Especificações da FSRU caso seja prejudicial à FSRU). Qualquer GNL Regaseificado ou GNL que venha a ser Gás Fora das Específicações devido ao envelhecimento do GNL não será considerado Gás Fora das Especificações para os fins das cláusulas 16.4.(b) 16.4.(c)

(b)          Se o Cliente tomar conhecimento de qualquer Gás Fora das Especificações sendo entregue, ou que se espera que seja entregue no Ponto de Entrega:

(i)          o Cliente deverá envidar esforços razoáveis para aceitar tal Gás Fora das Especificações que o Cliente tenha o direito de rejeitar sob este Contrato; e

(ii)          assim que possível após o recebimento de uma notificação, o Cliente deverá notificar a Contratada de sua decisão em aceitar ou rejeitar tal Gás Fora das Especificações, sendo que o Cliente será obrigada a aceitar (i) o Gás Fora das Especificações como resultado do GNL Fora das Especificações sob a cláusula 16.4 e (ii) tal GNL Regaseificado seja Gás Fora de Especificação devido ao envelhecimento do GNL.

(c)        Except to the extent that Off-Specification Gas results from the delivery of Off-Specification LNG to the FSRU, or that Regasified LNG is Off-Specification Gas due to LNG ageing within the tanks of the FSRU, if on any Day the Customer rejects any quantity of Off-Specification Gas in accordance with this clause 16.4, no Service Fee shall be payable by the Customer with respect to the period from the date and time of the Customer’s rejection until the date and time when the FSRU is capable of delivering Gas at the Delivery Point that meets the Natural Gas Specification. The Contractor shall also reimburse the cost of Off-Specification Gas and provide at its own cost the destination for the Off-Specification Gas. This provision shall not apply if the Contractor is able to comply with the Minimum Regasefication Flow Rate and clause 20.1 shall apply.

(d)         Unless otherwise provided in any clause dealing with any Adjustment Event, any adjustment to the Service Fee shall be recorded in the invoice submitted by the Contractor (in accordance with clause 20.5) for the Billing Period immediately following the date on which the Adjustment Event occurs or, if the Contractor is not aware of the occurrence of an Adjustment Event, the Billing Period following the date the Contractor is made aware of such Adjustment Event.

(e)         The Customer may accept the proposed Off-Specification Gas subject to such terms and conditions as it may deem appropriate, and, for the avoidance of doubt, shall be entitled to refuse consent (without limitation) in circumstances where Off-Specification Gas is likely to cause damage to the Terminal, Gas pipelines, the Onshore Facilities or the Plant or irreparable or untreatable damage or loss to the contents of the Terminal, Gas pipelines, the Onshore Facilities or the Plant or in any way prejudice the safe and efficient operation of the Terminal, Gas pipelines, the Onshore Facilities or the Plant.

(f)        Without prejudice to any other obligations of the Contractor under this clause 16, the Contractor shall indemnify the Customer from and in respect of all costs and expenses that may arise from or in connection with the acceptance of Off-Specification Gas, including any costs stemming from (i) cleaning or remedying the Terminal, the Gas pipelines, the Onshore Facilities or the Plant; and/or (ii) venting or disposing of the Off-Specification Gas. At all times such costs shall be documented and proven by the Customer.

(g)         The above provisions shall be the sole remedy of the Customer in connection of the supply of Off-Specification Gas, with the exclusion of the any other financial remedy provided under Law.

17.	LNG USAGE AND PILOT FUEL USAGE

17.1      The Contractor warrants that the aggregate internal use of LNG and/or Regasified LNG (as measured by the flow meters on the FSRU), including Regasified LNG consumed as fuel in the FSRU and Regasified LNG consumed in the GCU (“LNG Usage”) (unless such consumption arises from or in connection with a Customer Delay Event or Force Majeure or the Contractor accepting Off-Specification LNG), shall not exceed the LNG Usage Allowance.
(c)          Exceto na medida em que o Gás Fora das Especificações resultar da entrega de GNL Fora das Especificações à FSRU, ou que o GNL Regaseificado estiver Fora das Especificações devido ao envelhecimento do GNL dentro dos tanques da FSRU, se em qualquerdia o Cliente rejeitar qualquer quantidade de Gás Fora das Especificações de acordo com esta cláusula 16.4, a Taxa de Serviço não será devida pelo Cliente a partir da data e hora da rejeição do Cliente até a data e hora em que a FSRU for capaz de efetuar a entrega do Gás no Ponto de Entrega que atende a Especificação de Gás Natural. Além disso, a Contratada deverá reembolsar o custo do Gás Fora das Especificações e deve providenciar às suas custas a destinação do Gás Fora das Especificações. Essa cláusula não será aplicada caso a Contratada seja capaz de cumprir com a Taxa de Fluxo Mínima de Regaseificação e a cláusula 20.1 for aplicável.

(d)        Salvo disposição em contrário em qualquer cláusula que trate de Evento de Ajuste, qualquer ajuste à Taxa de Serviço será registrado na nota fiscal apresentada pela Contratada (de acordo com a cláusula 20.5) para o Período de Faturamento imediatamente após a data em que o Evento de Ajuste ocorrer ou, se a Contratada não tiver conhecimento da ocorrência de um Evento de Ajuste, o Período de Faturamento será após a data em que a Contratada tomar conhecimento do mesmo.

(e)          Caso o Cliente aceite a entrega do Gás Fora das Especificações sob este Contrato, considera-se que a Contratada entregou aquela parcela da quantidade efetivamente designada de Gás para tal Dia e a Taxa de Serviço será devida em conformidade. O Cliente poderá aceitar a proposta de GNL Fora das Especificações de acordo com termos e condições que julgar apropriados, e, para evitar dúvidas, poderá recusar o consentimento (sem limitação) em circunstâncias nas quais o Gas Fora das Especificações possa causar danos ao Terminal, aos dutos de Gás, as Instalações Onshore ou as Usinas ou danos irreparáveis ou intratáveis ou perda ao conteúdo da do Terminal, dos dutos de Gás, das Instalações Onshore ou Usina ou que de outra maneira prejudique a segurança e eficiencia da operação do terminal, dos dutos de Gás, das Instalações Onshore ou Usina.

(f)           Sem prejuízo de quaisquer outras obrigações da Contratada sob esta cláusula 16, a Contratada deverá indenizar o Cliente de e em relação a todos os custos e despesas que possam resultar da ou em conexão com a aceitação do Gás Fora das Especificações, incluindo qualquer custo proveniente de (i) limpeza ou remediação do Terminal, dos dutos de Gás, das Instalações Onshore ou Usina; e/ou (ii) ventilação ou disposição do Gás Fora das Especificações. Quaisquer custos e tempo deverão ser documentados e provados pela Contratada.

(g)          As previsões acima serão o único recurso do Cliente em conexão com fornecimento de Gás Fora das Especificações, com exclusão de qualquer outro recurso financeiro na lei, Independente de Causa.

17.	USO DO GNL E USO DO COMBUSTÍVEL PILOTO

17.1       A Contratada garante que a utilização interna total do GNL e/ou do GNL Regaseificado (conforme medido pelos medidores de vazão na FSRU), incluindo o GNL Regaseificado consumido como combustível na FSRU e o GNL Regaseificado consumido no GCU (“Uso do GNL”) (a menos que tal consumo provenha de ou esteja relacionado a um Evento de Atraso do Cliente ou Força Maior ou a aceitação da Contratada do GNL Fora das Especificações), não deverá exceder a Permissão do Uso do GNL.

17.2       Where the LNG Usage Allowance is either exceeded or not used on any Day, the LNG Usage Allowance shall be subtracted from the total LNG Usage for that Day (the balance being the “LNG Usage Differential,” which can be a positive or a negative figure), save where LNG Usage directly arises from or in connection with a Customer Delay Event or Force Majeure or the Contractor accepting Off-Specification LNG.

17.3        If the aggregate LNG Usage Differential during a Billing Period is a positive figure, the Service Fee shall be reduced pursuant to clause 20.2(a)(ii) by an amount calculated by multiplying the LNG Usage Differential for the Billing Period by the LNG Price.

17.4       The Contractor warrants that the aggregate internal use of Pilot Fuel (as measured by the tank levels of the FSRU) (“Pilot Fuel Usage”) shall not exceed the Pilot Fuel Usage Allowance and the aggregate internal use of Boiler Fuel (as measured by the tank levels of the FSRU) (“Boiler Fuel Usage”) shall not exceed the Boiler Fuel Usage Allowance.

17.5       When the Pilot Fuel Usage Allowance or the Boiler Fuel Usage Allowance is either exceeded or not used on any Day, the Pilot Fuel Usage Allowance and/or the Boiler Fuel Usage Allowance shall be subtracted from the total Pilot Fuel Usage and/or Boiler Fuel Usage Allowance for that Day (the balance being the “Pilot Fuel Usage Differential” or the “Boiler Fuel Usage Differential”, as applicable, which can be a positive or a negative number), save where Pilot Fuel Usage or Boiler Fuel Usage directly arises from or in connection with a Customer Delay Event or Force Majeure or the Contractor accepting Off-Specification LNG.

17.6       If the aggregate Pilot Fuel Usage Differential or the Boiler Fuel Usage Differential during a Billing Period is a positive figure, the Service Fee shall be reduced pursuant to clause 20.2(a)(ii) by an amount calculated by multiplying the Pilot Fuel Usage Differential and/or the Boiler Fuel Usage Differential for the Billing Period by the Pilot Fuel Price and/or Boiler Fuel Price.

17.7      This clause 17, and the corresponding reduction of the Service Fee pursuant to clause 20.2(a)(iii), sets out the Customer’s sole and exclusive financial remedies in connection with any LNG Usage Differential, Pilot Fuel Usage Differential and/or Boiler Fuel Usage Differential to the exclusion of any other financial remedy at common law or otherwise, Regardless of Cause.

18.	MAINTENANCE AND DRYDOCKING

18.1     Except as provided in clause 18.5 below, no Service Fee will be due in respect of any period of scheduled maintenance, unscheduled maintenance or Classification Society cargo tank inspection.

18.2       The Contractor shall be responsible for the maintenance and drydocking of the FSRU.

18.3      The Customer shall cooperate to ensure that the Contractor may undertake any necessary maintenance work as and when required. For the avoidance of doubt, the Contractor shall bear all costs of Gas and LNG necessary for the inerting, gassing up and cooling down of the cargo tanks in connection with cargo tank inspections.
17.2        Caso a Permissão do Uso do GNL for excedida ou não for utilizada em qualquer Dia, a Permissão do Uso do GNL será subtraída do Uso do GNL total para aquele Dia (sendo o saldo o “Uso Diferencial do GNL”, que pode ser um valor positivo ou negativo), salvo se o Uso do GNL for diretamente decorrente de um Evento de Atraso do Cliente ou Força Maior ou aceitação da Contratada do GNL Fora das Especificações.

17.3        Se o Uso Diferencial do GNL total durante um Período de Faturamento for um valor positivo, a Taxa de Serviço será reduzida de acordo com a cláusula 20.2(a)(ii) por um valor calculado multiplicando o Uso Diferencial do GNL pelo Período de Faturamento pelo Preço do GNL.

17.4       A Contratada garante que o uso interno total do Combustível Piloto (conforme medido pelos níveis do tanque da FSRU) (“Uso do Combustível Piloto”) não excederá a Permissão de Uso do Combustível Piloto e o uso interno total Combustível das Caldeiras (“Uso do Combustível das Caldeiras”) não excederá a Permissão de Uso do Combustível das Caldeiras.

17.5      Quando a Permissão de Uso do Combustível Piloto ou do Combustível das Caldeiras for excedida ou não for utilizada em qualquer Dia, a Permissão de Uso do Combustível Piloto e/ ou a Permissão de Uso, do Combustível das Caldeiras será subtraída do Uso do Combustível Piloto total ou do Uso do Combustível das Caldeiras total para esse Dia (sendo o saldo o “Uso Diferencial do Combustível Piloto” ou “Uso Diferencial do Combustível das Caldeiras”), conforme aplicável, que pode ser um valor positivo ou negativo), salvo se o Uso da Combustível Piloto e/ou das Cladeiras resultar diretamente de um Evento de Atraso do Cliente ou Força Maior ou a aceitação da Contratada do GNL Fora das Especificações.

17.6       Se o Uso Diferencial do Combustível Piloto e/ou o Uso Diferencial do Combustível das Caldeiras total durante um Período de Faturamento for um valor positivo, a Taxa de Serviço será reduzida de acordo com a cláusula 20.2(a)(ii) por um valor calculado pela multiplicação do Uso Diferencial do Combustível Piloto e/ou Uso Diferencial do Combustível das Caldeiras para o Período de Faturamento pelo Preço do Combustível Piloto e/ou Preço do Combustível das Caldeiras.

17.7       Esta cláusula 17, e a redução correspondente da Taxa de Serviços nos termos da cláusula 20.2(a)(iii), estabelecem os únicos e exclusivos recursos financeiros do Cliente em relação a qualquer Uso Diferencial do GNL, Uso Diferencial do Combustível Piloto e/ou Uso Diferencial do Combustível das Caldeiras excluindo qualquer outro recurso financeiro na lei comum ou outra lei ou, por outro lado, Independente de Causa.

18.	MANUTENÇÃO E DOCAGEM A SECO

18.1      Exceto nos casos previstos na cláusula 18.5 abaixo, a Taxa de Serviço não será devida em relação a qualquer período de manutenção programada, manutenção não programada ou inspeção de tanque de carga pela Sociedade de Classificação.

18.2        A Contratada será responsável pela manutenção e docagem em dique seco da FSRU.

18.3     O Cliente deverá cooperar para assegurar que a Contratada realize qualquer trabalho de manutenção conforme e quando necessário. De forma a evitar qualquer dúvida, a Contratada deverá arcar com todos os custos de Gás e GNL necessários para a inertização, gaseificação e arrefecimento dos tanques de carga com relação à inspeção dos mesmos.

18.4       Whenever the Contractor, pursuant to the terms of this Agreement, exercises the right (or is obligated) to drydock the FSRU, such drydocking, whether scheduled or unscheduled, shall be effected in accordance with the following provisions:

(a)          The drydocking shall occur at a location to be elected by the Contractor in its absolute discretion.

(b)          Prior to the scheduled drydocking, the Contractor shall propose to the Customer a date on which it intends to drydock the FSRU, which date shall be not less than one hundred and eighty (180) Days from the date of such proposal.

(c)          The Contractor shall put the FSRU in drydock at the Contractor’s or the Owner’s time and expense.

(d)        The Contractor shall be permitted a maximum of sixty (60) Days to complete drydocking, including any travel time to the drydock and pre- and post-docking procedures. The FSRU shall remain on Out of Service during such period, including any time taken for inerting, purging and cooling after drydocking, which shall be for the Contractor’s or the Owner’s account and additional to the sixty (60) Days’ allowance.

(e)          Any Natural Gas vapour lost in gas freeing for the purpose of drydocking shall be for the Customer’s account.

(f)        The Contractor shall not schedule to drydock the FSRU until January 1, 2035 unless otherwsie required to do so by the the Classification Society, the Brazilian navy, or any other Governmental Authority.

18.5      The Contractor shall use best efforts to provide, at its expense, the Substitute Vessel to assist the Customer during the docking period. In this case, the Parties shall negotiate and agree that the Service Fee continues to be paid or, alternatively, the Customer to pays the service fee for the Substitute Vessel, whichever is less.

19.	EVACUATION OF FSRU

If the safety of the FSRU is deemed by the Parties to be threatened due to Force Majeure, the Contractor or the Customer may require the FSRU to disconnect from the Terminal and leave the Terminal until it is safe to return. Upon the occurrence of any such events, the Contractor shall ensure that the FSRU returns immediately and without delay to the Terminal when instructed by the Customer and reconnect alongside the Terminal without delay.

20.	PAYMENT OF SERVICE FEE

20.1	Service Fee

(a)      In consideration for the Contractor providing services pursuant to this Agreement, the Customer shall, from the Service Commencement Date until the end of the Agreement Period, pay the Contractor a fee per Day denominated in Reais (the “Service Fee”).
18.4       Sempre que a Contratada, de acordo com os termos deste Contrato, exercer o direito (ou for obrigada) de docagem em dique seco da FSRU, programada ou não, tal docagem em dique seco será efetuada de acordo com as seguintes disposições:

(a)          A docagem em dique seco ocorrerá em um local a ser escolhido pela Contratada a seu exclusivo critério.

(b)        Antes da docagem programada, a Contratada proporá ao Cliente a data em que pretende efetuar a docagem em dique seco da FSRU, em prazo não inferior 180 (cento e oitenta) Dias antes da data proposta.

(c)          A Contratada colocará a FSRU em dique seco ao tempo e por conta da Contratada.

(d)          A Contratada terá no máximo 60 (sessenta) Dias para completar a docagem em dique seco, incluindo qualquer tempo de viagem até o dique seco e os procedimentos de pré e pós-docagem. A FSRU permanecerá Fora de Serviço durante esse período, incluindo o tempo tomado para a inertização, purga e refrigeração após a docagem em dique seco, que será a cargo da Contratada ou da Afretadora e adicional ao subsídio de de 60 (sessenta) Dias.

(e)          Qualquer vapor de Gás Natural perdido na liberação de gás para fins de docagem em dique seco ficará a cargo do Cliente.

(f)          A Contratada não será permitida a docar em dique seco o FSRU até 1 de janeiro de 2035, a menos que requerido pela Sociedade de Classificação, Marinha do Brasil ou qualquer outra Autoridade Governamental.

18.5      A Contratada deverá envidar melhores esforços para providenciar, às suas custas, a Embarcação Substituta para atender ao Cliente durante o período de docagem. Nesse caso, as Partes deverão negociar e acordar que o Cliente continuará pagando a Taxa de Serviço para a embarcação substituta, o que for menor.

19.	EVACUAÇÃO DA FSRU

Se a segurança da FSRU for considerada pelas Partes como sendo ameaçada devido a Força Maior, a Contratada ou o Cliente pode solicitar que a FSRU seja desconectada do Terminal e saia do mesmo até que seja seguro retornar. Após a ocorrência de tais eventos, a Contratada deverá assegurar que a FSRU retorne imediatamente e sem demora ao Terminal, quando instruída pelo Cliente e seja novamente reconectada próxima ao Terminal sem demora.

20.	PAGAMENTO DA TAXA DE SERVIÇO

20.1	Taxa de Serviço

(a)         Em pagamento pelos serviços prestados pela Contratada nos termos deste Contrato, o Cliente deverá, desde o Data do Início do Serviço até o final do Período de Contrato, pagar à Contratada uma taxa mensal expressa em Reais (a “Taxa de Serviço”)

(b)       The Service Fee shall be a daily fee in an amount equivalent to [***] USD (US$[***]) and paid in consideration of the Contractor’s performance of its obligations under this Agreement. Such amount shall be paid in Reais as calculated by the average PTAX 0800 exchange rate issued by Brazilian Central Bank on the last Day of the month prior to the issuance of the invoice. The amount reflected in such invoice will be the Service Fee multiplied by the number of Days and part of Days in which the Contractor has rendered services under this Agreement in the relevant month.

(i)        One year after the beginning of the activities set forth in this Agreement, the Parties will meet to discuss the costs involved in the operation and agree on a new daily value for the Service Fee that shall not exceed a total amount equivalent to [***] USD (US$[***]), which shall be valid for the following twenty-four (24) months. The new value set out by the Parties will be readjusted in accordance with the terms of this Agreement.

(ii)         The costs related to the reposition of equipment and materials related to the Terminal are not included in the Service Fee.

(iii)      For each subsequent year following the third year after the Service Commencement Date, the Service Fee shall be readjusted in accordance with formulae below (“Annual Service Fee Escalation”):

Pi= [0,70 * (CP1i/CP1i-1) +
0,30**(IPCAi/IPCAi-1)]*T°

Where, at any time:

IPCAi-1 = National Consumer Price Index (“NCPI”) as issued by the Brazilian Institute of Geography and Statistics (“IBGE”), available on the end of the prior year);

CPli-1 = consumer price index (“CPI”) based on the monthly publication by the U.S. Bureau of Labor Statistics, under the item: CPI-U, available on the end of the prior year;

Pi = Service Fee readjusted on the anniversary of the date of this Agreement of year “i”;

IPCAi = NCPI as issued by IBGE, available on the anniversary of the date of this Agreement of year “i”.

CPli = CPI on the anniversary of the date of this Agreement of year “i”.

(c)          The Service Fee is net of taxes. Any and all Taxes in relation to the Service Fee shall be dealt with in accordance with clause 20.4 and clause 39.8.

(d)      The Customer shall only be relieved (whether partially or in full) from its obligations to pay the Service Fee under the circumstances described in clauses 20.2 and 20.3.

(e)         For the avoidance of doubt, payment of the Service Fee to the Contractor pursuant to this Agreement shall be in addition to the payment of Hire to the Owner under the Bareboat Charter.

20.2	Reduction in Service Fee

(a)          The Service Fee may be adjusted by the Parties in the following instances (each an “Adjustment Event”):
(b)       A Taxa de Serviço será uma taxa diária em montante equivalente a US$ [***] ([***] dólares) e paga em consideração ao cumprimento pela Contratada de suas obrigações nos termos deste Contrato. O montante deverá ser pago em Reais, conforme a taxa média de variação cambial da PTAX 0800 do Banco Central do Brasil do mês anterior ao da emissão da Nota Fiscal O montante refletido em tal Nota Fiscal será a Taxa De Serviço multiplicada pelo numero de dias e parte dos dias em que a Contratada prestou serviços sob este Contrato nos meses aplicáveis.

(i)          Um ano após o início das atividades previstas neste Contrato, as Partes se reunirão para analisar os custos envolvidos na operação e acordar um novo valor diário para a Taxa de Serviço que não excederá o montante total equivalente a US$[***] ([***] dólares), que irá vigorar pelos 24 (vinte e quatro) meses subsequentes. O novo valor definido pelas Partes será reajustado de acordo com os termos deste Contrato.

(ii)       Não estão incluídos na Taxa de Serviço os custos relativos à reposição de equipamento e materiais relacionados ao Terminal.

(iii)        Para cada ano subseqüente após o terceiro ano da Data do Início do Serviço, a Taxa de Serviço será reajustada de acordo com a fórmula abaixo (“Escalação Anual da Taxa de Serviço”).

Pi = [0,70 *(CPli/CPli-1) +
0,30* ( IPCAi/lPCAi-1)] *T°

Onde:

IPCAi-1 = Índice Nacional de Preços ao Consumidor (“INPC”) emitido pelo o Instituto Brasileiro de Geografia e Estatística (“IBGE”), disponível na data de fechamento do ano anterior;

CPli-1 = índice de preços ao consumidor (“CPI”} baseado na publicação mensal pelo U.S. Bureau of Labor Statistics, sob o item CPI-U, disponível na data de fechamento do ano anterior;

Pi = Taxa de Serviço reajustada na data de aniversário deste Contrato no ano “i”;

IPCAi = INPC emitido pelo IBGE, disponível na data de aniversário do Contrato no ano “i”;

CPli = CPI disponível na data de aniversário do Contrato no ano ‘T’.

(c)         a Taxa de Serviço é líquida de Tributos. Nesse sentido, todos e quaisquer Tributos relacionados à Taxa de Serviço serão tratados de acordo com a cláusula 20.4 e cláusula 39.8 abaixo.

(d)         O Cliente só será liberado (parcial ou integralmente) de suas obrigações de pagar a Taxa de Serviço nas circunstâncias descritas nas cláusulas 20.2 e 20.3.

(e)         Para evitar dúvidas, o pagamento da Taxa de Serviço à Contratada nos termos deste Contrato será adicional ao pagamento de Taxa diária à Fretadora sob o Afretamento a Casco Nu.

20.2	Redução na Taxa de Serviço

(a)          A Taxa de Serviço poderá ser corrigida pelas Partes nos seguintes casos (cada um, um “Evento de Ajuste”):

(i)         in the event that the Actual Unloading Time exceeds the Allotted Unloading Time as contemplated by clause 15.3, the Service Fee shall be adjusted in accordance with the provisions of clause 15.3(a);

except to the extent caused directly by:

(A)          a Customer Delay Event;

(B)          Force Majeure;

(C)          the incompatibility of any LNG Carrier with the FSRU or any other matter in respect of which an LNG Carrier does not comply with the requirements specified in clause 15.2;

(D)          any material breach of contract by the Customer under this Agreement or any Related Agreement; or

(E)          the provision of Off-Specification LNG;

(ii)      in the event of an LNG Usage Differential accruing pursuant to clause 17.2, the Service Fee shall be adjusted in accordance with the provisions of clauses 17.2 and 17.3 and in the event of a Pilot Fuel Usage Differential and/or Boiler Fuel Usage Differential accruing pursuant to clause 17.5, the Service Fee shall be adjusted in accordance with the provisions of clauses 17.5 and 17.6;

except to the extent caused directly by:

(A)         a Customer Delay Event;

(B)         an event of Force Majeure;

(C)         the incompatibility of any LNG Carrier with the FSRU or any other matter in respect of which an LNG Carrier does not comply with the requirements specified in clause 15.2;

(D)         any breach of contract by the Customer; or

(E)         the provision of Off-Specification LNG;

(iii)       if the quantity of Gas delivered in any Day is (A) less than ninety-eight point five percent (98.5%) of the nominated quantity pursuant to clause 10 when using two (2) skids; and/or (B) the quantity of Gas delivered in any Day is less than ninety-four percent (94%) for the last skid when FSRU is regasifying with all three (3) skids in operation (“Reduced Regasification”), the Customer may, at its sole discretion pay the Reduced Service Fee, except where such shortfall is caused directly by:

(A)          a Customer Delay Event;
(i)        caso o Tempo Efetivo de Descarregamento ultrapasse o Tempo Estimado de Descarregamento conforme previsto na cláusula 15.3, a Taxa de Serviço será corrigida de acordo com as disposições previstas na cláusula 15.3;

exceto se ocasionado diretamente por:

(A)          um Evento de Atraso do Cliente;

(B)          Força Maior;

(C)         incompatibilidade de qualquer Transportadora de GNL com aFSRU ou qualquer outra questão com relação à qual uma Transportadora da GNL não atenda às ex1gencias descritas na cláusula 15.2;

(D)        qualquer violação contratual por parte do Cliente de acordo com o presente Contrato ou qualquer Contrato Relacionado; ou

(E)          o fornecimento de GNL Fora das Especificações;

(ii)        no caso de Uso Diferencial do GNL de acordo com a cláusula 17.2, a Taxa de Serviço será corrigida de acordo com as disposições previstas nas cláusulas 17 .2 e 17 .3 e no caso de Uso Diferencial de Combustível Piloto e/ou do Uso Diferencial do Combustível das Caldeiras de acordo com a cláusula 17.5, a Taxa de Serviço será corrigida de acordo com as disposições previstas nas cláusulas 17.5 e 17.6;

exceto se ocasionado direta por:

(A)          um Evento de Atraso do Cliente;

(B)          um evento de Força Maior;

(C)          incompatibilidade de qualquer Transportadora de GNL com a FSRU ou qualquer outra questão com relação à qual uma Transportadora da GNL não atenda às ex1gencias descritas na cláusula 15.2;

(D)          qualquer violação contratual por parte do Cliente; ou

(E)          o fornecimento de GNL Fora das Especificações.

(iii)          caso a quantidade de Gás entregue em qualquer Dia, (A) esteja abaixo noventa e oito ponto cinco por cento (98,5%) da quantidade indicada na cláusula 10, quando a FSRU estiver regaseificando usando dois (2) skids; e/ou (B) a quantidade de Gás entregue esteja em qualquer dia abaixo de 94% (noventa e quatro porcento) exclusivamente aplicado para o último skid, quando a FSRU estiver regaseificando com todos os tres skids em uso (“Regaseificação Reduzida”), o Cliente poderá, a seu critério, pagar a Taxa de Serviço Reduzida, salvo se a Regaseificação Reduzida tiver sido ocasionada diretamente por:

(A)          um Evento de Atraso do Cliente;

(B)          um evento de Força Maior;

(B)          an event of Force Majeure;

(C)         the incompatibility of any LNG Carrier with the FSRU or any other failure of the LNG Carrier to comply with the requirements specified in clause 15.2;

(D)         any breach of contract by the Customer; or

(E)         the provision of Off-Specification LNG,

Reduced Service Fee shall be payable by the Customer from the date and time of such Reduced Regasification until the date and time when the FSRU is capable of regasification at or above ninety-eight point five percent (98.5%) when using two (2) skids and/or at or above ninety-four percent (94%) exclusively for the last skid, when FSRU is regasifying with all three (3) skids in operation of the nominated quantity pursuant to clause 10.

(iv)        if the quantity of Gas delivered on any Day is less than ninety-eight point five percent (98.5%) of the nominated quantity pursuant to clause 10 when using two (2) skids and/or is less than ninety-four percent (94%) for the last skid when FSRU is regasifying with all three (3) skids in operation, but the overall regasification rate is above sixty-seven percent (67%) of the nominated quantity pursuant to clause 10, then the Customer shall pay a value equivalent to sixty-seven percent (67%) of the Service Fee (“Reduced Service Fee”).

(v)         If the overall regasification rate is below sixty-seven percent (67%), the Reduced Service Fee will apply in accordance with the formula established in clause 20.2 (a)(iii)(e)(i) above (“Minimum Service Fee”).

Where:

G = quantity of Gas tendered for delivery, under this Agreement, in MMscf/Day.

P = actual nominated quantity, under this Agreement, in MMscf/ Day.

H = Service Fee in Reais/Day.

(b)         Unless otherwise provided in this Agreement, any adjustment to the Service Fee shall be recorded in the invoice submitted by the Contractor (in accordance with clause 20.4) for the Billing Period immediately following the date on which the Adjustment Event occurs or, if the Contractor is not aware of the occurrence of an Adjustment Event, the Billing Period following the date the Contractor is made aware of such Adjustment Event.
(C)         incompatibilidade de qualquer Transportadora de GNL com a FSRU ou qualquer outra falha da Transportadora da GNL em cumprir com às exigências descritas na cláusula 15.2;

(D)          qualquer violação contratual por parte do Cliente; ou

(E)          o fornecimento de GNL Fora das Especificações;

O pagamento da Taxa de Serviço Reduzida será devida pelo Cliente a partir da data e hora da Regaseificação Reduzida até a data e hora em que a FSRU seja capaz de realizar regaseificação a ou acima de 98,5% (noventa e oito ponto cinco por cento) da quantidade indicada na cláusula 10, quando a FSRU estiver regaseificando usando 2 skids, e/ou esteja acima de 94% (noventa e quatro porcento) exclusivamente aplicado para o último skid, quando a FSRU estiver regaseificando com todos os tres skids em uso, da quantidade indicada na cláusula 10.

(iv)       Caso a quantidade de Gás entregue num dia esteja abaixo de 98,5% (noventa e oito ponto cinco por cento) da quantidade indicada na cláusula 10, quando a FSRU estiver regaseificando usando 2 skids, e/ou esteja abaixo de 94% (noventa e quatro porcento) para o último skid, quando a FSRU estiver regaseificando com todos os tres skids em uso, mas acima de 67% da quantidade indicada na cláusula 10, a Taxa Diária será reduzida para 67% do seu valor original (“Taxa de Serviço Reduzida”).

(v)        Caso a Taxa de Regaseificação esteja abaixo de 67%, a Taxa de Serviço Reduzida será aplicável de acordo com a fórmula estabelecida na cláusula 20.2 (a)(iii)(e)(i) acima (“Taxa de Serviço Mínima”).

Onde:

G = Quantidade de Gás solicitado a ser entregue, conforme o Contrato, em MMSCF/Dia

P = Quantidade efetivamente nominada, conforme o Contrato, em MMscf/ Dia

H = Taxa Diária em USD/Dia

(b)        Salvo disposto em contrário no presente Contrato, qualquer correção da Taxa de Serviço será registrada na nota fiscal/fatura apresentada pela Contratada (de acordo com a cláusula 20.5) para o Período de Faturamento imediatamente após a data em que o Evento de Ajuste ocorreu ou, caso a Contratada não esteja ciente da ocorrência de um Evento de Ajuste, no Período de Faturamento após a data em que a Contratada for informada de tal Evento de Ajuste.

(c)        As cláusulas 20.2(a) e (b) (e, conforme aplicável, cláusula 20.3) preveem as medidas do Cliente contra a Contratada, Independente de Causa, caso a quantidade de Gás entregue em qualquer Dia seja inferior àquela indicada conforme a cláusula 10.

(c)         clauses 20.2(a) and (b) (and, to the extent applicable, clause 20.3) set out the Customer’s sole and exclusive remedies as against the Contractor, Regardless of Cause, in the event that the quantity of Gas delivered on any Day is less than the nominated quantity pursuant to clause 10.

(d)       The total aggregate liability of the Contractor under this clause 20.2 shall be limited to an amount equal to the Service Fee multiplied by the number of Days in such Billing Period plus (i) demurrage and other costs, (ii) Excess Boil-Off and LNG lost and (iii) fines, costs, Losses and direct damages, including environmental damages, pursuant to clause 29.6, and Third Party claims (excluding, for the avoidance of doubt, Consequential Loss).

20.2.1  Any claim of the Customer related to the FSRU’s performance shall be administrated in accordance with this Agreement, including this clause 20 and its forecasts of any reduction in the Service Fee and periods during which the FSRU is Out of Service. The Contractor is responsible for the FSRU’s performance under this Agreement, notwithstanding (i) any failure or default of the Owner or (ii) any act or omission of the Owner under the Bareboat Charter.

20.2.2    The Contractor shall accept (and shall not dispute, except if it finds error) any information, dates or calculations with respect to the FSRU’s performance or failure to perform provided by the Owner and its personnel or the Customer and its personnel.

20.2.3   Boil-Off Warranty. The Customer shall be compensated according to the LNG Price, when the actual Boil-Off exceeds the Boil-off Warranty, described under item 7 (h) of Annex A of the Bareboat Charter (the “Boil-Off Warranty”). The Customer shall provide proof of the LNG Price.

20.2.4    Tank Capacity: If the tank capacity is reduced, at any time, the Service Fee will be reduced proportionally and the Customer shall be additionally compensated as follows:

(a)          If the FSRU is carrying out a simple loading operation, the Contractor shall compensate the Customer for (i) the demurrage costs of the LNG Carrier and (ii) the LNG that cannot be stored and needs to be rejected and not accepted, according to the LNG Price, in case the Customer cannot mitigate such expenses.

(b)         If the FSRU is loading and regasifying, the Contractor shall compensate the Customer for (i) Reduced Regasification according to the LNG Price, (ii) any demurrage costs of the LNG Carrier and (iii) the LNG that cannot be stored and needs to be rejected and not accepted, according to the LNG Price, to the extent that the Customer cannot mitigate such expenses.

20.3	Out of Service

(a)       On each and every occasion during the Agreement Period there is an interruption in the FSRU’s regasification service or a reduction in its regasification performance due to one or more of the events detailed in clause 20.3(b) below, without prejudice to any other rights of the Customer under this Agreement, the Service Fee shall not be payable from the commencement of such interruption or reduction until the FSRU is again ready and in an sufficient state to resume its service (“Out of Service”). The FSRU shall not be Out of Service for an Adjustment Event pursuant to clause 20.2 or if and to the extent that the relevant Out of Service event detailed in clause 20.3(b) was caused directly and exclusively by any of the following:
(d)          A responsabilidade total da Contratada sob esta cláusula 20.2 ficará limitada ao valor equivalente à Taxa de Serviço multiplicada pelo número de Dias no Período de Faturamento adicionado a (i) custos de demurrsobreestadia age e outros custos, (ii) Excesso de Boil-Off e perdas de GNL, (iii) multas, custos, danos diretos e Perdas, incluindo danos ambientais, observada cláusula 29.6, e reinvindicações de Terceiros.

20.2.1    Qualquer reclamação do Cliente relacionada a performance da FSRU deverá ser administrada na forma prevista neste Contrato, incluindo essa cláusula 20 e suas previsões de redução da Taxa e períodos durante os quais a FSRU esteja Fora de Serviço. A Contratada será responsável pela performance da Embarcação por meio deste Contrato, não obstante (i) qualquer falha ou inadimplemento da Fretadora ou (ii) qualquer ato ou omissão da Fretadora no Afretamento a Casco Nu.

20.2.2    A Contratada deverá aceitar (e não poderá disputar, exceto se constatar erro) qualquer informacão, data ou calculas fornecidos pela Fretadora, com relação à performance da FSRU e sua equipe ou pelo Cliente e sua equipe qualquer falha de performance.

20.2.3    Compensação de Boil-Off Garantido: O Cliente deverá ser compensado com base no Preço do GNL, pelo excesso de Boil-Off quando o Boil-Off real exceder a Permissão de Uso do GNL, descrita no item 7 (h) do Anexo A do Afretamento a Casco Nu (o “Boil-Off Garantido”). O Cliente deverá providenciar a comprovação do Preço do GNL.

20.2.4    Capacidade dos Tanques: Caso a capacidade dos tanques fique reduzida, a qualquer tempo, a Taxa de Serviço deverá ser reduzida proporcionalmente e o Cliente será compensado adicionalmente conforme abaixo:

(a)          se a FSRU estiver fazendo uma operação simples de carregamento, a Contratada deverá compensar: (i) os custos de sobre-estadia da Transportadora de GNL, e (ii) o GNL que não puder ser armazenado e precisar ser rejeitado, pelo Preço do GNL, caso o Cliente não consiga mitigar tais despesas

(b)          Se a FSRU estiver carregando e regaseificando, a Contratada deverá compensar o Cliente por Regaseificação Reduzida: (i) de acordo com o Preço do GNL, (ii) quaisquer custos de sobre-estadia da Transportadora de GNL e (iii) pelo GNL que nãopossa ser armazenado e precise ser rejeitado e não aceito, de acordo com o Preço do GNL, na medida em que o Cliente não possa mitigar tais despesas.

20.3	Fora de Serviço

(a)        Sempre que, durante o Período do Contrato, houver a interrupção do serviço de regaseificação na FSRU ou a redução no seu desempenho de regaseificação devido a um ou mais dos eventos descritos na cláusula 20.3(b) abaixo, sem prejuízo de quaisquer outros direitos do Cliente nos termos do presente Contrato, a Taxa de Serviço shall não será devida do início da interrupção ou redução até que a FSRU esteja novamente pronto e em estado de eficiência para retomar o serviço (“Fora de Serviço”). A FSRU não será colocada Fora de Serviço no caso de um Evento de Ajuste de acordo com a cláusula 20.2 ou caso e conforme o evento Fora de Serviço descrito na cláusula 20.3(b) tenha sido ocasionado direta e exclusivamente por quaisquer dos seguintes:

(i)          a Customer Delay Event;

(ii)         any period of scheduled maintenance; provided that such scheduled maintenance has been approved by the Customer and the Contractor is not performing LNG or Gas loading or unloading operations in such period;

(iii)        the incompatibility of any LNG Carrier with the FSRU or any other matter in respect of which an LNG Carrier does not comply with the requirements specified in clause 15.2;

(iv)         any breach of contract by the Customer or by the Charterer under this Agreement or the Bareboat Charter; or

(v)          the provision of Off-Specification LNG.

(b)        Except as provided in clause 20.3(a) above, the FSRU shall be Out of Service in the following events (provided such events are not caused by Force Majeure):

(i)          in the event and for the duration of any non-compliance of the FSRU with the requirements of clauses 6.1, 23.1 or 25 (as applicable);

(ii)          in the event that the Customer elects to place the FSRU Out of Service pursuant to clause 20.3(c);

(iii)        in the event and for the duration of any maintenance, overhauling or repairing of the FSRU, including waiting for such maintenance, overhauling or repairing; provided that the Contractor is not requested to perform any LNG or Gas loading or unloading operations. Any scheduled or unscheduled maintenance must be reported; or

(iv)        in the event and for the duration that the FSRU is Off-Hire under the the Bareboat Charter.

(c)        If the finding or failure of an inspection of the FSRU (referred to in clause 23.2(a)(ii)) prevents the Contractor from tendering Regasified LNG for delivery at the Delivery Point in accordance with the Natural Gas Specification or prevents the FSRU from meeting the Minimum Regasification Flow Rate, the Customer shall have the option to place the FSRU Out of Service from the date and time that the Contractor is prevented from so tendering Regasified LNG for delivery or meeting the Minimum Regasification Flow Rate. The FSRU shall leave the Terminal at the Owner’s or the Contractor’s expense until the date and time that the FSRU resumes the tender of Regasified LNG for delivery or meets the Minimum Regasification Flow Rate.

The fuel costs, LNG Heel or LNG consumption or Boil-Off in excess of the LNG Usage Allowance, as well as other port, tug and practical costs due as a result of or during the period in which the FSRU is Out of Service shall be borne or repaid by the Contractor.
(i)          um Evento de Atraso do Cliente;

(ii)       qualquer manutenção programada desde que aprovada pelo Cliente e realizada em períodos em que a Contratada não esteja demandada a realizar operações de carregamento ou regaseificação, exceto docagem a seco;

(iii)       incompatibilidade de qualquer Transportadora de GNL com a FSRU ou qualquer outra questão com relação à qual uma Transportadora da GNL não atenda às exigências descritas na cláusula 15.2;

(iv)      qualquer violação contratual por parte do Cliente ou da Afretadora de acordo com o presente Contrato ou qualquer Contrato Relacionado; ou

(v)         o fornecimento de GNL Fora das Especificações.

(b)          Salvo se previsto na cláusula 20.3(a) acima, haverá Fora de Serviço da FSRU nos seguintes casos (desde que tais eventos não tenham sido ocasionados por, um evento de Força Maior):

(i)        no caso de e durante qualquer não conformidade da FSRU com as exigências previstas nas cláusulas 6.1, 23.1 ou 25 (conforme aplicável);

(ii)         caso o Cliente opte por colocar a FSRU Fora de Serviço de acordo com a cláusula 20.3(c);

(iii)       no caso de e durante qualquer manutenção, revisão ou reparo da FSRU, incluindo a espera para quaisquer destes fins; exceto se a Contratada não for solicitada a realizar operações de carregamento ou regaseificação. Qualquer período de manutenção, programada ou não, deve ser reportado;

(iv)          no caso de e durante o tempo em que a FSRU estiver Off-Hire conforme previsto neste Contrato (conforme notificado pela Contratada ao Cliente).

(c)        Caso, com relação à FSRU, o resultado ou a falha de uma inspeção (conforme descrito na cláusula 23.2(a)(ii)) do presente Contrato impeça a Contratada de oferecer GNL Regaseificado para entrega no Ponto de Entrega de acordo com a Especificação de Gás Natural, ou impeça a FSRU de cumprir com a Taxa de Fluxo MíninJo de Regaseificação, o Cliente poderá colocar a FSRU Fora de Serviço a partir da data e hora em que Contratada tiver sido impedida de ofertar GNL Regaseificado para entrega ou de cumprir com a Taxa de Fluxo Mínimo de Regaseificação e deixar o Terminal a custa da Fretadora até a data e hora em que a FSRU retomar a oferta de GNL Regaseificado para entrega ou cumprir com a Taxa de Fluxo Mínimo de Regaseificação;

Os custos de combustíveis, a Quantidade Remanescente de GNL a Bordo ou consumo de GNL ou Boil-Off em excesso a Permissão do Uso do GNL, bem como demais custas do porto, rebocadores e práticos devidos em decorrencia oudurante o período em que a FSRU está Fora de Serviço deverão ser arcadas ou reembolsadas pela Contratada.

20.3.1    Qualquer reclamação do Cliente relacionada a performance da FSRU deverá ser administrada na forma prevista neste Contrato, incluindo essa cláusula 20 e suas previsões de redução da Taxa de Serviço e Fora de Serviço. A Contratada acorda de forma irrevogável que será responsável pela performance da FSRU por meio deste Contrato, não obstante (i) qualquer falha ou inadimplemento da Contratada neste Contrato ou da Fretadora no Contrato e Afretamento a Casco Nu ou (ii) qualquer ato ou omissão da Contratada neste Contrato ou da Fretadora no Afretamento a Casco Nu.

20.3.1  Any claim of the Customer related to the FSRU’s performance shall be administrated in accordance with this Agreement, including this clause 20 and its forecasts of reduction of Service Fee and periods during which the FSRU is Out of Service. The Contractor irrevocably agrees that it will be responsible for the FSRU’s performance under this Agreement, notwithstanding (i) any failure or default of the Contractor in this Agreement or of the Owner under the Bareboat Charter or (ii) any act or omission of the Contractor in this Agreement or of the Owner under the Bareboat Charter.

The Contractor shall accept (and shall not dispute, except if it finds error) any information, dates or calculations provided by the Owner and its personnel or the Contractor and its personnel pursuant to this Agreement with respect to the FSRU’s performance and failure to perform.

20.4       Amounts Payable by the Customer

In respect of each Billing Period, the Customer shall pay to the Contractor in the manner and at times set forth in clause 20.6 a sum of:

(a)        the prevailing Service Fee subject to the provisions of clauses 20.1, 20.10, 20.2 and 20.3 for each Day in the relevant Billing Period; less

(b)         any adjustment required pursuant to clause 20.2, in respect of the relevant previous Billing Periods and any amounts owed by the Owner or the Contractor to the Customer in accordance with this Agreement or the Bareboat Charter; plus

(c)          the costs of the Contractor’s Taxes to be grossed up by the Customer, as per Appendix F.

20.5	Invoices

(a)          Before the fifth (5th) Day of each Billing Period, the Contractor shall present to the Customer an invoice of services rendered in the previous Billing Period, which shall indicate:

(i)          the date and number of Days for which the Service Fee is due;

(ii)          the applicable Service Fee;

(iii)         the amount payable, including any tax gross-up;

(iv)         any deductions allowed to the Customer;

(v)          the date, place of issuance and serial number of the invoice;

(vi)        the serial number and date of this Agreement’s execution;

(vii)        the name, code and address and the bank account for payment; and

(viii)     a name, address and phone number for contact should there be the need to contact the Contractor of payment being made.

(b)          All invoices issued shall be in the Portuguese language.
A Contratada deverá aceitar (e não poderá disputar, exceto se constatar erro) qualquer informação, data ou cálculos fornecidos pela Fretadora ou Contratada ou seu pessoal neste Contrato, com relação à performance da FSRU e qualquer falha de performance.

20.4       Contas a Pagar pelo Cliente

Com relação a cada Período de Faturamento, o Cliente deverá pagar à Contratada na forma e prazos previstos na cláusula 20.6 o valor de:

(a)       a Taxa de Serviço Diária sujeita às disposições das cláusulas, 20.1, 20.10, 20.2 e 20.3. para cada Gás Dia no Período de Faturamento correspondente; e

(b)       menos qualquer correção necessana de acordo com a cláusula 20.2, com relação aos Períodos de Faturamento anteriores e quaisquer valores devidos pela Fretadora ou a Contratada para o Cliente de acordo com esse Contrato ou Afretamento a Casco Nu.

(c)          adicionado do valor dos Tributos da Contratada a serem arcados pelo Cliente, na forma do Anexo F.

20.5	Notas Fiscais

(a)          Até o quinto dia de um mes calendário, a Contratada deverá apresentar para o Cliente uma nota fiscal referente ao mes calendário anterior, que deverá indicar as seguintes informações:

(i)          O número de dias em que a Taxa Diária é devida;

(ii)         o valor da Taxa de Serviços;

(iii)        o montante a ser pago, incluindo qualquer aumento de imposto;

(iv)        as deduções, conforme aplicável;

(v)         a data, local de emissão e número de série da Nota Fiscal;

(vi)        o número de série e a data da execução do Contrato;

(vii)      o nome, o código, o endereço e a conta do banco a ser realizado o pagamento;

(viii)     um nome, endereço e telefone para contato caso haja necessidade de o Cliente notificar a Contratada para informar a realização do pagamento.

(b)          Todas as notas fiscais emitidas de acordo com o presente Contrato serão elaboradas em português.

(c)          A Contratada deverá encaminhar ao Cliente, quando solicitada, documentos que evidenciem de forma razoável que a Contratada está cumprindo a legislação trabalhista, incluindo:

(a) 1 (uma) cópia autenticada da GFIP (Guia de Recolhimento do Fundo de Garantia por Tempo de Serviço/Previdência Social), devidamente paga, bem como seu respectivo comprovante de entrega;

(c)          The Contractor shall forward to the Customer, when requested, documents that reasonably evidence the Contractor’s fulfilment of relevant labor laws, including:

(a) one certified copy of the GFIP (slip for payment of social contributions), duly paid, as well as proof of delivery of same; and

(b) One certified copy of the GPS (slip for social security) as requested by Brazilian labour laws, duly paid.

(d)          The Customer shall be entitled to deduct from payments:

(i)          any amounts disbursed on the Contractor’s or the FSRU’s behalf, any advances and commission thereon and any charges that are for the Contractor’s account pursuant to any provision hereof; provided that the Contractor has recognized such provisions and the Parties have reached an agreement;

(ii)         amounts for periods where the FSRU is Out of Service and Reduced Service Fees, as well as payments expected from the Contractor to the Customer under this Agreement during the Agreement Period;

(iii)         any previous overpayments, including payments made with respect to periods where the FSRU is Out of Service;

(iv)        any amount in respect of Contractor’s failure to meet its performance obligations as calculated in accordance with clause 20;

(v)          any other amounts to which the Customer is entitled under this Agreement; and

provided, however, the deductions listed in items (i) – (v) are limited to amounts which have not yet been paid or reimbursed by the Owner to the Charterer under clause 15.5 (c) of the Bareboat Charter.

(e)          Any adjustment shall be made at the due date for the next monthly payment after the facts have determinated.

(f)         If the invoice issued contains errors or lacks the information required by this Agreement or reasonably requested by the Customer, the invoice must be returned and the term for payment will run from the date of its proper presentment.

20.5.1   The Contractor shall submit to the Customer, at least fifteen (15) Days prior to the issuance of the invoice, the list of items subject to reimbursement by the Customer in the next invoicing period, if applicable. The Customer will have ten (10) Days in which to confirm or dispute the reimbursement items and amounts.

20.6	Payment and Currency

(a)        The Customer shall pay the full amount due to the Contractor as set out in each invoice issued by the Contractor within thirty (30) Days after the date of receipt of such invoice
(b) 1 (uma) cópia autenticada da GPS (Guia da Previdência Social), conforme exigida pela legislação trabalhista brasileira, devidamente paga;

(d)          O Cliente terá direito a deduzir dos pagamentos:

(i)        qualquer valor desembolsado em nome da Contratada ou da Embarcação, quaisquer adiantamentos e comissões sobre estes e mudanças que sejam por conta da Contratada resultante de qualquer disposição deste Contrato, desde que a Contratada tenha reconhecido tais disposições e as Partes cheguem a um acordo;

(ii)       montantes referentes a períodos em que a FSRU está Fora de Serviço e Taxa de Serviço Reduzida, bem como pagamentos esperados da Contratada para o Cliente durante o prazo deste Contrato.

(iii)       quaisquer pagamentos anteriores feitos em excesso, incluindo pagamentos efetuados relativamente a períodos de off-hire da FRSU.

(iv)      quaisquer montantes devidos relativamente à falha da Contratada em cumprir suas obrigações de desempenho como calculadas em conformidade com a cláusula 20.

(v)         quaisquer outros valores aos quais o Cliente tenha direito sob este Contrato, e desde que, entretanto, as deduções listadas nos itens (i)-(v) estejam limitadas aos montantes que não tenham sido pagos ou reembolsados pela Fretadora à Afretadora de acordo com a cláusula 15.5 (c) do Afretamento a Casco Nu.

(e)       Quaisquer tais reajustes serão efetuados na data de vencimento do pagamento mensal subsequente após os fatos terem sido determinados.

(f)         Caso a nota fiscal emitida contenha erros ou falte a informação exigida neste Contrato ou razoavelmente pelo Cliente, a nota deverá ser devolvida e o prazo para pagamento correrá da sua reapresentação.

20.5.1   Com 15 dias de antecedencia à emissão da Nota Fiscal, a Contratada deverá submeter para o Cliente a listagem e valores de despesas a serem solicitadas o reembolso na próxima medição. O Cliente terá 10 dias para verificar os valores e informar se discorda de algum apontamento.

20.6	Pagamento e Moeda

(a)          O Cliente deverá pagar o valor devido à Contratada conforme estabelecido em cada nota fiscal emitida pela Contratada no prazo de trinta (30) Dias após a data recebimento desta;

(b)        Salvo indicação em contrário, todos os pagamentos a seguir serão feitos em reais para uma conta em um banco no Brasil a ser indicado pela Contratada ao Cliente por escrito.

(c)          Os valores a serem pagos pela Contratada incluirão 155, PIS e COFINS e ICMS, conforme aplicável. O cálculo de tais Tributos será de responsabilidade da Contratada. Para evitar dúvidas, o Cliente não será responsável por Tributos que não foram incluídos na nota fiscal pela Contratada. Caso a Contratada receba um auto de infração fiscal, o Cliente não será obrigado a indenizar quaisquer valores referentes ao mesmo. Qualquer aumento ou redução (ou concessão de beneficias fiscais) nas taxas de tais Tributos deverão ser repassados na nota fiscal.

(b)         Unless otherwise stated, all payments hereunder shall be made in Reais to an account with a bank in Rio de Janeiro designated by the Contractor to the Customer in writing.

(c)        The amount to be paid by the Customer shall include ISS, PIS and COFINS and ICMS, as applicable. The calculation of such Taxes shall be the responsibility of the Contractor. For the avoidance of doubt, the Customer shall not be responsible for Taxes which were not included by the Contractor in the invoice. If the Contractor receives a Tax infraction notice, the Customer shall not be obligated to indemnify any amounts related thereto. Any increase or decrease (or concession of Tax benefits) in the rates for such Taxes shall be passed along in the invoice.

20.7	Other Amounts

If any amounts are due from one Party to the other Party, other than those set out in an invoice pursuant to clause 20.5, then the Party to whom amounts are owed shall issue an invoice setting out the amount to be paid by the other Party. The other Party shall pay such invoice within fifteen (15) Days after the date of receipt of such invoice by wire transfer of immediately available funds in Reais to an account with a bank designated in such invoice. Each payment of an invoice shall be in the full amount due under such invoice without reduction, withholding or set-off for any reason, including Taxes, exchange charges or bank transfer charges.

20.8	Disputed invoices

In the event of a disagreement concerning any invoice, the Customer or the Contractor (as the case may be) shall make payment of the undisputed amounts and shall immediately notify the other Party of the reasons for such disagreement.

20.9	Payment Default and Late Payments

(a)        If a Party fails to pay to the other Party any amount due under this Agreement upon such amount becoming due and payable, then, in addition to the amount due but not paid, interest shall be payable on the unpaid portion by the defaulting Party to the other Party at the Default Rate accruing on a Daily basis from the date such amount was due and payable to the date of actual payment, compounded semi-annually.

(b)         In addition to any rights to interest for late payments, after notifying the Customer of the default and, if such default is confirmed, the Contractor shall grant the Customer a fifteen (15) Day period by written notice in which the Customer may remedy such default. The Contractor shall have the right to terminate this Agreement immediately upon notice to the Customer in the event that the Owner terminates the Bareboat Charter in connection with any default by the Charterer in payment of Hire pursuant to clause 17.1(b)(vii) of the Bareboat Charter.

20.10	Increase in Service Fee

(a)         In the event of a Reduction pursuant to clause 46, the Service Fee shall be increased in accordance with the provisions of clauses clause 20.10(b) and 45.

(b)        Any increase in the Service Fee shall be recorded in the invoice submitted by the Contractor (in accordance with clause 20.5) for the Billing Period immediately following the date on which the Contractor delivers a Reduction Notice to the Customer pursuant to clause 46 or, if the Contractor is not aware of the occurrence of a Reduction, the Billing Period following the date the Contractor is made aware.
20.7	Outros Valores

Se quaisquer valores forem devidos de uma Parte à outra, além daqueles estabelecidos em uma nota fiscal de acordo com a cláusula 20.5, então a Parte a quem são devidos valores deverá emitir uma nota fiscal estabelecendo o valor a ser pago pela outra Parte, e a outra Parte deverá pagar tal nota fiscal no prazo de quinze (15) dias após a data de seu recebimento mediante transferência bancária de fundos imediatamente disponíveis em Reais para uma conta bancária indicada em tal nota fiscal. Cada pagamento de qualquer valor estabelecido na nota fiscal relevante deve ser no valor total devido sob a nota fiscal sem redução, retenção ou compensação independentemente do motivo, incluindo Tributos, taxas de câmbio ou taxas de transferência bancária.

20.8	Notas fiscais contestadas

No caso de contestação relativa a qualquer nota fiscal, o Cliente ou a Contratada (conforme o caso) deverá efetuar um pagamento do valor incontroverso desta e deverá notificar imediatamente a outra Parte sobre as razões de tal contestação.

20.9	Mora de Pagamento e Pagamentos Atrasados

(a)        No caso de falta de pagamento por uma Parte à outra de qualquer valor devido de acordo com o presente Contrato no seu vencimento, então, além do valor devido e não pago, a Parte inadimplente também pagará à outra Parte os juros incidentes sobre tal valor não pago de acordo com a Taxa de Mora acumulada diariamente da data de vencimento de tal valor até a data de seu pagamento efetivo, composta a cada seis meses.

(b)       Além de quaisquer direitos de juros de mora, após notificar o Cliente do inadimplemento e, se este inadimplemento for confirmado, conceder mediante notificação por escrito prazo de 15 (quinze) dias para o Cliente remediar, a Contratada terá o direito de rescindir este Contrato imediatamente após notificação ao Cliente no caso de a Fretadora terminar o Afretamento a Casco Nu devido a qualquer inadimplemento pela Afretadora da Taxa Diária, nos termos da cláusula 17.l(b)(vii) do Afretamento a Casco Nu.

20.10	Aumento da Taxa de Serviço

(a)        (a) No caso de uma Redução de acordo com a cláusula 46, aTaxa de Serviço será aumentada de acordo com as disposições previstas na cláusula 45 e de acordo com a cláusula 20.10(b).

(b)          Qualquer aumento na Taxa de Serviço será registrado na nota fiscal apresentada pela Contratada (de acordo com a cláusula 20.5) para o Período de Faturamento imediatamente após a data em que a Contratada entregar uma Notificação de Redução ao Cliente de acordo com a cláusula 46, ou se a Contratada não tiver conhecimento da ocorrência de uma Redução, o Período de Faturamento após a data em que a Contratada tiver conhecimento.

21.	FORCE MAJEURE

21.1	Definition

(a)         “Force Majeure” means any unforeseeable event or circumstance or unforeseeable combination of events or circumstances that materially and adversely affects the performance by either Party or the Owner (the “Affected Party”) of its obligations under this Agreement or the Bareboat Charter (as applicable) (including preventing, hindering or delaying such performance), including events that affect the capacity of the Power Plant and LNG Carriers, but only if and to the extent that (i) such events and circumstances are not foreseeable by or within the Affected Party’s reasonable control and (ii) the Affected Party did not cause such events and circumstances and could not have prevented the effects of such events and circumstances through the exercise of reasonable diligence.

(b)         Force Majeure circumstances and events shall include, but not be limited to, the following events to the extent that they or their consequences satisfy the requirements of clause 21.1(a):

(i)          acts of God (except inclement weather or storms of the ordinary seasonal nature that the FSRU is designed to withstand) and those that could not be predicted or expected according to the meteorological and oceanographic information of the area of operation and the Terminal;

(ii)       atmospheric disturbances, floods, lightning, typhoons, tornados, hurricanes or storms of a severe nature, tidal waves, earthquakes, landslides, subsidences, washouts, tsunami or other natural physical disasters, except those that could have foreseen and expected;

(iii)        wars, blockades (of countries, ports or airports), public international trade sanctions (as long as the FSRU is operating in FSRU normally and for its intended purpose), embargoes, insurrections, riots, acts of piracy, civil disturbances, terrorism, acts of public enemies, sabotage, invasions, revolution or seizure of power by military or other non-legal means;

(iv)        any strike, lockout or industrial disturbance (unless such strike, lockout or industrial disturbance pertains exclusively to the crew supplied by the Contractor for the FSRU) at a port or other facility at which the FSRU is moored or to which or from which the FSRU transits;

(v)          chemical or radioactive contamination or ionising radiation;

(vi)        arrest or seizure of the FSRU or cargo under legal process where security is promptly furnished to release the FSRU or cargo, but the FSRU or cargo is not released;

(vii)        fire, accident, structural collapse or explosion that could not have been prevented by the Affected Party;
21.	FORÇA MAIOR

21.1	Definição

(a)        “Força Maior” significa qualquer evento ou circunstância ou combinação de eventos ou circunstância que afetem de forma adversa e relevante o cumprimento por quaisquer das Partes ou pela Fretadora (“Parte Afetada”) de suas obrigações previstas no presente Contrato ou no Afretamento a Casco Nu (conforme aplicável) (incluindo o impedimento, obstrução ou atraso de tal cumprimento, inclusive eventos que afetem com relação à capacidade da Usina, e a Transportadora de GNL), mas somente caso e na medida em que (i) tais eventos e circunstâncias estejam além do controle da Parte Afetada e (ii) a Parte Afetada não causou tais eventos e circunstâncias e não pdoeria ter impedido os efeitos de tais eventos e circunstâncias através do exercício de diligencias razoáveis.

(b)         Os eventos e circunstâncias de Força Maior incluem, mas não se limitam aos, seguintes eventos na medida em que tais eventos ou suas consequências atendas às exigências previstas na cláusula 21.l(a):

(i)        atos fortuitos (exceto mau tempo ou tempestades de natureza sazonal os quais a FSRU tenha sido construído para suportar e aqueles que poderiam ser previstos ou esperados de acordo com as informações metereolgócias e oceanográficas da área de operação e Terminal);

(ii)         perturbações atmosféricas, inundações, incidência de raios, tufões, tornados, furações ou tempestades de natureza severa, ondas gigantes, terremotos, deslizamentos de terra, afundamentos, deslocações, tsunami ou outros desastres naturais físicos , exceto aqueles que poderiam ter sido previstos e esperados;

(iii)      guerras, bloqueios (de países, portos ou aeroportos), sanções públicas de comércio internacional (desde que a FSRU esteja em operação no modo FSRU), embargos, insurreições, motins, atos de pirataria, perturbações civis, terrorismo, atos de inimigos públicos, sabotagem, invasões, revolução ou tomada de poder por militares ou outras formas não-lega is;

(iv)      qualquer greve, bloqueio ou perturbação industrial (a menos se relacionada à tripulação fornecida pela Contratada à FSRU) no porto ou em outra instalação na qual a FSRU estiver atracado ou ao qual a FSRU seja direcionado ou do qual a FSRU tenha vindo;

(v)         contaminação química ou radioativa ou radiação ionizante;

(vi)      confisco ou apreensão da FSRU ou da carga nos termos de um processo legal no qual a garantia seja prontamente orientada a liberar a FSRU ou a carga, mas a FSRU ou a carga não tenha sido liberada;

(vii)       incêndio, acidente, queda estrutural ou explosão que a Parte Afetada não poderia impedir;

(viii)      colisões, naufrágios, perigo de navegação ou marinho desde que envolvendo a FSRU;

(ix)     ação, inação ou atraso de qualquer Autoridade Governamental que impacte ou cause atraso na performance das obrigações;

(x)         epidemias, pragas ou quarentena, que impacte ou cause atraso na performance das obrigações;

(viii)      collisions, shipwrecks, navigational and maritime perils involving the FSRU;

(ix)      action, inaction or delay of any Governmental Authority, that impacts or causes delay in the Affected Party’s performance of its obligations;

(x)          epidemics, plagues or quarantine that impacts or causes delay in the Affected Party’s performance of its obligations;

(xi)        to the extent occurring in Brazil, Change in Law that impacts or causes delay in the Affected Party’s performance of its obligations;

(xii)       evacuation of the FSRU under clause 19;

(xiii)     the failure, unlawful or discriminatory delay or refusal by any Governmental Authority of Brazil to grant, amend or renew an Authorisation that is necessary for the Customer, the Contractor or the Owner to perform its obligations under this Agreement or the Bareboat Charter (as applicable), or the withdrawal, modification, cancellation or revocation by such Governmental Authority of such Authorisation unless such failure, unlawful or discriminatory delay or refusal or withdrawal, modification, cancellation or revocation is caused by the Customer’s, the Contractor’s or the Owner’s actions (including a violation or breach of the terms and conditions of any existing Authorisation or other requirement of Law) or actions, inactions or delay of such Governmental Authority (including the failure to apply for or follow the necessary procedures to obtain any Authorisation or request, acquire or take all necessary actions to obtain the renewal or reissuance of the same), in any event only if the Customer, the Contractor or the Owner (as applicable) knows or should have known, after due enquiry and the exercise of such efforts expected of a Reasonable and Prudent Operator that such actions or inactions, as the case may be, would have caused the failure or refusal to grant or renew any Authorisation, or the withdrawal or revocation of such Authorisation; or

(xiv)      nationalisation, confiscation, expropriation, compulsory acquisition, arrest or restraint of any assets (including, for the avoidance of doubt, the FSRU, the Power Plant, the Terminal, the Gas pipelines, any LNG Carriers and the Power Plant interconnection point) by any Governmental Authority; provided that such nationalisation, confiscation, expropriation, compulsory acquisition, arrest or restraint was not caused by an act or omission of the Parties; or

(xv)        Force Majeure does not include:

(A)       the failure or inability to make payments, financial distress of either Party, late delivery of equipment or materials, unless, in each case, such event itself was caused by Force Majeure;
(xi)        desde que ocorridos no Brasil, Mudança na Lei, que impacte ou cause atraso na performance das obrigações;

(xii)       evacuação da FSRU nos termos da cláusula 19;

(xiii)     falha, atraso ou recusa ilegal ou discriminatória por qualquer Autoridade Governamental do Brasil em conceder, alterar o renovar uma Autorização necessária para que o Cliente, a Contratada ou a Fretadora cumpra com suas obrigações acordo com o presente Contrato ou com Afretamento a Casco Nu (conforme aplicável), ou a remoção, modificação, cancelamento ou revogação por tal Autoridade Governamental de tal Autorização, a menos que tal falha, atraso ou recusa ilegal ou discriminatória ou remoção, modificação, cancelamento ou revogação tenha sido ocasionada por ações do Cliente, da Contratada ou da Fretadora (incluindo a violação ou quebra dos termos e condições de qualquer Autorização existente ou outra exigência de Lei) ou ações, inações ou atraso por tal Autoridade Governamental (incluindo a falha em solicitar ou seguir os procedimentos necessários à obtenção de qualquer Autorização ou solicitação, adquirir ou praticar todas as ações necessárias à obtenção de sua renovação ou re-emissão), em cada caso somente caso o Cliente, a Contratada ou a Fretadora (conforme aplicável) tenha conhecimento ou devesse ter o conhecimento, após a devida averiguação e o exercício das práticas esperadas de um Operador Razoável e Prudente, de que tais ações ou inações, conforme o caso, teriam ocasionado a falha ou a recusa da concessão ou renovação de qualquer Autorização, ou da remoção ou revogação de tal Autorização; ou

(xiv)     nacionalização, confisco, expropriação, aquisição compulsória, apreensão ou restrição de quaisquer ativos por (incluindo, para evitar dúvidas, a FSRU, Usina, Terminal, pipeline e as Transportadoras de GNL, instalações fornecedoras de GNL e Linha de Transmissão e ponto de conexão da Usina por) qualquer Autoridade Governamental; ou desde que não ocasionado por ação ou omissão das Partes; ou

(xv)       Força Maior não inclui:

(A)      deixar de ou a incapacidade de fazer pagamentos, crise financeira de uma Parte, atraso na entrega de equipamentos ou materiais a menos que tal evento tenha sido ocasionado por Força Maior;

(B)      a incapacidade de uma Parte de financiar suas obrigações de acordo com o presente Contrato ou a indisponibilidade de recursos ao pagamento de valores no seu vencimento na moeda de pagamento, a menos que causada por evento de Força Maior;

(C)          inadimplemento de obrigações de pagamento, a menos que causada por evento de Força Maior; ou

(B)          a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment, unless, in each case, caused by a Force Majeure event;

(C)          default of payment obligations, unless caused by a Force Majeure event;

(D)         late performance by any subcontractor of either Party, unless such event itself was caused by Force Majeure; or

(E)          breakdown of machinery and equipment or strike, lockout or industrial disturbance pertaining exclusively to the crew supplied by the Contractor for the FSRU.

(c)          Subject to clauses 21.1(d) and 21.1(e), any event or circumstance that affects a Third Party, which prevents, impedes or delays the performance by a Party of its obligations under this Agreement, shall constitute Force Majeure affecting such Party only to the extent that:

(i)          such event or circumstance is of a kind or character that, had it primarily affected such Party, would have come within the definition of Force Majeure under clause 21.1(a);

(ii)        such Party is rendered unable by such event or circumstance from carrying out all or a material part of its obligations under this Agreement; and

(iii)        such event or circumstance affects the facilities and/or Third Parties as set out in clauses 21.1(d) or 21.1(e).

(d)          Any event or circumstance affecting a Third Party in accordance with clause 21.1(c) shall constitute Force Majeure affecting the Customer only if such event or circumstance affects the following facilities and Third Parties:

(i)          the Terminal; or

(ii)          any tugs and/or pilot vessels providing services to LNG Carriers at the Terminal; or

(iii)       any contractors or subcontractors involved in the engineering, procurement, and/or construction, or for the operation and/or maintenance, of the Terminal; or

(iv)        the Customer’s Facilities, transmission lines, the LNG SPA or any PPA. In the event the Customer continues to receive in full the values due under all of the PPAs, then such event shall not be considered Force Majeure and shall not suspend payments due to the Contractor.

(e)        Any event or circumstance affecting a Third Party in accordance with clause 21.1(c) shall constitute Force Majeure affecting the Contractor or the Owner only if such event or circumstance affects the following facilities and Third Parties:
(D)          cumprimento em atraso por um subcontratado ou qualquer subcontratado de uma Parte, a menos que tal evento tenha sido ocasionado por Força Maior.

(E)          quebra de máquinas e equipamentos ou greves (exceto o descrito expressamente na alíena (iv) acima)

(c)          Observadas as cláusulas 21.l(d) and 21.l(e), qualquer evento ou circunstância que afete um Terceiro, e que evite, impeça ou atrase o cumprimento por uma Parte de suas obrigações nos termos do presente Contrato, constituirá Força Maior prejudicial a tal Parte somente conforme:

(i)         tal evento ou circunstância seja de natureza ou caráter que, caso tivesse afetado tal Parte antes, seria descrito na definição de Força Maior nos termos da cláusula 21.l(a);

(ii)        tal Parte não possa, em razão de tal evento ou circunstância, cumprir com a totalidade ou com uma parte relevante de suas obrigações nos termos do presente Contrato; e

(iii)        tal evento ou circunstância afete as instalações e/ou Terceiros descritos nas cláusulas 21.l(d) ou 21.l(e).

(d)          Qualquer evento ou circunstância que afete um Terceiro de acordo com a cláusula 21.l(c) constituirá Força Maior prejudicial ao Cliente somente caso tal evento ou circunstância afete as seguintes instalações e Terceiros:

(i)          o Terminal; ou

(ii)        quaisquer rebocadoras e/ou embarcações de praticagem que prestem serviços às Transportadoras de GNL no Terminal; ou

(iii)     qualquer contratadas ou subcontratadas envolvidas na engenharia, aqu1s1çao e/ou construção, ou à operação e/ou manutenção, do Terminal; ou

(iv)       as Instalações do Cliente, a Usina, os dutos, linhas de Transporte, Contrato de Compra de GNL, PPA. Caso o Cliente continue recbendo integralmente os valores devidos de acordo com o PPA, então, tal evento não será considerado como força maior para suspender pagamentos devidos à Contratada.

(e)          Qualquer evento ou circunstância que afete um Terceiro de acordo com a cláusula 21.l{c) constituirá Força Maior prejudicial à Contratada ou à Contratada somente caso tal evento ou circunstância afete as seguintes instalações e Terceiros:

(i)          as Instalações da Contratada; ou

(ii)      qualquer contratadas ou subcontratadas envolvidas na engenharia, aqu1s1çao e/ou construção, ou à operação e/ou manutenção, das Instalações da Contratada.

21.2        Notificação e Requisitos de Relatórios

(a)          A Parte que pretender buscar medida jurídica fios termos desta cláusula 21. deverá, assim que tomar conhecimento do respectivo evento de Força Maior:

(i)          the Contractor’s Facilities; or

(ii)       any contractors or subcontractors involved in the engineering, procurement, and/or construction, or for the operation and/or maintenance, of the Contractor’s Facilities.

21.2	Notice and Reporting Requirements

(a)          A Party intending to seek relief under this clause 21 shall as soon as reasonably practicable after it becomes aware of the relevant Force Majeure event:

(i)          notify the other Party of the event and furnish reasonably full particulars thereof, if available;

(ii)         give a bona fide good faith estimate of when it will be able to resume full performance of its obligations;

(iii)        give the particulars of the programme to be implemented to resume full performance hereunder; and

(iv)        provide interim reports concerning the event for continued invocation of this clause 21 and an estimate of the anticipated duration of the Force Majeure relief which it seeks.

(b)       The Affected Party shall, throughout the period during which it is prevented from performing its obligations under this Agreement, allow the other Party (at such other Party’s risk and cost) to have access to such information, facilities, sites and personnel in the possession, control or employment of the Affected Party as the other Party may reasonably request in connection with such Force Majeure event.

21.3	Consequences of Force Majeure

(a)         The obligations of the Affected Party, to the extent performance thereof is prevented or impeded by an event of Force Majeure, shall be suspended and the Affected Party shall not be liable for non-performance for the duration of the period of Force Majeure.

(b)         In case of Force Majeure, the FSRU shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or of any other nature whatsoever given by a Governmental Authority having, under the terms of the war risks insurance on the FSRU, the right to give any such directions or recommendations.

(c)        The Customer shall have the option, after consultation with the Contractor, of requiring the Contractor to moor or lay up the FSRU at a safe place nominated by the Contractor, taking into account questions of maintenance, access and security and with the Contractor’s consent. The Customer may exercise such option any number of times during the term of this Agreement and during such period may contract for the Substitute Vessel at the Customer’s expense; provided that the Customer remains liable for payment of the Service Fee and the payment of Hire under the Bareboat Charter.

(d)       The Service Fee will not be due in the event or circumstance that (i) Force Majeure is affecting the Contractor or (ii) Force Majeure is affecting the Terminal.
(i)          notificar a outra Parte sobre o evento e fornecer informações completas sobre o evento, se disponíveis;

(ii)         fornecer uma estimativa de boa fé de quando poderá retomar o cumprimento integral de suas obrigações;

(iii)       fornecer informações do programa a ser implementado à retomada cumprimento integral de suas obrigações nos termos do presente Contrato, e

(iv)       fornecer relatórios intercalares sobre o evento ao cumprimento contínuo desta cláusula 21. e uma estimativa da duração da medida jurídica do evento de Força Maior que buscar.

(b)       A Parte Afetada deverá, durante o período em que ficar impedida de cumprir com suas obrigações nos termos do presente Contrato, permitir que a outra Parte (por conta e risco da outra Parte) tenha acesso às informações, instalações e aos locais de posse, sob o controle da, e aos funcionários contratados pela, Parte Afetada conforme a outra Parte venha a solicitar com relação a tal evento de Força Maior.

21.3	Consequências da Força Maior

(a)        As obrigações da Parte Afetada, na medida em que seu cumprimento fique impedido ou prejudicado por um evento de Força Maior, ficarão suspensas e a Parte Afetada não será responsável pelo seu não cumprimento no período de duração da Força Maior.

(b)         No caso de Força Maior, a FSRU terá liberdade para cumprir quaisquer instruções ou recomendações quanto à partida, chegada, rotas, portos de escala, paradas, destinos, zonas, águas, entrega ou qualquer outra forma fornecidas por uma Autoridade Governamental tendo, nos termos dos riscos de guerra segurados à FSRU, o direito de fornecer tais instruções ou recomendações.

(c)          O Cliente terá a opção, após consulta à Contratada, de solicitar que a Contratada amarre ou coloque a FSRU em um local seguro indicado pela Contratada, levando em consideração questões de manutenção, acesso e segurança e com o consentimento da Contratada. O Cliente poderá exercer essa opção várias vezes durante a vigência deste Contrato e durante esse período poderá contratar uma Embarcação Substituta para substituir, a FSRU nas expensas do Cliente, sendo que o Cliente continuará a ser responsável pelo pagamento da Taxa de Serviço e o pagamento da Contratação sob o Afretamento a Casco Nu.

(d)          a Taxa de Serviço não será devida em casos de (i) Força Maior afetando a Contratada ou (ii) Força Maior afetando o Terminal.

(e)          Cliente deverá continuar pagando a Taxa Diária por um período máximo que não exceda de forma continuada ou acumulada de 6 meses em casos que Força Maior esteja afetando as Instalações do Cliente (outras que o Terminal); desde que o Cliente continue recebendo integralmente os recebíveis de acordo com todos os PPA’s.

(e)         Customer shall continue to pay the Service Fee for a period not exceeding a continued or cumulated period of six (6) months in the event that Force Majeure is affecting the Customer’s Facilities (other than the Terminal); provided that the Customer continues to receive in full the receivables under all of the PPAs.

21.4	Obligations Following Force Majeure

(a)        To the extent either Party is entitled to relief from its obligations under this Agreement for Force Majeure, the Affected Party shall, as soon as reasonably practicable, take the measures that a Reasonable and Prudent Operator would take to bring the Force Majeure event to an end and to overcome and/or minimise the effects and consequences thereof that prevents, impedes or delays such Affected Party’s ability to resume performance hereunder. An Affected Party shall not be entitled to relief hereunder or, having become entitled shall cease to be so entitled, and an event or circumstance originally constituting Force Majeure shall cease to be treated as Force Majeure, to the extent that the Affected Party claiming Force Majeure relief fails to comply with this clause 21.4, unless such failure itself is caused by an event of Force Majeure.

(b)       As soon as an Affected Party ceases to be so affected by Force Majeure and is no longer prevented from complying with its obligations under this Agreement, such Affected Party shall:

(i)          notify the other Party accordingly; and

(ii)          use all reasonable efforts to resume performance of such obligations as soon as reasonably practicable.

22.	TERMINATION

22.1	Rights of Termination throughout the Agreement Period

(a)        The Customer may terminate this Agreement with immediate effect upon giving written notice to the Contractor, in any of the following circumstances (subject to notice by the Customer and a reasonable opportunity to cure (to be at least ninety (90) Days unless otherwise stated and/or such breach or event is incapable of remedy by taking reasonable steps))):

(i)          if the FSRU becomes an actual or constructive or compromised or arranged or agreed total loss;

(ii)         if the FSRU has not passed the Performance Tests, except any period of delay due to the Customer’s failure to fulfill its obligations under this Agreement, a Customer Delay Event or Force Majeure shall not count for the purposes of the calculation under this clause 22.1(a)(ii);

(iii)        if a Force Majeure event continues for more than six (6) months;

(iv)        if the FSRU is Out of Service for one hundred eighty (180) Days within any period of twelve (12) months;

(v)         if the Classification Society suspends or removes the FSRU’s class;
21.4	Obrigações Após a Força Maior

(a)          Na medida em que cada uma das Partes faça jus à isenção de suas obrigações nos termos do presente Contrato desde que um evento ou circunstância constitua Força Maior, a Parte Afetada deverá, assim que possível, adotar as medidas que um Operador Razoável e Prudente adotaria para finalizar tal evento de Força Maior e para superar e/ou minimizar impedem, prejudicam ou atrasam a retomada pela Parte Afetada do cumprimento de tais obrigações. Uma Parte Afetada não fará jus à isenção nos termos do presente Contrato ou, caso faça jus, deixará de fazer jus à isenção, e um evento ou circunstância que originalmente constituir Força Maior deixará de ser considerado Força Maior, na medida em que a Parte Afetada que pleiteou a isenção devido à Força Maior deixe de cumprir com esta cláusula 21.4, a menos que tal falha tenha sido ocasionada por um evento de Força Maior.

(b)          Assim que a Parte Afetada deixar de ser afetada pela Força Maior e não mais estiver impedida de cumprir com suas obrigações nos termos do presente Contrato, tal Parte Afetada deverá:

(i)          notificar a outra Parte sobre tanto; e

(ii)         envidar todos os esforços razoáveis para retomar o cumprimento de tais obrigações assim que possível.

22.	RESCISÃO

22.1	Direitos de Rescisão durante o Período do Contrato

(a)          O Cliente poderá rescindir o presente Contrato com efeito imediato mediante entrega de notificação por escrito à Contratada, em qualquer uma das seguintes circunstâncias:

(i)          caso a FSRU se torne perda total efetiva ou construtiva ou comprometida ou determinada ou negociada;

(ii)      caso a FSRU não tenha sido aprovada nos Testes de Desempenho, salvo se por qualquer atraso devido ao não cumprimento, por parte do Cliente, de suas obrigações nos termos do presente Contrato ou em virtude de um Evento de Atraso do Cliente ou Força Maior não será considerado para fins de cálculo nos termos desta cláusula 22.l(a)(ii);

(iii)        se um evento de Força Maior perdurar por mais de 6 (seis) meses;

(iv)       caso a FSRU esteja em Offhire pelo período de 180 (cento e oitenta) Dias dentro de qualquer período de 12 (doze) meses;

(v)         caso a Sociedade de Classificação suspenda ou remova a classe da FSRU;

(vi)        caso a FSRU seja substituído, reclassificado ou vendido sem o prévio consentimento do Cliente;

(vii)       de acordo com os termos da cláusula 28.2;

(viii)     a Garantia da Controladora da Contratada não esteja mais em plena vigência e eficácia e a Contratada não consiga, no prazo de 30 (trinta) dias após a garantia, fornecer uma garantia substitutiva ao Cliente, de valor equivalente à Garantia da Controladora da Contratada e através de um garantidor razoavelmente aceitável ao Cliente; e

(ix)          se:

(vi)         if the FSRU is substituted, re-flagged or sold without the prior consent of the Customer;

(vii)        in accordance with the terms of clause 28.2;

(viii)      the Contractor Parent Company Guarantee ceases to be in full force and effect and the Contractor fails within a period of thirty (30) Days thereafter to provide the Customer with a replacement guarantee equal in value to the Contractor Parent Company Guarantee and by a guarantor reasonably acceptable to the Customer; and

(ix)        if:

(A)        the Contractor’s Guarantor passes a resolution, commences proceedings or has proceedings commenced against it (and such proceedings commenced against it are not stayed within twenty-one (21) Days of service thereof on the Contractor’s Guarantor) in the nature of bankruptcy or reorganisation resulting from insolvency, or for its liquidation or for the appointment of a receiver, administrator, trustee in bankruptcy or liquidator of its undertakings or assets;

(B)         a petition is presented or an order is made by any competent court or other appropriate Governmental Authority or a resolution is passed for bankruptcy, dissolution or winding up of the Contractor’s Guarantor; or

(C)         a liquidator, manager, administrator, receiver or trustee is appointed or an encumbrancer takes possession of the undertaking or property of the Contractor’s Guarantor or any material part of the undertaking or property of the Contractor’s Guarantor and is not paid out or discharged within twenty-eight (28) Days, unless such appointment or possession is being contested in good faith by the Contractor’s Guarantor through appropriate proceedings and is paid out or discharged within forty-five (44) Days, unless, within a period of thirty (30) Days of the occurrence of (A), (B) or (C) above, the Contractor provides the Customer with a replacement guarantee equal in value to the Contractor Parent Company Guarantee by a guarantor reasonably acceptable to the Customer.

(xi)        if the FSRU is applying for Reduced Service Fees for a period of one hundred twenty (120) Days, continuous or not, in a period of one (1) year;

(xii)        if the Bareboat Charter is terminated, Regardless of Cause;

(xiii)     if the Contractor transfers, without authorisation, its obligations under this Agreement or suffers a Change in Control without the approval of the Customer;

(A)       o Garantidor da Contratada aprovar uma resolução, mover processo ou tiver processos movidos contra ele (processos movidos contra ele e que não sejam suspensos em até 21 (vinte e um) Dias da entrega do processo sobre o Garantidor da Contratada) de natureza falimentar ou reorganizacional decorrente de insolvência, ou para sua liquidação ou nomeação de um depositário judicial, administrador, administrador judicial em falência ou liquidante de seus ativos ou passivos;

(B)       uma petição seja apresentada ou uma ordem seja proferida por qualquer tribunal competente ou outra Autoridade Governamental competente ou uma resolução seja aprovada por falência, dissolução ou liquidação do Garantidor da Contratada; ou

(C)        um liquidante, gerente, administrador, depositário judicial ou administrador judicial seja nomeado ou um credor garantido tome posse do empreendimento, das propriedades do Garantidor da Contratada ou de qualquer parte relevante do empreendimento ou das propriedades do Garantidor da Contratada não sejam pagos ou quitados dentro de 28 (vinte e oito) Dias, a menos que tal indicação ou posse seja contestada pelo Garantidor da Contratada de boa fé por meio de processos adequados e seja paga ou quitada dentro de 44 (quarenta e cinco) Dias, a menos que, no prazo de trinta (30) dias da ocorrência do evento descrito no item (A), (B) ou (C) acima, a Contratada forneça ao Cliente uma garantia substitutiva em valor equivalente à Garantia da Controladora do Cliente e por um Garantidor razoavelmente aceitável ao Cliente.

(xi)       caso a FSRU esteja com aplicação de Taxa de Serviço Reduzida por um período de 120 (cento e vinte) dias, contínuos ou não, em um período de 1 (um) ano;

(xii)       Caso o Afretamento a Caso Nu seja rescindido, Independente de Causa;

(xiii)    se a Contratada ceder, sem autorização, suas obrigações nesse contratado ou sofrer Mudança de Controle sem a aprovação do Cliente;

(xiv)     Caso a Contratada descumpra com suas obrigações nas cláusulas 36 ou 37 ou qualquer pagamento ou outra obrigação material deste Contrato (incluindo a obrigação de manter o seguro) e não tenha sanado tal falha em 30 (trinta) dias da notificação da falha;

(xv)       se a Fretadora não disponibilizar a FSRU para entrega na Data Programada de Chegada;

(xvi)      se houver uma perda de bandeira ou outras Autorizações materiais em relação à FSRU;

(xvii)     se houver imposição de ônus na FSRU, exceto os ônus permitidos sujeitos ao Contrato de Uso Pacífico;

(xiv)          if the Contractor breaches its obligations in clauses 36 or 37 or any payment or other material obligation in this Agreement (including the obligation to maintain insurance) and such breach is not remedied such breach within thirty (30) Days from notice to do so;

(xv)       if the Owner fails to tender the FSRU for delivery by the Scheduled Arrival Date;

(xvi)       if there is a loss of flag or other material authorisations in respect of the FSRU;

(xvii)      if there is an imposition of liens on the FSRU other than permitted liens subject to the Quiet Enjoyment Agreement;

(xviii)    if there is an arrest of the FSRU; or

(xix)       if there is an abandonment of the FSRU.

The rights and repairs set forth in this clause 22.1(a) shall be without prejudice to any other right or remedy that the Customer may have under this Agreement, the Bareboat Charter and the LNG SPA, as the case may be.

(b)      The Contractor may terminate this Agreement, with immediate effect upon giving written notice to Customer, in any of the following circumstances (subject to notice by the Contractor and a reasonable opportunity to cure (to be at least ninety (90) Days unless otherwise stated and/or such breach or event is incapable of remedy by taking reasonable steps)):

(i)          subject to the following notice provisions, if the Customer is in default in respect of undisputed payment obligations for more than ninety (90) Days pursuant to clause 20, the Contractor may notify the Customer of such default and, without prejudice to any other right or remedy that the Contractor may have under this Agreement or otherwise, the Contractor shall be entitled (unless payment is made to the Contractor, within thirty (30) Days of receipt of the Contractor’s notice, of the entire undisputed amount due, including interest in accordance with clause 15.8(a)), to terminate this Agreement by giving written notice to the Customer;

(ii)          if the Bareboat Charter is terminated due to breach by the Charterer;

(iii)        if the Customer breaches any of its obligations under clause 35 or clause 36;

(iv)        in respect of Force Majeure, if the Contractor or the Owner is an Affected Party in respect of Force Majeure that exceeds twelve (12) months;

(v)          if the FSRU becomes an actual or constructive or compromised or arranged or agreed total loss;

(vi)        if the Customer undergoes a Change in Control in breach of clause 23.4(a) (except as provided in clause 35.4 or in the Customer’s Direct Agreement or as a result of actions by the Contractor or any member of the Contractor’s Group);

(vii)        in accordance with the terms of clause 28.2;
(xviii)    se houver um arresto da FSRU; ou

(xix)      se houver um abandono da FSRU;

Os direitos e reparações estabelecidos nesta cláusula 22.l(a) serão sem prejuízo a nenhum outro direito ou resolução que o Cliente possa ter de acordo com o presente Contrato ou, conforme o caso, o Afretamento a Casco Nu e o Contrato de Compra de GNL.

(b)         A Contratada poderá rescindir este Contrato com efeito imediato mediante notificação por escrito ao Cliente, em qualquer uma das seguintes circunstâncias (somente na medida em que a falha do Cliente e sujeito à notificação pela Contratada e uma oportunidade razoável para sanar (pelo menos 90 (noventa) dias, salvo determinnação em contrário)):

(i)        sujeita às seguintes disposições de notificação, se o Cliente estiver inadimplente por prazo superior a 90 dias da parte incontroversa nos termos da cláusula 20, a Contratada deverá notificar o Cliente sobre tal inadimplência e, sem prejuízo a nenhum outro direito ou resolução que a Contratada possa ter de acordo com o presente Contrato ou de outra forma, a Contratada terá o direito (a menos que o pagamento seja realizado à Contratada em até 30 (trinta) Dias a partir do recebimento da notificação da Contratada, do valor integral devido, incluindo juros e de acordo com a cláusula 15.8(a)), de rescindir o presente Contrato através de entrega de notificação por escrito ao Cliente

(ii)         se o Afretamento a Casco Nu for rescindido devido ao inadimplemento da Afretadora;

(iii)        se o Cliente violar qualquer uma de suas obrigações sob a cláusula 35 ou cláusula 36;

(iv)      em relação à Força Maior, se a Contratada ou a Fretadora for uma Parte Afetada com relação à Força Maior ultrapassando 12 (doze) meses;

(v)         se a FSRU se tornar uma perda total real, construtiva, compromissada ou acordada;

(vi)       se o Cliente sofrer uma Mudança de Controle em violação da cláusula 23.4(a) (exceto conforme previsto na cláusula 35.4 ou no Contrato Direto do Cliente ou como resultado de ações pela Contratada ou qualquer membro do Grupo da Contratada);

(vii)       de acordo com os termos da cláusula 28.2;

(viii)      exceto se de outra forma acordado no Contrato Direto do Cliente, a Garantia da Controladora do Cliente não esteja mais em pleno vigor e efeito e o Cliente não consiga, no prazo de 30 (trinta) dias após a garantia, fornecer uma garantia substitutiva à Contratada, de valor equivalente à Garantia da Controladora do Cliente através de um garantidor razoavelmente aceitável à Contratada;

(ix)        se:

(A)       o Garantidor do Cliente aprovar uma resolução, mover processos ou tiver processos movidos contra ele (processos movidos contra ele e que não sejam suspensos em até 21 (vinte e um) Dias da entrega do processo sobre o Garantidor do Cliente) de natureza de falência ou reorganização decorrente de insolvência, para sua liquidação ou indicação de um receptor, administrador, administrador judicial em falência ou liquidante de seus ativos ou passivos;

(viii)     except to the extent otherwise agreed in the Customer’s Direct Agreement, the Customer Parent Company Guarantee ceases to be in full force and effect and the Customer fails within a period of thirty (30) Days thereafter to provide the Contractor with a replacement guarantee equal in value to the Customer Parent Company Guarantee by a guarantor reasonably acceptable to the Contractor;

(ix)         if:

(A)         the Customer’s Guarantor passes a resolution, commences proceedings or has proceedings commenced against it (and such proceedings commenced against it are not stayed within twenty-one (21) Days of service thereof on the Customer’s Guarantor) in the nature of bankruptcy or reorganisation resulting from insolvency, or for its liquidation or for the appointment of a receiver, administrator, trustee in bankruptcy or liquidator of its undertakings or assets;

(B)         a petition is presented or an order is made by any competent court or other appropriate Governmental Authority or a resolution is passed for bankruptcy, dissolution or winding up of the Customer’s Guarantor; or

(C)         a liquidator, manager, administrator, receiver or trustee is appointed or an encumbrancer takes possession of the undertaking or property of the Customer’s Guarantor or any material part of the undertaking or property of the Customer’s Guarantor and is not paid out or discharged within twenty-eight (28) Days unless such appointment or possession is being contested in good faith by the Customer’s Guarantor through appropriate proceedings and is paid out or discharged within forty-five (45) Days, unless, within a period of thirty (30) Days of the occurrence of (A), (B) or (C) above, the Customer provides the Contractor with a replacement guarantee equal in value to the Customer’s Parent Company Guarantee by a guarantor reasonably acceptable to the Contractor;

The rights and remedies set out in this clause 22.1(b) shall be without prejudice to any other right or remedy that the Contractor and/or the Owner may have under this Agreement or the Bareboat Charter, as the case may be.

Unless the Bareboat Charter is validly terminated by the Charterer pursuant to the terms of the Bareboat Charter (other than pursuant to clauses 17.1(a)(iii) or (iv) of the Bareboat Charter), termination of this Agreement by the Contractor pursuant to clause 22.1(b)(ii) shall be deemed to be for breach of contract by the Customer.
(B)         uma petição for apresentada ou uma ordem for emitida por qualquer tribunal competente ou outra Autoridade Governamental competente ou uma resolução seja aprovada por falência, dissolução ou liquidação do Garantidor do Cliente; ou

(C)         um liquidante, gerente, administrador, receptor ou administrador judicial for indicado ou um credor garantido tomar posse do empreendimento, das propriedades do Garantidor do Cliente ou de qualquer parte relevante do empreendimento ou das propriedades do Garantidor do Cliente não forem pagos ou quitados dentro de 28 (vinte e oito) Dias, a menos que tal indicação ou posse seja contestada pelo Garantidor do Cliente de boa fé por meio de processos adequados e seja paga ou quitada dentro de 45 (quarenta e cinco) Dias, a menos que, no prazo de 30 (trinta) dias da ocorrência do evento descrito no item (A), (B) ou (C) acima, o Cliente forneça à Contratada uma garantia de substituição com valor equivalente à Garantia da Controladora do Cliente e por um garantidor razoavelmente aceitável à Contratada;

Os direitos e recursos estabelecidos nesta cláusula 22.l(b) serão sem prejuízo a nenhum outro direito ou resolução que a Contratada e/ou a Fretadora possa ter de acordo com o presente Contrato ou, conforme o caso, o Afretamento a Casco Nu

A menos que o Afretamento a Casco Nu seja validamente rescindido pela Afretadora de acordo com os termos do Afretamento a Casco Nu (salvo nos termos das cláusulas 17.1 (a)(iii) ou (iv) do Afretamento a Casco Nu), a rescisão deste Contrato pela Contratada de acordo com a cláusula 22.1 (b)(ii) será considerada como sendo por descumprimento contratual pelo Cliente.

(c)          Sem prejuízo a nenhum outro direito de rescindir o presente Contrato, o Cliente ou a Contratada, conforme o caso, terá o direito de rescindir o presente Contrato caso um ou mais dos seguintes eventos tenham ocorrido e sigam ocorrendo com relação à outra Parte, e a outra Parte não retifique as circunstâncias que estão gerando tal evento antes da expiração do período de notificação de 30 (trinta) Dias:

(i)         a outra Parte aprove uma resolução, dê início a processos ou possua processos iniciados contra ela (processos os quais tiveram início contra ela não sejam suspensos em até 21 (vinte e um) Dias da entrega do processo sobre essa Parte) de natureza de falência ou reorganização resultando em insolvência, para sua liquidação ou para a indicação de um receptor, administrador, administrador judicial em falência ou liquidante de seus ativos e passivos;

(c)        Without prejudice to any other right to terminate this Agreement, the Customer or the Contractor, as the case may be, shall be entitled to terminate this Agreement immediately if any one or more of the following events have occurred and are continuing in respect of the other Party, and the other Party does not rectify the circumstances giving rise to such event before expiration of the thirty (30) Day notice period:

(i)       the other Party passes a resolution, commences proceedings or has proceedings commenced against it (and such proceedings commenced against it are not stayed within twenty-one (21) Days of service thereof on that Party) in the nature of bankruptcy or reorganisation resulting from insolvency, or for its liquidation or for the appointment of a receiver, administrator, trustee in bankruptcy or liquidator of its undertakings or assets;

(ii)         a petition is presented or an order is made by any competent court or other appropriate authority or a resolution is passed for bankruptcy, dissolution or winding up of the other Party; or

(iii      a liquidator, manager, administrator, receiver or trustee is appointed or an encumbrancer takes possession of the undertaking or property of the other Party or any material part of the undertaking or property of the other Party and is not paid out or discharged within twenty-eight (28) Days unless such appointment or possession is being contested by the other Party in good faith by appropriate proceedings and is paid out or discharged within forty-five (45) Days.

(d)         For the avoidance of doubt, no compensation shall be due to either Party for:

(i)          termination due to Force Majeure; or

(ii)          termination due to the outbreak of war or hostilities pursuant to clause 28.2,

save in respect of any amounts which are payable as of the date of such termination.

(e)         In the event that any PPA is terminated, the Customer shall be entitled to terminate this Agreement; provided that the (i) Customer shall have given the Contractor at least one (1) months’ notice of termination.

23.	REPRESENTATIONS, WARRANTIES, COVENANTS AND UNDERTAKINGS

23.1	The Contractor’s Representations and Warranties

The Contractor hereby represents and warrants that at the Signature Date and throughout the Agreement Period:

(a)        the Contractor is a company duly incorporated and validly existing under the laws of the country of its incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

(b)         this Agreement constitutes legal, valid and binding obligations of the Contractor and the obligations are in full force and effect in accordance with their terms, and the delivery and performance by the Contractor of this Agreement will not contravene any Law of any Governmental Authority having jurisdiction over the Contractor;
(ii)        uma petição seja apresentada ou uma ordem seja realizada por qualquer tribunal competente ou autoridade adequada ou uma resolução seja aprovada por falência, dissolução ou liquidação da outra Parte; ou

(iii)       um liquidante, gerente, administrador, receptor ou administrador judicial seja indicado ou um credor garantido tome posse do empreendimento, propriedade da outra Parte ou qualquer parte relevante do empreendimento ou propriedade da outra Parte não sejam pagos ou quitados dentro de 28 (vinte e oito) Dias, a menos que tal indicação ou posse seja contestada pela outra Parte de boa fé por processos apropriados e seja paga ou quitada dentro de 45 (quarenta e cinco) Dias.

(d)          Para evitar dúvidas, nenhuma remuneração deverá ser devida a nenhuma das Partes por:

(i)          rescisão devido à Força Maior

(ii)         rescisão devido à ocorrência de guerra ou hostilidades, de acordo com a cláusula 28.2,

exceto com relação a quaisquer valores que estão devidos na data de tal rescisão.

(e)        Caso o PPA seja rescindido, o Cliente terá direito de rescindir o presente Contrato, desde que o Cliente tenha entregue à Contratada uma notificação de rescisão com, no mínimo, 01 mês de antecedência.

23.	DECLARAÇÕES, GARANTIAS, OBRIGAÇÕES E COMPROMISSOS

23.1	Declarações e Garantias da Contratada

A Contratada através do presente, declara e garante que, na Data de Assinatura e ao longo do Período do Contrato:

(a)          a Contratada é uma companhia devidamente constituída e validamente existente sob as leis do seu país de constituição e possui o poder e a autoridade corporativa para celebrar e executar as suas obrigações de acordo com o presente Contrato, e todas as ações corporativas, acionárias e de outra natureza foram tomadas pra autorizar a assinatura, entrega e execução do mesmo;

(b)          o presente Contrato constitui obrigações legais, válidas e vinculantes aplicáveis a ele e as obrigações estão em plena força e vigor de acordo com seus termos, e a entrega e execução pela Contratada do presente Contrato não contravêm nenhuma leis de qualquer Autoridade Governamental que possua jurisdição sobre a Contratada;

(c)          não realizou, nem tem conhecimento de omitir ter realizado, nenhuma ação que afetasse adversamente a execução do presente Contrato contra ela ou os direitos do Cliente nos termos do presente Contrato; e

(d)          a execução do presente Contrato e sua assinatura e entrega não conflitarão com nem resultarão em qualquer violação de qualquer um dos termos de, nem constitui uma inadimplência sob, qualquer contrato ou outro instrumento do qual a Contratada seja parte ou tenha sua propriedade vinculada.

(c)          the Contractor has not taken nor to its knowledge has omitted to take any actions that would adversely affect the enforceability of this Agreement against the Contractor or the rights of the Customer under the terms of this Agreement; and

(d)         the execution and delivery of this Agreement will not conflict with or result in the breach of any terms of, or constitute a default under, any agreement or other instrument to which the Contractor is a party or its property is bound.

23.2	The Contractor’s Undertakings

(a)          The Contractor undertakes that throughout the Agreement Period:

(i)          the Contractor shall maintain or restore the FSRU in accordance with requirements of clause 5.1 whenever the passage of time, wear and tear or any event requires such steps to be taken;

(ii)        the Contractor shall advise the Customer as soon as is practicably possible, in writing, should the FSRU fail an inspection by, without limitation, a Governmental Authority and/or port state authority, and the Contractor shall simultaneously advise the Customer of the Contractor’s proposed course of action to remedy the defects that caused the failure of such inspection;

(iii)       the Contractor will, in fulfilling its obligations under this Agreement, act in compliance with all relevant Laws and in accordance with such International Standards with which a Reasonable and Prudent Operator would comply;

(iv)        the FSRU shall be compatible for berthing at the Terminal and for carrying out LNG and Gas operations as specified in this Agreement without any modifications to the FSRU, except as provided in clause 6;

(b)         The Contractor shall provide the Customer with copies of the following documents received by the Contractor:

(i)           documents and reports issued by the Classification Society for the FSRU;

(ii)          reports of major incidents on board the FSRU;

(iii)         pollution reports (including port state detention reports and compliance reports from Governmental Authorities);

(iv)         insurance claims and reports under insurances; and

(v)          salvage and underwriter reports.

23.3	The Customer’s Representations and Warranties

(a)          The Customer hereby represents and warrants that, at the Signature Date and throughout the Agreement Period:
23.2	Compromissos da Contratada

(a)          A Contratada compromete-se ao longo do Período de Contrato:

(i)         que irá manter ou restaurar a FSRU de acordo com os requisitos estipulados na cláusula 5.1 sempre que a passagem do tempo, desgaste ou qualquer evento exigir que tais medidas sejam tomadas;

(ii)       que irá avisar o Cliente assim que possível, por escrito, caso a FSRU deixe de atender uma inspeção, mas sem limitação, por uma Autoridade Governamental e/ou autoridade do estado do porto e a Contratada deverá avisar simultaneamente o Cliente do curso de ação proposto pela Contratada para remediar os problemas que causaram a falha em atender al inspeção;

(iii       que irá, no cumprimento de suas obrigações nos termos deste Contrato, atuar em conformidade com todas as Leis de acordo com os Padrões Internacionais que o Operador Razoável e Prudente segue;

(iv)      que a FSRU será compatível para atracação no Terminal e efetuar as operações de GNL e Gás especificadas neste Contrato sem modificações à FSRU, salvo nos casos previstos na cláusula 6;

(b)          A Contratada fornecerá ao Cliente copias dos seguintes documentos recebidos pela Contratada:

(i)          documentos e relatórios emitidos pela Sociedade de Classificação da FSRU;

(ii)         relatórios de incidentes importantes a bordo da FSRU;

(iii)        relatórios de poluição (includindo relatoriós de detenção do estado do porto e relatoriós de conformidade emitidos pelas Autoridades Governamentais);

(iv)        reinvindicações e relatórios nos termos dos seguros; e

(v)         relatórios de salvamento e segurados.

23.3	Declarações e Garantias do Cliente

(a)          O Cliente através do presente, declara e garante que, na Data da Assinatura e ao longo do Período do Contrato:

(i)        o Cliente é uma companhia devidamente constituída e validamente existente sob as leis do seu país de constituição e possui o poder e a autoridade corporativa para celebrar e executar as suas obrigações de acordo com o presente Contrato, e todas as ações corporativas, acionárias e de outra natureza foram tomadas pra autorizar a assinatura, entrega e execução do mesmo;

(ii)         o Cliente possui a capacidade e autoridade de celebrar e executar as suas obrigações de acordo com o presente Contrato e todas as ações necessárias foram tomadas para autorizar a assinatura, entrega e execução do mesmo;

(i)          the Customer is a company duly incorporated and validly existing under the laws of the country of its incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

(ii)       the Customer has the capacity and authority to enter into and perform its obligations under this Agreement and all necessary action has been taken to authorise the execution, delivery and performance of the same;

(iii)        this Agreement constitutes legal, valid and binding obligations of the Customer and the obligations are in full force and effect in accordance with their terms, and the delivery and performance by the Customer of this Agreement will not contravene any Law of any Governmental Authority having jurisdiction over the Customer;

(iv)      the Customer has not taken nor to its knowledge has it omitted to take any actions that would adversely affect the enforceability of this Agreement against the Customer or the rights of the Contractor under the terms of this Agreement; and

(v)          the execution and delivery of this Agreement will not conflict with or result in the breach of any terms of, or constitute a default under, any agreement or other instrument to which the Customer is a party or its property is bound.

23.4	Customer’s Undertakings

The Customer undertakes that throughout the Agreement Period:

(a)          the Customer shall not undergo a Change in Control without the Contractor’s prior written consent;

(b)         the Customer will in fulfilling its obligations under this Agreement and the Bareboat Charter, act in compliance with all relevant Laws and in accordance with such International Standards with which a Reasonable and Prudent Operator would comply; and

(c)          the Customer shall operate and maintain the Customer’s Facilities in accordance with the standards of a Reasonable and Prudent Operator.

24.	HEALTH, SAFETY, SECURITY AND ENVIRONMENT

24.1	Compliance

The Contractor shall strictly comply with applicable Laws pertaining to health, safety and environmental protection applicable to the FSRU’s operations at the Terminal and comply with International Standards, as well as those requirements set forth on Appendix I.

24.2	Principal Environmental Regulations

The FSRU and the Contractor shall comply with all Laws and Authorisations of the Customer to the extent such Laws and Authorisations are applicable to the Contractor’s operation of the FSRU pursuant to the terms of this Agreement.
(iii)       o presente Contrato constitui as obrigações legais, válidas e vinculantes aplicáveis a ele e as obrigações estão em pleno vigor e efeito de acordo com seus termos, e a entrega e execução pelo Cliente do presente Contrato não contravêm nenhuma lei de Autoridade Governamental que possua jurisdição sobre o Cliente;

(iv)        não realizou, nem tem conhecimento que eximiu-se de ter tomada qualquer ação que afetasse adversamente a execução do presente Contrato contra o Cliente ou os direitos da Contratada nos termos do presente Contrato; e

(v)       a execução do presente Contrato e assinatura e entrega não conflitarão com nem resultarão em qualquer violação de qualquer um dos termos de, nem constitui uma inadimplência sob, qualquer contrato ou outro instrumento do qual o Cliente seja parte ou tenha sua propriedade vinculada.

23.4	Compromissos do Cliente

O Cliente compromete-se ao longo do Período do Contrato a:

(a)          não sofrer uma Mudança de Controle sem a autorização prévia por escrito da Contratada;

(b)          atuar, no cumprimento de suas obrigações de acordo com o presente Contrato e do Afretamento a Casco Nu, em conformidade com todas as leis e de acordo com os Padrões Internacionais que o Operador Razoável e Prudente segue; e

(c)          operar e manter as Instalações do Cliente de acordo com os padrões de um Operador Razoável e Prudente.

24.	SAÚDE, SEGURANÇA E MEIO AMBIENTE

24.1	Conformidade

A Contratada deverá cumprir rigorosamente as disposições legais aplicáveis em matéria de segurança, meio ambiente e saúde para as operações da FSRU no Terminal e cumprir os Padrões Internacionais, bem como os requisitos estabelecidos no Anexo 1.

24.2	Principais Leis Ambientais

A FRSU e a Contratada cumprirão todas as Leis e Autorizações do Cliente na medida em que tais leis e Autorizações sejam aplicáveis às Operações da FSRU da Contratada, nos termos do presente Contrato.

24.3	Política SMS

(a)          A Contratante estabelecerá uma política de segurança, meio ambiente e saúde (“Política SMS”) referente às operações da FSRU, juntamente com padrões de gestão ambientais relacionados, poluição, saúde e segurança ocupacional.

(b)          A Contratada garante que a Política SMS atinge ou supera os padrões estabelecidos nas “Diretrizes de Controle de Drogas e Álcool A Bordo”, conforme publicada pelo OCIMF (em Junho de 1995 (ou aditamentos, versões ou variações posteriors dessas diretrizes).

24.3	HSSE Policy

(a)        The Contractor shall establish a health, safety and environmental policy (the “HSSE Policy”) in respect of the FSRU’s operations, along with related standards on environmental management, pollution, health and safe working procedures.

(b)         The Contractor warrants that the HSSE Policy meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board Ship” as published by the OCIMF and dated June 1995 (or any subsequent modification, version or variation of these guidelines).

24.4	HSSE Management System

(a)        Throughout the Agreement Period, the Contractor shall operate a Health, Safety and Environment (HSSE) Management System (“HSSE System”), which is certified to comply with the International Safety Management Code (the “ISM Code”) for the Safe Operation of Ships and for Pollution Prevention.

(b)       The HSSE System will address all phases of the operation and maintenance of the FSRU as contemplated by this Agreement, including:

(i)          pre-mobilisation and mobilisation of the crew;

(ii)         operation of the FSRU;

(iii)        re-positioning of the FSRU; and

(iv)        decommissioning.

(c)          The HSSE System will include and develop the following topics:

(i)          leadership and commitment;

(ii)          policy and strategic objectives;

(iii)        organisation, responsibilities, resources, standards and documentation;

(iv)         evaluation and risk management;

(v)          planning and procedures;

(vi)        implementation and performance monitoring;

(vii)       auditing and review; and

(viii)      compliance with local rules and regulations.

(d)        The Customer may monitor compliance with the HSSE System and perform audits to verify such compliance at any point in time; provided that any such audit shall take place at the Customer’s time and cost and without interference with or hindrance to the FSRU’s safe and efficient operation.

(e)         The Contractor shall submit quarterly HSSE reports to the Customer.

24.5	Audit Rights

(a)         The Contractor shall maintain HSSE records sufficient to demonstrate compliance with the requirements of its HSSE System and this Agreement. The Customer reserves the right to confirm compliance with HSSE requirements specified in this Agreement by audit of the Contractor in accordance with clause 24.5(b).
24.4	Sistema de Gestão de SMS

(a)         Durante todo o Período de Contrato, a Contratada deverá operar um Sistema de Gestão da Segurança, Meio Ambiente e Saúde (“Sistema de SMS”) certificado para cumprir o Código Internacional de Gestão de Segurança (o “Codigo ISM”) para a Operação Segura de Navios e Prevenção da Poluição.

(b)        O Sistema de SMS abordará todas as fases da operação e manutenção da FSRU, conforme contemplado neste Contrato, incluindo:

(i)          Pré-mobilização e mobilização da tripulação;

(ii)         Operação da FSRU;

(iii)        reposicionamento da FSRU; e

(iv)        descomissionamento.

(c)          O Sistema de SMS incluirá e desenvolverá os seguintes tópicos:

(i)          liderança e compromisso;

(ii)         objetivos da política e estratégicos;

(iii)        organização, responsabilidades, recursos, normas e documentação;

(iv)        avaliação e gestão de riscos;

(v)         planejamento e procedimentos;

(vi)        implantação e monitoramento de desempenho;

(vii)       auditoria e análise; e

(viii)      cumprimento das normas e regulamentos locais.

(d)          O Cliente poderá monitorar o cumprimento do Sistema de SMS e realizar auditorias para verificar tal cumprimento a qualquer momento, desde que tal auditoria ocorra ao tempo e às expensas do Cliente e sem interferência ou impedimento à operação segura e eficiente da FSRU.

(e)          A Contratada deverá apresentar relatórios de SMS trimestrais ao Cliente.

24.5	Direitos de Auditoria

(a)          A Contratada deverá manter registros de SMS suficientes para demonstrar o cumprimento dos requisitos de seu Sistema de SMS e deste Contrato. O Cliente reserva-se o direito de confirmar a conformidade com os requisitos de SMS especificados neste Contrato mediante auditoria da Contratada de acordo com a cláusula 24.S{b).

(b)         No decorrer do Contrato e por um período de 5 (cinco) anos subsequentes, o Cliente terá o direito de efetuar auditoria em todos os momentos razoáveis e, mediante solicitação razoável, obter cópias de todos os registros, livros, contas, correspondência, memorandos, recibos, vales e outros papeis de qualquer natureza, relacionados a qualquer disposição deste Contrato sob a qual a Contratada tenha obrigações cuja execução possa ser verificada mediante auditoria. Sem prejuízo a esta disposição, a Contratada não será obrigada a atender uma solicitação do Cliente em conformidade com esta cláusula 24.5(b) caso o atendimento possa violar quaisquer leis e/ou regulamentos de proteção de dados aplicáveis.

(b)        During the Agreement Period and for a period ending five (5) years thereafter, the Customer shall have the right to audit at all reasonable times and, upon reasonable request, take copies of all of the Contractor’s records, books, accounts, correspondence, memoranda, receipts, vouchers and other papers of every kind relating to any provision of this Agreement under which the Contractor has obligations, the performance of which is capable of being verified by audit. Notwithstanding this provision, the Contractor shall not be obliged to comply with a request from the Customer pursuant to this clause 24.5(b) if to do so would breach any applicable data protection laws and/or regulations.

24.6	Emergency Response

The names and contact details of the individuals who may be contacted on a twenty-four (24) hour basis in the event of oil spills or emergencies are as follows:

(a)          Contractor Contact Details

Name: Celso Pereira da Silva
Address: [***]
Telephone: [***]
Mobile: [***]

Email: [***]
24 hour emergency number: [***]

(b)          Customer/Port Contact Details

Name: Edio Rodenheber
Address: [***]
Telephone: [***]
Mobile: [***]

Email: [***]

25.	QUALITY ASSURANCE AND QUALITY CONTROL

The Contractor shall cause the Master to implement, comply with and maintain throughout the Agreement Period a quality assurance and quality control system (the “QA/QC System”), which is to be in accordance with International Standards and the ISM Code. Such QA/QC System shall be completed, implemented and submitted to the Customer by the Service Commencement Date. The QA/QC System shall cover all management activities in relation to the FSRU and its operation. The Contractor shall cause the Manager to supply documentation sixty (60) Days after the end of each calendar quarter confirming the maintenance of such QA/QC System. The Contractor shall cause to Manager to verify compliance with the QA/QC System through an internal audit at least every twelve (12) months and through an independent audit at least every twelve (12) months. The Contractor undertakes to operate and maintain the FSRU in accordance with the standards of a Reasonable and Prudent Operator and the Commercial and Operations Manual. The Contractor shall at all times operate the FSRU in a manner that meets or exceeds all regulations, requirements and recommendations of the FSRU’s Classification Society and any Governmental Authority. Without limitation to the foregoing, the Contractor undertakes to ensure that the FSRU shall comply with, and shall be fully equipped, supplied and maintained to comply with, the applicable OCIMF and SIGTFO standards and guidelines, including standards and guider es for marine equipment, manifold compatibility, mooring arrangements and equipment, ship/shore emergency shutdown system, loading and unloading operations, and safety, as such standards and guidelines exist as of the Signature Date and are modified from time to time.
24.6	Resposta a Emergências

Os nomes e contatos das pessoas que podem ser contatadas 24 (vinte e quatro) horas em caso de derramamento de óleo ou emergências são os seguintes:

(a)          Detalhes de Contato da Contratada

Nome: Celso Pereira da Silva
Endereço: [***]
Telefone: [***]
Celular: [***]

Email: [***]
Número de emergência de 24 horas: [***]

(b)          Detalhes de Contato do Cliente/Porto

Nome: Edio Rodenheber
Endereço: [***]
Telefone: [***]
Celular: [***]

Email: [***]

25.	GARANTIA DE QUALIDADE E CONTROLE DE QUALIDADE

A Contratada deverá providenciar para que o Comandante implemente, cumpra e mantenha em todo o Período de Contrato um sistema de garantia de qualidade e controle de qualidade (o “Sistema de QA/QC”), que esteja de acordo com os Padrões Internacionais e o Código ISM. O Sistema de QA/QC deve ser concluído, implantado e submetido ao Cliente na Data do Início do Serviço. O sistema de QA/QC deve abranger todas as atividades de gestão relacionadas com a FSRU e o seu funcionamento. A Contratada deverá providenciar para que o Gestor forneça a documentação 60 (sessenta) Dias após o final de cada trimestre civil confirmando tal manutenção do Sistema de QA/QC. A Contratada deverá providenciar para que o Gestor verifique a conformidade com o Sistema de QA/QC por meio de uma auditoria interna, pelo menos a cada 12 (doze) meses e por meio de uma auditoria independente, pelo menos a cada doze (12) meses. A Contratada compromete-se a operar e manter a FSRU de acordo com as normas de um Operador Razoável e Prudente e do Manual Comercial e Operacional. A Contratada deverá sempre operar a FSRU de forma que atenda ou exceda todos os regulamentos, requisitos e recomendações da Sociedade de Classificação da FSRU e de quaisquer Autoridades Governamentais. Sem prejuízo do acima exposto, a Contratada compromete-se a assegurar que a FSRU cumprirá e estará totalmente equipada, suprida e mantida para cumprir com as normas e diretrizes aplicáveis do OCIMF e da SIGTTO, incluindo normas e diretrizes para equipamentos marítimos, compatibilidade de coletores, arranjos e equipamentos de amarração, sistema de desligamento de emergência navio/costa, operações de carga e descarga, e segurança, conforme tais normas e diretrizes são existentes a partir da Data de Assinatura e modificadas de tempos em tempos.

26.	INTELLECTUAL PROPERTY

26.1      Neither the Customer nor the Contractor shall have the right to use, other than for the purposes of this Agreement and the Project, whether directly or indirectly, any information and know-how disclosed pursuant to this Agreement.

26.2       All Intellectual Property Rights provided by a Party shall remain with that Party.

26.3      No Intellectual Property Rights relating to the Contractor’s Facilities shall be or become the property of, or be licensed to, the Customer by operation of this Agreement.

26.4      No Intellectual Property Rights relating to the Customer’s Facilities shall be or become the property of, or be licensed to, the Contractor by operation of this Agreement.

27.	SALVAGE

27.1      The FSRU shall not undertake salvage operations without the prior consent of the Customer; provided that such consent shall not be required if the salvage operation(s) involves an attempt to save, or a saving of, life.

27.2      For the avoidance of doubt, if the FSRU is in service when any salvage operations are commenced, the FSRU shall remain in service during such salvage operations; provided the salvage operations do not restrict or reduce the the Contractor’s rendering of the FSRU’s services to the Customer.

27.3      All salvage and all proceeds from derelicts shall be divided between the Owner, the Contractor and the Customer in proportion to the value of cargo on board and the value of the FSRU (after deducting the Master’s, officers’ and crew’s share).

28.	OUTBREAK OF WAR

28.1      If war or hostilities or commercial embargo break out in Brazil and that materially and adversely affects the operations of the FSRU in Brazil, the Parties shall meet to agree to a mutually beneficial resolution in order to provide safe ground for the FSRU and the continued safety of the Master and crew.

28.2      Should the war or hostilities referred to in clause 28.1 continue for a period of three hundred sixty-five (365) Days, the Contractor and the Customer shall each have the right to terminate this Agreement if the Parties fail to agree to a mutually beneficial resolution pursuant to clause 28.1. For the avoidance of doubt, the Customer shall fully reimburse and hold harmless the Owner in respect of any additional premiums incurred under Owner’s war risks policy for any period in which the war or hostilities continue for more than seven (7) Days.
26.	PROPRIEDADE INTELECTUAL

26.1       Tanto o Cliente quanto a Contratada terão o direito de utilizar, para outros fins que não o objeto do presente Contrato e Projeto, seja direta ou indiretamente, qualquer informação e know-how divulgado nos termos do presente

26.2        Todos os Direitos de Propriedade Intelectual fornecidos por uma Parte deverão ser mantidos com essa Parte.

26.3       Nenhum Direito de Propriedade Intelectual relacionado às Instalações da Contratada será ou se tornará de propriedade nem será licenciado ao Cliente por operação do presente Contrato.

26.4      Nenhum Direito de Propriedade Intelectual relacionado às Instalações do Cliente será ou se tornará de propriedade nem será licenciado à Contratada por operação do presente Contrato.

27.	SALVAMENTO

27.1    A FSRU não se comprometerá com operações de salvamento sem o consentimento prévio do Cliente, contanto que tal consentimento não seja exigido caso a(s) operação(ões) de salvamento(s) envolva(m) uma tentativa de salvar uma vida.

27.2       Para evitar dúvidas, caso a FSRU esteja operando quando forem iniciadas quaisquer operações de salvamento, a FSRU deverá permanecer em serviço durante a operação de salvamento, desde que a operação de salvamento não restrinja ou reduza o rendimento da Contratada nos serviços da FSRU para o Cliente.

27.3       Todos os salvamentos e todos os produtos abandonados serão divididos entre a Fretadora, Contratada e o Cliente, na proporção em do valor da carga a bordo e o valor da FSRU (após a dedução da cota do Comandante, dos oficiais e da tripulação).

28.	DECLARAÇÃO DE GUERRA

28.1       Em caso de guerra ou hostilidades ou embargos comerciais no brasileiro que impactem material e adversamente as operações da FSRU no Brasil, as Partes deverão se encontrar para acordar sobre uma solução mutuamente benéfica que forneça posicionamento com segurança da FSRU e a segurança contínua do Comandante e da tripulação.

28.2       Caso guerra ou hostilidades referidas na cláusula 28.1 continuem por um período de 365 (trezentos e sessenta e cinco) Dias, a Contratada e o Cliente terão o direito de rescindir o presente Contrato caso as Partes não consigam acordar mutuamente sobre uma resolução benéfica nos termos da cláusula 28.1. Para evitar dúvidas, o Cliente deverá reembolsar e isentar integralmente a Fretadora com relação a quaisquer prêmios adicionais incorridos nos termos da apólice da Fretadora de Riscos de Guerra por qualquer período em que a guerra ou hostilidades continuarem por mais de 7 (sete) Dias.

28.3       Caso as seguradoras de Riscos de Guerra da FSRU exijam que a FSRU seja deslocada para um local ou cais seguro de acordo com os termos da apólice de Riscos de Guerra, o Cliente deverá indicar um local seguro de atracação e providenciar os custos de ancoragem. A Contratada e a Fretadora deverão reduzir a tripulação e custos de manutenção ao nível mínimo exigido pelas Autoridades Governamentais.

28.3     If the FSRU’s war risks insurers require the FSRU to be moved to a safe place, as defined under the war risks policy, the Customer shall appoint a safe berth and provide the anchorage costs. The Contractor and the Owner shall reduce the crew and the maintenance costs to the minimum required by the relevant Governmental Authority.

29.	LIABILITY AND INDEMNITY

29.1      The Contractor shall be liable for, and shall protect, defend, indemnify and hold harmless each member of the Customer’s Group from and against any Losses actually incurred or suffered by any member of the Customer’s Group, arising out of, based upon or in connection with operation of the FSRU or the Contractor’s performance of this Agreement, including the Contractor’s, or any of its subcontractors, agents and crew, actions or omissions.

29.2      The Customer shall be liable for, and shall protect, defend, indemnify and hold harmless each member of the Contractor’s Group from and against any Losses actually incurred or suffered by any member of Contractor’s Group, in any such case arising out of, based upon or in connection with the Customer’s performance of this Agreement.

29.3      Except as provided in clause 30.4 (but notwithstanding any other provision of this Agreement or the Bareboat Charter), neither Party (nor any member of its Group) shall be liable to the other Party (or any member of its Group) in respect of any Consequential Loss suffered by the other Party or any member of its Group, whether or not foreseeable at the time of entering into this Agreement and Regardless of Cause (other than (a) arising from Gross Negligence or Wilful Misconduct or (b) any amount payable as Liquidated Damages hereunder).

29.4       For the avoidance of doubt, Consequential Loss shall not include:

(a)         any adjustment of the Service Fee pursuant to clause 17 and any other indemnified expenses provided in this Agreement; and

(b)         damages suffered by the Customer in relation to loss of revenue and debits related to the operation of the Power Plant.

29.5      The Contractor shall be responsible for the raising, removal, destruction or marking of the FSRU or any equipment, bunkers or cargo owned by or contracted to the Contractor and lost as a result of a casualty (insofar as the raising, removal, destruction or marking are compulsory by Law).

29.6       The maximum aggregate liability of the Contractor and the Owner to the Customer and of the Customer to the the Contractor and the Owner arising out of, relating to, or connected with this Agreement and the Bareboat Charter shall not exceed two hundred thirty million USD (US$230,000,000.00) (the “Maximum Liability Cap”); provided that such Maximum Liability Cap shall not limit claims arising from (a) reductions in the Service Fee and payments of liquidated damages hereunder, (b) Third Party indemnity claims (excluding, for the avoidance of doubt, Consequential Loss), or (c) claims for which insurance proceeds have been obtained or (d) Gross Negligence or Wilful Misconduct.

30.	INSURANCE

30.1      The Customer use best efforts to cause the Owner to effect and maintain insurance in accordance with clause 26.1 of the Bareboat Charter.
29.	RESPONSABILIDADE E INDENIZAÇÃO

29.1      A Contratada será responsável por, e deverá proteger, defender, indenizar e isentar cada membro do Grupo do Cliente por e contra quaisquer Perdas de fato incorridas ou sofridas por qualquer membro do Grupo do Cliente, em qualquer caso decorrente de, com base em ou em conexão com a operação da FSRU ou a execução deste Contrato pela Contratada, incluindo quaisquer ações ou omissões da Contratada, sua tripulação, agentes ou subcontratados. :

29.2       O Cliente será responsável por, e deverá proteger, defender, indenizar e isentar cada membro do Grupo da Contratada por e contra quaisquer Perdas de fato incorridas ou sofridas por qualquer membro do Grupo da Contratada, em qualquer caso decorrente de, com base em ou em conexão com a execução deste Contrato pelo Cliente.

29.3      Exceto conforme a disposição da cláusula 30.4 (porém não obstante qualquer outra disposição do presente Contrato ou do Afretamento a Casco Nu), nenhuma das Partes (e nenhum membro de seu Grupo) será responsável pela outra Parte (ou qualquer membro do seu Grupo), com relação a quaisquer Danos Indiretos sofridos pela outra Parte ou qualquer membro de seu Grupo, seja tal perda previsível no momento da celebração do Contrato ou não e Independente de Causa (exceto aquelas decorrentes de (a) reinvindicações de Terceiros, (b) Culpa Grave ou Dolo, (c) indenização contratual prefixada.

29.4        Para evitar dúvidas, Danos Indiretos não inclui o seguinte:

(a)          qualquer ajuste na Taxa de Serviço, de acordo, com a cláusula 17 e outras despesas reembolsaveis na forma deste Contrato; e

(b)          danos sofridos pelo Cliente com relação a perda de receita e débitos relacionados ao funcionamento da Usina.

29.5       A Contratada será responsável pelo içamento, remoção, destruição ou marcação da FSRU ou qualquer equipamento, reservatório ou carga de propriedade da ou contratada pela Contratada e perdida como resultado de uma casualidade (na medida em que o içamento, a remoção, a destruição ou a marcação são compulsórias por Lei.

29.6     A responsabilidade máxima total da Contratada e da Fretadora para com o Cliente e do Cliente para com a Contratada e a Fretadora resultante de, relacionada ou conectada ao presente Contrato não excederá USD230.000.000 (duzentos trinta milhões de dólares norte-americanos) (a “Limite Máximo de Responsabilidade”), considerando que o Limite Máximo de Responsabilidade não limitará reinvindicações decorrentes de (a) reduções na Taxa de Serviço e pagamento de indenizações contratuis prefixadas, (b) pretensão de indenização de Terceiros, (c) reinvindicações para as quais os procedimentos de obtenção de seguro já foram obtidos ou (d) Culpa Grave ou Dolo.

30.	SEGURO

30.1       O Cliente deverá fazer com que a Fretadora realize e mantenha o seguro de acordo com a cláusula 26.1 do Afretamento a Casco Nu.

30.2       O Cliente deverá obter e manter, às suas expensas, os seguintes seguros:

(a)          seguro de imóvel cobrindo “todos os riscos” a critério do Cliente em relação às Instalações do Cliente;

(b)        cobertura de seguro de responsabilidade geral abrangente e limites de apólice no limite máximo disponível, e em qualquer hipótese no valor a criterio do Cliente fornecendo cobertura para lesão corporal, falecimento ou danos à propriedade resultante de cada ocorrência ou séries relacionadas de ocorrência que causaram tal lesão, falecimento, morte ou dano;

30.2       The Customer shall procure and maintain, at its expense, the following insurances:

(a)          property insurance on “all risks” conditions at the Customer’s discretion in relation to the Customer’s Facilities;

(b)        comprehensive general liability insurance coverage and policy limits of the maximum level available and in any event at the value defined by the Customer, providing coverage for personal injury, death or property damage resulting from each occurrence or related series of occurrences giving rise to such injury, death or property damage;

(c)          cargo insurance in respect of the LNG carried on an LNG Carrier, which shall be for such supplier of LNG; and

(d)         any other insurance required by applicable Law.

30.3      To the extent not covered under the insurances procured and maintained by the Owner and the Customer, the Contractor shall procure and maintain, at its expense, the following insurances during the Agreement Period:

(a)          Employer’s liability insurance;

(b)         Civil liability and P&I insurance in relation to the obligations and liabilities of the Contractor hereunder; and

(c)          cargo insurance in respect of the LNG during all times that LNG is onboard the FSRU.

30.4     If a Party so requests, the other Party shall provide, or in the case of the Contractor shall cause the Owner to provide, to the requesting Party certificates of insurance relating to the insurances referred to in clauses 30.1, 30.2 and 30.3, as applicable. Either Party shall immediately notify the other Party in writing if an insurance policy referred to in clauses 30.1, 30.2 and 30.3 (as applicable) has been cancelled or has materially changed and no other equivalent or more comprehensive cover has been arranged to replace it from the time such insurance policy has been cancelled or materially changed.

30.5       All P&I insurance policies that the Owner is required to have and those that the Owner feels are desirable to have in connection with the Bareboat Charter shall, as far as applicable, name the Contractor and the Customer as co-insured to the extent of the liabilities assumed by the Contractor under this Agreement or the Owner under the Bareboat Charter and (subject to the Rules of the P&I Club in relation to P&I insurance) all insurance policies entered into by the Owner in accordance with clause 26.1 of the Bareboat Charter shall to the extent of the liabilities assumed by the Contractor under this Agreement or the Owner under the Bareboat Charter contain a waiver of subrogation in favour of the Customer and the Contractor.

30.6      In the event an act by or the negligence of any member of the Contractor’s Group vitiates any of the insurances provided for herein, the Contractor shall indemnify the Customer from and in respect of all Losses, claims and demands which would otherwise have been covered by such insurances. In the event an act by or the negligence of any member of the Customer’s Group voids any of the insurances provided for herein, the Customer shall indemnify the Contractor with respect to all Losses, claims and demands that would otherwise have been covered by such insurances.
(c)          seguro de carga com relação ao GNL levado à Transportadora de GNL, cuja obrigação será do fornecedor de GNL; e

(d)          qualquer outro seguro exigido por Lei aplicável.

30.3      Na medida em que não abrangido pelos seguros realizados e mantidos pela Fretadora e pelo Cliente, a Contratada deverá realizar e manter, às suas expensas, os seguintes seguros durante o Período de Contrato:

(a)          Seguro de responsabilidade do empregador; e

(b)        Seguro P&I e de responsabilidade civil com relação às obrigações e compromissos da Contratada nos termos do presente Contrato.

(c)          seguro de carga com relação ao GNL em todos os momentos em que estiver a bordo da FSRU.

30.4      Caso uma Parte solicite, a outra Parte solicitará ou fará com que a Contratada solicite à Parte solicitante os certificados de seguro com relação aos seguros referidos nas cláusulas 30.1, 30.2 e 30.3, conforme aplicável. Qualquer uma das Partes notificará imediatamente a outra Parte por escrito caso uma apólice de seguro referida nas cláusulas 30.1, 30.2 e 30.3 (conforme aplicável) tenha sido cancelada ou caso tenha sido materialmente alterada e nenhuma cobertura mais abrangente ou equivalente ter sido contratada para substitui-la do momento em que foi cancelada ou materialmente alterada.

30.5      Todas as apólices de seguro P&I que a Fretadora precisa ter e aquelas que a Fretadora acredite que sejam desejáveis a ter em decorrência do Afretamento a Caso Nu estejam, na medida em que for aplicável, com o nome da Contratada e do Cliente como cossegurado estendendo a proteção na medida em que as obrigações assumidas pelo Cliente nos termos deste Contrato ou a Fretadora nos termos do Afretamento a Casco Nu e deverão também fazer com que (sujeitas, com relação ao seguro P&I, às Normas do P&I Club) todas as apólices de seguro celebradas pela Fretadora de acordo com a cláusula 26.1 do Afretamento a Casco Nu, na medida das obrigações assumidas pela Contratada nos termos deste Contrato ou a Fretadora nos termos do Afretamento a Casco Nu conter uma renúncia de subrogação a favor do Cliente e da Contratada.

30.6       Caso qualquer ato ou negligência de qualquer membro do Grupo da Contratada anule qualquer um dos seguros aqui previstos, a Contratada deverá indenizar o Cliente de e com relação a todas as perdas, reivindicações e demandas que teriam sido de outra forma cobertas por tais seguros.Caso qualquer ato ou negligência de qualquer membro do Grupo do Cliente invalide qualquer um dos seguros aqui previstos, o Cliente deverá indenizar a Contratada com relação a todas as perdas, reinvindicações e demandas que teriam sido de outra forma coberta por tais seguros.

31.	CÓDIGO ISPS

31.1       A presente cláusula 31 se refere ao Código Internacional de Segurança de Navios e Instalações Portuárias (lnternational Code for the Security of Ships and of Port Facilities) e às alterações relevantes do Capítulo XI do SOLAS (o “Código ISPS”), com relação somente à FSRU.

31.	ISPS CODE

31.1     This clause 31 makes reference to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SO LAS (the “ISPS Code”), in relation to the FSRU only.

31.2      During the Agreement Period, the Contractor shall comply with the requirements of the ISPS Code relating to the FSRU and “the Company” (as defined by the ISPS Code). Upon request, the Contractor shall provide documentary evidence of compliance with this clause 31.2.

31.3      Except as otherwise provided in this Agreement, Loss, damage, expense or delay, caused by failure on the part of the Contractor to comply with the requirements of the ISPS Code or this clause 31 shall be for the Contractor’s account.

31.4      Notwithstanding any other provision of this Agreement, the Customer shall remain liable to pay the Service Fee where there is loss of time caused by the Customer’s failure to comply with the ISPS Code.

31.5      Notwithstanding anything in this Agreement to the contrary, costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code, including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for the Customer’s account, unless such costs or expenses result solely from the Contractor’s negligence in which case such costs or expenses shall be for the Contractor’s account. All measures required by the Contractor to comply with the security plan required by the ISPS Code shall be for the Contractor’s account.

31.6      If either Party makes any payment that should have been made by the other Party, according to this clause 31, the Party that should have paid shall indemnify the Party who made the payment.

32.	RESOLUTION BY EXPERTS

32.1       A Dispute arising out of this Agreement shall be resolved by reference to an expert agreed upon by Parties.

32.2       Should an expert need to be appointed under this Agreement, the Parties shall consult each other and agree on the identity of the expert. If the Parties are unable to agree on the choice of an expert within a reasonable time period, either the Contractor or the Customer may request that the current Chairman of the CBMA – Brazilian Chamber of Mediation and Arbitrage appoint the expert, unless the Parties agree on the identity of an alternative appointing body. If either Party does not agree with the choice of expert, the Parties shall submit the case to arbitration.

32.3      Within fourteen (14) Days of appointment of an expert under clause 32.2, the Customer and the Contractor shall submit their case to the expert with supporting documents. The expert may then proceed to issue a decision in writing in relation to the subject matter referred or may allow each Party a right of reply before proceeding to a decision. Such decision by the expert shall be final and binding and shall not be subject to any judicial or arbitral review, except in the event of manifest error or fraud. In the case of manifest error or fraud, the matter shall be referred to the dispute resolution procedure outlined in clause 33, and the Contractor and the Customer shall promptly execute such procedure.

31.2     Durante o Período de Contrato, a Contratada deverá cumprir todos os requisitos do Código ISPS com relação à FSRU e à “Companhia” (conforme definida pelo Código ISPS). Mediante solicitação, a Contratada deverá fornecer comprovação documentada de cumprimento com esta cláusula 31.2.

31.3       Exceto se de outra forma previsto neste Contrato, perda, dano, despesa ou atraso causado pelo não cumprimento pela Contratada das exigências do Código ISPS ou desta cláusula 31 será arcado pela Contratada.

31.4      Não obstante qualquer outra disposição deste Contrato, o Cliente deverá se manter responsável por pagar a Taxa de Serviços quando houver perda de tempo causada pela falha do Cliente em cumprir o Código ISPS.

31.5       Não obstante nada mais contido neste Contrato, os custos ou despesas relacionados às regulamentações de segurança ou medidas exigidas pelas instalações portuárias ou qualquer autoridade relevante de acordo com o Código ISPS, incluindo, mas não se limitando, seguranças, serviços de lançamento, escolta de rebocadores, taxas de segurança portuária ou tributos e inspeções, serão arcadas pelo Cliente, a menos que tais custos ou despesas resultem exclusivamente da negligência da Contratada, em tal caso os custos ou despesas serão arcados pela Contratada. Todas as medidas exigidas pela Contratada para cumprir com o plano de segurança exigido pelo Código ISPS será arcado pela Contratada.

31.6       Caso alguma das Partes realize pagamento que deveria ter sido pago pela outra Parte, de acordo com esta cláusula 31, caberá a Parte que deveria ter efetuado referido pagamento indenizar a Parte que fez o pagamento.

32.	RESOLUÇÃO POR ESPECIALISTAS

32.1       Uma controvérsia nos termos do presente Contrato será solucionada por referência a um especialista acordado mutuamente entre as Partes.

32.2       Caso haja necessidade de indicar um especialista nos termos do presente Contrato, as Partes se consultarão e concordarão com a identidade do especialista. Caso as Partes não consigam chegar a um acordo sobre o especialista dentro de um período de tempo razoável, a Contratada ou o Cliente poderão solicitar poderão solicitar que o Presidente da CBMA - Câmara Brasileira de Mediação e Arbitragem indique o especialista, a menos que as Partes concordem sobre a identidade de um órgão indicador alternativo. Caso uma das Partes não concorde com a escolha do especialista, as Partes submeterâo o caso à arbitragem.

32.3      Em até 14 (quatorze) Dias a partir da data de indicação do especialista nos termos da cláusula 32.2, o Cliente e a Contratada deverão enviar o seu caso ao especialista com documentos comprobatórios. O especialista poderá então prosseguir para emitir uma decisão por escrito com relação ao assunto referido, ou poderá permitir que cada Parte tenha direito a uma resposta antes de prosseguir com a decisão. Tal decisão pelo especialista será final e vinculante e não estará sujeita à revisão judicial ou arbitral, exceto no caso de erro manifesto ou fraude No caso de erro manifesto ou fraude, a questão será referida a procedimento de resolução de disputa de acordo com a cláusula 33 e a Contratada e o Cliente executarão isso prontamente.

32.4      The Parties each agree to be responsible for fifty percent (50%) of the fees of the expert so appointed and also fifty percent (50%) of the fees, if any, of the Chairman of BIMCO if required to make an appointment pursuant to this clause 32.

33.	LAW AND ARBITRATION

33.1      This Agreement (and any non-contractual obligations arising out of or in connection with it) shall be governed by and construed in accordance with the laws of England.

33.2       Subject to clause 32, any dispute, claim, controversy or difference arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation or termination or any dispute regarding non-contractual obligations arising out of or in connection with this Agreement (“Dispute”) shall be referred to and finally resolved by arbitration in London, England, in accordance with the rules of the International Chamber of Commerce – ICC (the “ICC”) applicable at the date of commencement of the arbitration proceedings. The reference shall be made to a tribunal of three (3) arbitrators. A Party wishing to refer a Dispute to arbitration shall (a) appoint its arbitrator and (b) send notice of such appointment in writing to the other Party (i) requiring the other Party to appoint its own arbitrator within fourteen (14) Days of that notice and (ii) stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so (such notice identifying their appointed arbitrator) within the fourteen (14) Days specified. If the other Party appoints its own arbitrator, the two arbitrators so appointed shall forthwith appoint a third arbitrator, who shall be the chairman of the arbitral tribunal. If the two arbitrators selected by the Parties do not appoint a third arbitrator within fourteen (14) Days of one Party calling upon the other Party to do so, the current President of the ICC shall appoint the third arbitrator upon the request of either arbitrator or either Party. If the other Party does not appoint its own arbitrator and has not given notice that it has done so within the fourteen (14) Days specified, the Party referring a Dispute to arbitration may, without the requirement of any further notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. In the circumstances, the decision of a sole arbitrator shall be binding on both Parties.

The language to be used in the arbitral proceedings shall be English.

33.3      If multiple arbitration proceedings are initiated under this Agreement and/or under any Related Agreement and the subject matter are related by common questions of law or fact, which could result in conflicting awards or obligations, the proceedings shall at the request of either Party be consolidated before such tribunal as such Party may specify.
32.4       Cada Parte concorda em ser responsável por 50% (cinquenta por cento) das taxas do especialista então indicado e também por 50% (cinquenta por cento) das taxas, se aplicável, do Diretor da BIMCO caso seja necessário que ele realize uma indicação, nos termos desta cláusula 32.

33.	LEI E ARBITRAGEM

33.1      O presente Contrato (e qualquer obrigação não contratual decorrente ou relacionada a ele) será regido e interpretado de acordo com as leis da Inglaterra.

33.2     Nos termos da cláusula 32, qualquer disputa, reivindicação, controvérsia ou diferença resultante ou decorrente do presente Contrato, inclusive qualquer questão com relação à sua existência, validade, interpretação ou rescisão ou qualquer controvérsia com relação a obrigações não contratuais decorrentes ou relacionadas a ele (“Controvérsia”) serão referidas e finalmente solucionadas por arbitragem em Londres, Inglaterra, de acordo com as normas da Camara de Comércio Internacional - ICC (as “Regras da ICC”} aplicáveis na data de início dos processos de arbitragem. A referência será a um tribunal de 3 (três) árbitros. A Parte que desejar entrar em uma disputa por arbitragem deverá (a) indicar o seu árbitro e (b} enviar a notificação de tal indicação por escrito à outra Parte, (i) exigindo que a outra Parte indique o seu próprio árbitro em até 14 (catorze) dias corridos a partir de tal notificação e (ii) declaração que irá indicar o seu árbitro como árbitro único, a menos que a outra Parte indique o seu próprio árbitro e envie a notificação de que realizou a indicação (tal notificação identificando o seu árbitro indicado) dentro dos 14 (catorze) dias especificados. Caso a outra Parte indique o seu próprio árbitro, os dois árbitros então indicados deverão, em seguida, indicar um terceiro árbitro,que será o diretor do Tribunal Arbitral, e se os dois árbitros indicados não indicarem um terceiro em até 14 (catorze) dias a partir do chamado de um para o outro para realizar tal ato, o Presidente atual do ICC deverá, sobre a aplicação tanto do árbitro ou de uma Parte, indicar o terceiro árbitro. Caso a outra Parte não indique o seu próprio árbitro e não forneça a notificação de que realizou tal ato dentro dos 14 (catorze) dias especificados, a Parte que requisitou a disputa por arbitragem poderá, sem a exigência de nenhuma outra notificação à outra Parte, indicar o seu árbitro como único árbitro e deverá aconselhar a outra Parte de acordo. Nas circunstâncias, a decisão de um árbitro único será vinculante sobre ambas as Partes.

O idioma a ser utilizado nos processos arbitrais será o inglês.

33.3       Caso múltiplos processos de arbitragem sejam iniciados nos termos do presente Contrato e/ou nos termos de qualquer Contrato Relacionado, os objetos dos quais são relacionados por questões comuns da lei ou fato e que poderiam resultar em obrigações ou decisões conflituosas, os processos deverão, mediante solicitação da de uma Parte, ser consolidados perante os dois tribunais arbitrais, conforme a Parte especificar.

33.4       Não obstante o acordo acima sobre a arbitragem, as Partes expressamente se reservam ao direito de buscar recursos provisórios de qualquer tribunal de jurisdição competente para preservar seus respectivos direitos pendentes de arbitragem, e a busca de tal recurso não renuncia o direito de arbitragem.

33.4      Notwithstanding the foregoing agreement to arbitration, the Parties expressly reserve the right to seek provisional relief from any court of competent jurisdiction to preserve their respective rights pending arbitration and, in seeking such relief, shall not waive the right of arbitration.

33.5       This arbitration agreement is binding upon each Party and its successors and assigns.

34.	CONFIDENTIALITY

34.1      For the purposes of this clause 34, the Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party”.

34.2      The Receiving Party agrees to keep Confidential Information strictly confidential and shall not sell, trade, publish or otherwise disclose such Confidential Information to anyone in any manner whatsoever without the prior consent of the Disclosing Party, including, but not limited to, photocopy or reproduction.

34.3      Confidential Information shall not be used by the Receiving Party except in connection with the performance its obligations under this Agreement or in connection with the Project, including financing or direct or indirect sale (or investment therein), in whole or in part, by the Receiving Party.

34.4       The provisions of this clause 34 shall not apply to Confidential Information which:

(a)         is already in possession of the public or becomes available to the public other than through the act or omission of the Receiving Party in breach hereof;

(b)         is acquired independently by the Receiving Party from a Third Party that, to the knowledge of the Receiving Party, has the right to disclose such information at the time it is acquired by the Receiving Party (without binder or secrecy);

(c)        is developed independently by the Receiving Party without reliance on the Confidential Information disclosed by the Disclosing Party and such fact can be reasonably demonstrated by the Receiving Party; or

(d)        is required to be disclosed in order to comply with the requirements of any Law of any Governmental Authority or regulatory body having jurisdiction over this Agreement or the parties hereto, or of any relevant stock exchange; provided that the Receiving Party shall give written notice to the Disclosing Party prior to such disclosure unless restricted from doing so by applicable Law.

34.5      Notwithstanding the above, Confidential Information may, without the Disclosing Party’s prior written consent, be disclosed by the Receiving Party to and used by the following persons (the “Recipients”) provided that such Recipients are informed of the confidential nature of the Confidential Information:

(a)          its employees, advisors, officers and directors;
33.5       Este contrato de arbitragem é vinculante sob as Partes, seus sucessores e cessionários.

34.	CONFIDENCIALIDADE

34.1     Para os fins da presente cláusula 34, a Parte que divulgar as Informações Confidenciais, será referida como a “Parte Divulgadora” e a Parte que receber as Informações Confidenciais será a “Parte Receptora”.

34.2       A Parte Receptora concorda em manter as Informações Confidenciais estritamente confidenciais e não venderá, trocará, publicará ou divulgará de outra forma a ninguém, de maneira nenhuma, inclusive, mas não somente, através de fotocópias ou reprodução sem a autorização prévia da Parte Divulgadora.

34.3      As Informações Confidenciais não serão utilizadas pela Parte Receptora, exceto com relação à execução de atividades a serem conduzidas de acordo com ou para os fins do presente Contrato ou do Projeto, inclusive o seu financiamento ou venda direta ou indireta (ou investimento no Contrato ou Projeto) integral ou parcialmente, da Parte Receptora.

34.4        As disposições desta cláusula 34 não se aplicarão às Informações Confidenciais que:

(a)         já estejam sob posse do público ou se torne disponível ao público de outra forma que não através de ato ou omissão da Parte Receptora em violação do presente Contrato;

(b)          sejam adquiridas independentemente pela Parte Receptora de um Terceiro que, para o conhecimento da Parte Receptora, possui o direito de divulgar tal informação no momento em que foi adquirida pela Parte Receptora (sem vínculo ou sigilo);

(c)          sejam desenvolvidas independentemente pela Parte Receptora sem confiança sobre as Informações Confidenciais divulgadas pela Parte Divulgadora e tal fato pode ser justificadamente demonstrado pela Parte Receptora; ou

(d)         sejam exigidas a serem divulgadas para cumprimento de exigências de qualquer Lei de qualquer Autoridade Governamental ou órgão regulatório que possui jurisdição sobre o presente Contrato ou sobre as partes dele, ou de qualquer bolsa de valores relevante, desde que a Parte Receptora forneça notificação por escrito à Parte Divulgadora antes de tal divulgação, a menos que a Parte Receptora esteja restringida de realizar tal ação por Lei aplicável.

34.5     Não obstante as disposições acima, as Informações Confidenciais podem, sem a autorização prévia por escrito da Parte Divulgadora, ser divulgadas pela Parte Receptora para e utilizadas pelas seguintes pessoas (os “Destinatários”), desde que nenhum desses Destinatários seja informados da natureza confidencial das Informações Confidenciais:

(a)          seus funcionários, assessores, diretores e conselheiros;

(b)        seus investidores reais ou potenciais, potenciais Contratadas diretas ou indiretas, suas Afiliadas e os funcionários, diretores e conselheiros dessas Afiliadas;

(c)          seus consultores e assessores profissionais, inclusive seguradores, subscritores e corretores;

(d)      seus consultores financeiros, bankers de investimento, corretores, credores ou outras instituições financeiras assessorando, fornecendo ou considerando o fornecimento de financiamento; e

(b)         its actual or potential investors, potential direct or indirect Contractors, its Affiliates and the employees, officers and directors of such Affiliates;

(c)          its professional consultants and advisors including insurers, underwriters and brokers;

(d)        its financial advisers, investment bankers, underwriters, brokers, lenders or other financial institutions advising on, providing or considering the provision of financing; and

(e)       a lender’s potential transferee of an interest in its financing arrangements to enable such potential transferee to conduct due diligence.

34.6      The Receiving Party shall be responsible for ensuring that all of its Recipients to whom Confidential Information is disclosed under this Agreement shall keep such information confidential in accordance with the terms of this Agreement and shall not disclose, divulge or use such Confidential Information in violation of this Agreement. The Receiving Party shall be liable to the Disclosing Party for any breach of this Agreement by the Recipients of the Receiving Party. The Disclosing Party hereby represents and warrants that it has the right and authority to disclose the Confidential Information to the Receiving Party. The Disclosing Party, however, makes no representations or warranties, express or implied, as to the quality, accuracy and completeness of the Confidential Information disclosed hereunder unless expressly represented or warranted pursuant to any other agreement. The Disclosing Party, its Affiliates and their officers, directors and employees shall have no liability whatsoever with respect to the use of or reliance upon the Confidential Information by the Receiving Party.

34.7      Notwithstanding the above, the Parties shall, and shall cause their officers, employees and agents to, take all reasonable measures to protect Confidential Information concerning or arising from this Agreement for a period of five (5) years from the date this Agreement expires or is terminated.

34.8       If at any time the Disclosing Party, or any of its Recipients or subcontractors, wishes to disclose to the Receiving Party, or any of its Recipients or subcontractors, Technical Information, the Disclosing Party shall first notify the Receiving Party in writing on a non-confidential basis of (i) the nature of the information; (ii) the fact that it is Technical Information; and (iii) the additional use or other restrictions attaching to it. The Receiving Party shall then have the right to decide whether or not to accept receipt of such Technical Information. If such Technical Information is received, the Receiving Party shall ensure that Technical Information is safeguarded in accordance with the provisions of this clause 34.

34.9       Notwithstanding the above, this clause 34 shall not be voided by either Party due to state compulsion or governmental decree.
(e)       um potencial cessionário da credora de uma participação no seu acordo de financiamento para permitir que tal potencial cessionário conduza uma due diligence.

34.6     A Parte Receptora será responsável por garantir que todos os seus Destinatários a quem as Informações Confidenciais são divulgadas nos termos do presente Contrato mantenham essas informações confidenciais de acordo com os termos do presente Contrato e não divulgarão nem utilizarão essas Informações Confidenciais em violação ao presente Contrato. A Parte Receptora será responsável perante a Parte Divulgadora por qualquer violação do presente Contrato pelos Destinatários da Parte Receptora. A Parte Divulgadora, através do presente, declara e garante que possui o direito e poder para divulgar as Informações Confidenciais à Parte Receptora. Entretanto, a Parte Divulgadora não realiza qualquer declaração ou garantia, expressa ou implicitamente, quanto à qualidade, exatidão e integralidade das Informações Confidenciais divulgadas nos termos do presente Contrato, a menos que expressamente declarado ou garantido nos termos de qualquer outro contrato. A Parte Divulgadora, suas Afiliadas, e seus diretores, conselheiros e funcionários não terão qualquer responsabilidade com relação ao uso ou à fiabilidade das Informações Confidenciais pela Parte Receptora.

34.7      Não obstante as disposições acima, as Partes tomarão, e farão com que seus diretores, funcionários e agentes tomem, todas as medidas razoáveis para proteger as Informações Confidenciais relacionadas ou resultantes do Contrato por um período de 5 (cinco) anos a partir da data em que o presente Contrato expira ou que é rescindido.

34.8      Se, a qualquer momento, a Parte Divulgadora ou qualquer um de seus Destinatários ou subcontratados desejar divulgar à Parte Receptora ou a qualquer um de seus Destinatários ou subcontratados Informações Técnicas, a Parte Divulgadora deverá primeiro notificar por escrito a Parte Receptora de forma não confidencial sobre (i) a natureza das informações; (ii) o fato de que são Informações Técnicas; e (iii) o uso adicional ou outras restrições a ela inerentes, e a Parte Receptora terá então o direito de decidir se aceita ou não o recebimento de tais Informações Técnicas. Caso essas Informações Técnicas sejam recebidas, a Parte Receptora deverá garantir que sejam guardadas de acordo com as disposições desta cláusula 34.

34.9     Não obstante as disposições acima, a presente cláusula 34 não será anulada por nenhuma das Partes devido à natureza de obrigatoriedade ou decreto governa menta 1.

35.	CESSÃO / NOVAÇÃO / USUFRUTO PACÍFICO / HIPOTECA /FINANCIAMENTO

35.1      Exceto conforme previsto na cláusula 35.2 e conforme permitido nos termos do Contrato de Uso Pacífico, a Contratada e o Cliente não podem ceder nem novar este Contrato.

35.2        A Contratada reconhece o direito da Fretadora nos termos do Afretamento a Casco Nu para ceder o Afretamento a Casco Nu aos Credores Hipotecários Permitidos e para celebrar Gravames Permitidos com os Credores Hipotecários Permitidos como garantia para o financiamento da FSRU.

35.	ASSIGNMENT / NOVATION / QUIET ENJOYMENT / MORTGAGE / FINANCING

35.1      Except as provided in clause 35.2 and as permitted under the Quiet Enjoyment Agreement, substantially in the form of Appendix D, neither the Contractor nor the Customer may assign or novate this Agreement.

35.2      The Contractor acknowledges the right of the Owner under the Bareboat Charter to assign the Bareboat Charter to Permitted Mortgagees and to enter into Permitted Encumbrances with Permitted Mortgagees as security for the financing of the FSRU.

35.3      The Contractor shall comply with, and provide such information and documents to enable the Owner to comply with, all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the FSRU as laid down in any Permitted Encumbrance or as may be directed from time to time during the term of the Bareboat Charter by any Permitted Mortgagees in conformity with such Permitted Encumbrances.

35.4      The Contractor agrees as soon as reasonably practicable after receipt of notice from the Customer to execute and perform the Customer’s Direct Agreement. The Customer may collaterally assign its rights and obligations under this Agreement pursuant to security agreements with the lenders, as further described in Customer’s Direct Agreement, and may further assign such rights and obligations as set forth therein, and the exercise of such rights shall not be considered a Change in Control in respect of the Customer.

36.	GUARANTEES

36.1      The Customer shall provide to the Contractor within thirty (30) Days of the Signature Date (or such alternative date as the Parties otherwise agree) an executed Customer Parent Company Guarantee issued by each Customer’s Guarantor in an amount at least equal to 50% each of the Service Fee multiplied by three hundred sixty-five (365) Days.

36.2      The Contractor shall provide to the Customer within thirty (30) Days of the Signature Date (or such alternative date as the Parties may agree) an executed Contractor Parent Company Guarantee, in an amount at least equal to the Service Fee multiplied by three hundred sixty-five (365) Days.

37.	NOTICES

37.1       Whenever written notice is required to be given by either Party to the other Party, such notices shall be sent by registered mail, e-mail or registered airmail to the addresses detailed below or to such other addresses as the Parties may respectively from time to time designate by notice in writing. Any failure to transmit a copy of the notice to a Party listed as entitled to receive a copy shall not in any way affect the validity of any notice otherwise properly given as provided in this clause 37:

Notices to Contractor:
Attention:	Celso Pereira da Silva

Email:	[***]
Address:	[***]
35.3       A Contratada cumprirá, e fornecerá tais informações e documentos para permitir que a Fretadora cumpra, todas essas instruções ou direções com relação ao emprego, seguros, operação, reparos e manutenção da FSRU, conforme estabelecido em qualquer Gravame Permitido ou conforme possa ser direcionado de tempos em tempos durante a ocorrência do Afretamento a Casco Nu por qualquer Credor Hipotecário Permitido, em conformidade com tais Grava mes Permitidos.

35.4     A Contratada concorda em assinar e executar o Contrato Direto do Cliente assim que razoavelmente praticável após o recebimento da notificação do Cliente.O Cliente pode ceder de forma colateral seus direitos e obrigações deste Contrato em conformidade com os acordos de financiamento com os credores como descrito no Contrato Direto do Cliente e pode, além disso, ceder os direitos e obrigações aqui estabelecidos e o exercício destes não será considerado Mudança de Controle em relação ao Cliente.

36.	GARANTIA

36.1       O Cliente fornecerá à Contratada em até 30 (trinta) dias a partir da Data da Assinatura (ou de outra data alternativa que as Partes tenham decidido de outra forma) uma Garantia da Controladora do Cliente pelo Garantidor do Cliente no valor equivalente a 50% (cinquenta por cento) para cada Taxa de Serviço multiplicado por 365 (trezentos e sessenta e cinco) dias.

36.2      A Contratada fornecerá ao Cliente, em até 30 (trinta) dias a partir da Data de Assinatura (ou de outra data alternativa que as Partes possam ter acordado) uma Garantia da Controladora da Contratada assinada, em um valor equivalente cada uma a 50% da Taxa de Serviço multiplicada por 365 (trezentos e sessenta e cinco dias).

37.	NOTIFICAÇÕES

37.1     Sempre que notificações por escrito forem exigidas para serem entregues por qualquer uma das Partes à outra Parte, tais notificações serão enviadas por carta registrada, e-mail ou correio aéreo registrado aos endereços abaixo descritos ou aos outros endereços que as Partes podem respectivamente, de tempos em tempos, indicar por notificação por escrito. Qualquer falha na transmissão de uma cópia de notificação a uma Parte listada como tendo o direito de receber uma cópia, não afetará de nenhuma forma a validade de qualquer notificação entregue adequadamente de outra forma, conforme previsto nesta cláusula 37:

Notificações à Contratada:
Aos cuidados:	Celso Pereira da Silva

E-mail:	[***]
Endereço:	[***]

Notificações ao Cliente:
Aos cuidados:	Edio Rodenheber

E-mail: [***]
Endereço:	[***]

37.2       Qualquer notificação exigida de acordo com o presente Contrato a ser entregue por escrito somente será considerada como recebida:

(a)          no caso de uma carta, seja entregue no curso dos correios ou em mãos por entregador, na data e hora de sua real entrega se dentro do horário comercial (09:00-17:00) em um Dia Útil no local do recebimento, se de outra forma, no começo do horário comercial regular do próximo Dia Útil; ou

Notices to Customer:
Attention:	Edio Rodenheber

Email: [***]
Address:	[***]

37.2       Any notice required under this Agreement to be given in writing shall be deemed to be duly received only:

(a)         in the case of a letter, whether by post, hand or courier, at the date and time of its actual delivery if within normal business hours (09:00 – 17:00) on a Business Day at the place of receipt or otherwise at the commencement of normal business hours on the next Business Day; or

(b)         in the case of e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00 – 17:00) on a Business Day at the place of receipt or otherwise at the commencement of normal business hours on the next Business Day.

37.3       The Parties hereby irrevocably dispense waive any requirements for notarial notices under applicable Law.

38.	COMMUNICATIONS

Unless otherwise expressly provided in this Agreement, all notices, approvals, agreements, rejections, requests, consents, elections, instructions, designations, authorisations, responses and all other communications required to be given by the Contractor or the Customer to the other Party under or in connection with this Agreement shall be in writing and in the English language.

39.	GENERAL LEGAL PROVISIONS

39.1	Waiver

None of the terms and conditions of this Agreement shall be considered to be waived by either the Customer or the Contractor unless a waiver is given in writing by the waiving Party to the other Party. No failure on the part of either Party to enforce any of the terms and conditions of this Agreement shall constitute a waiver of its terms.

39.2	Survival of Rights

The termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and liabilities that have accrued to a Party pursuant to this Agreement or under applicable Law before such termination or expiration. All rights and remedies that have accrued to the benefit of either Party or any member of its Group (and any provisions of this Agreement which may be necessary for the exercise of such accrued rights and remedies) prior to the termination or expiration of this Agreement shall survive such termination or expiration. Furthermore, the provisions of clauses 1, 30, 33, 34, 35 (but only for the duration noted in 34.7), 36.1, 38, 39 and 40 shall survive the termination or expiration of this Agreement.

39.3	Independence of the Contractor

The Contractor shall act as an independent contractor with respect to this Agreement and shall exercise control, supervision, management and direction as to the method and manner of obtaining the results required by the Customer.
(b)       no caso de e-mail, no momento da transmissão gravada na mensagem, caso o horário esteja dentro do horário comercial (09:00-17:00) em um Dia Útil no local do recebimento, se de outra forma, no começo do horário comercial regular do próximo Dia Útil.

37.3        As Partes, através do presente, irrevogavelmente dispensam os requisitos de notificações notariais nos termos da Lei aplicável.

38.	COMUNICAÇÕES

Exceto se de outra forma expressamente disposto no presente Contrato, todas as notificações, aprovações, contratos, rejeições, solicitações, consentimentos, eleições, instruções, designações, autorizações, respostas e todas as outras comunicações exigidas para serem entregues pela Contratada ou pelo Cliente à outra Parte nos termos ou decorrentes do presente Contrato, serão realizadas por escrito e no idioma inglês.

39.	DISPOSIÇÕES JURÍDICAS GERAIS

39.1	Renúncia

Nenhum dos termos e condições do presente Contrato será considerado renunciado pelo Cliente ou pela Contratada a menos que uma renúncia seja realizada por escrito por uma Parte à outra. Nenhuma falha na execução, por qualquer uma das Partes, de qualquer um dos termos e condições do Contrato constituirá uma renúncia dos mesmos.

39.2	Permanência de Direitos

Qualquer rescisão ou expiração do presente Contrato se dará sem prejuízo a nenhum direito, medida, obrigação e compromisso que possam ter sido acumulados a uma Parte nos termos do presente Contrato ou de outra forma nos termos da Lei aplicável. Todos os direitos e medidas que possam ter sido acumulados para o benefício de qualquer uma das Partes ou qualquer membro de seu Grupo (e quaisquer disposições do presente Contrato que possam ser necessárias para o exercício de tais direitos e medidas acumuladas) antes da rescisão ou expiração do presente Contrato, sobreviverão a tal rescisão ou expiração. Além disso, as disposições das cláusulas 1, 30, 33, 34, 35 (mas somente pela duração mencionada na cláusula 34.7), 36.1, 38, 39 e 40 sobreviverão à rescisão ou expiração deste Contrato.

39.3	Independência da Contratada

A Contratada agirá como uma contratada independente com relação ao Contrato e exercerá o controle, supervisão, gerenciamento e direção do método e maneira de obter os resultados exigidos pelo Cliente.

39.4	Mitigação de Perda

Tanto o Cliente quanto a Contratada tomarão todas as medidas razoáveis para mitigar qualquer Perda resultante de qualquer violação do Contrato pela outra Parte.

39.4	Mitigation of Loss

Both the Customer and the Contractor shall take all reasonable steps to mitigate any Loss resulting from any breach of this Agreement by the other Party.

39.5	Liens

The Contractor shall not have a lien on any LNG or Regasified LNG belonging to the Customer for any claim under this Agreement.

39.6	Invalidity and Severability

If any provision of this Agreement is found by any court or administrative body of a competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Customer and the Contractor hereby agree to attempt to substitute, for any invalid or unenforceable provision, a valid or enforceable provision, which achieves to the greatest possible extent, the economic, legal and commercial objectives of the invalid or unenforceable provision.

39.7	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

39.8	Taxes

(a)          If at any time the Customer is required by Law to deduct or withhold any Taxes from the Service Fee or other monies payable under this Agreement, (i) the Customer shall make the necessary deduction or withholding; (ii) the Customer shall promptly pay the amount deducted or withheld to the relevant Governmental Authority; (iii) the Customer shall provide the Contractor with evidence of payment of such deductions and withholdings in the form of certified receipts; and (iv) the Customer shall, when making payment to which the deduction or withholding relates, pay to the Contractor such additional amount as will ensure that the Contractor receives the same amount as it would have received if no such withholding or deduction had been required.

(b)       The Contractor and the Customer shall comply with any and all requirements of any applicable Governmental Authority regarding the reporting, filing of returns, maintenance of books and records and payment of any Taxes due.

(c)        The Contractor and the Customer shall, promptly upon request, provide to the other Party evidence of payment of all amounts required to be paid by the Contractor or the Customer, as applicable, under this clause 39.8, including, if appropriate, access to originals of such evidence.

(d)         The Customer and the Contractor shall take all reasonable actions to minimise each other’s Tax liability.

(e)       The Customer shall indemnify and hold harmless the Contractor’s Group in respect of any and all Losses that may arise in connection with any claim by any Governmental Authority in Brazil in respect of a failure to pay withheld Taxes in connection with this Agreement.
39.5	Ônus

A Contratada não terá qualquer direito de retenção de ônus sobre o GNL e o GNL Regaseificado pertencente ao Cliente por todas as reivindicações nos termos deste Contrato.

39.6	Invalidez e Autonomia de Disposições

Caso qualquer disposição do presente Contrato seja julgada por qualquer tribunal ou órgão administrativo de uma jurisdição competente como inválida ou inexequível, a invalidez ou a inexequibilidade de tal disposição não afetará as outras disposições do presente Contrato e todas as disposições não afetadas por tal invalidez ou inexequibilidade seguirão em plena força e vigor. O Cliente e a Contratada desde já concordam em tentar substituir qualquer disposição inválida ou inexequível por uma válida e exequível, e que alcance na maior medida possível os objetivos econômicos, legais e comerciais da disposição inválida ou inexequível.

39.7	Vias

Este Contrato poderá ser assinado em qualquer número de vias, cada qual será considerada uma via original e todas juntas constituirão um único e o mesmo instrumento.

39.8	Tributos

(a)        Sea qualquer momento o Cliente for exigido por Lei a descontar ou retiver quaisquer Tributos da Taxa de Serviço ou outros valores pagáveis nos termos deste Contrato, (i) o Cliente realizará o desconto ou retenção; (ii) o Cliente pagará prontamente o valor descontado ou retido à respectiva Autoridade Governamental; (iii) o Cliente fornecerá à Contratada o comprovante de pagamento desses descontos e retenções na forma de recibos certificados, e (iv) o Cliente deverá, ao efetuar o pagamento a que se refere a dedução ou retenção na fonte, pagar à Contratada tal valor adicional que garanta que a Contratada receba o mesmo valor que teria recebido caso não houvesse tal retenção ou dedução exigida.

(b)          A Contratada e o Cliente cumprirão todas e quaisquer exigências de qualquer Autoridade Governamental aplicável com relação à comunicação, registro de declarações, manutenção de livros e registros e pagamento de Tributos pagáveis.

(c)          A Contratada e o Cliente fornecerão prontamente, mediante solicitação, o outro comprovante de pagamento de todos os valores exigidos a serem pagos pela Contratada ou pelo Cliente,conforme aplicável, nos termos desta cláusula 39.8, inclusive, se apropriado, acessar os originais de tal comprovação.

(d)          O Cliente e a Contratada tomarão todas as medidas razoáveis para minimizar o compromisso fiscal uma da outra.

(e)         O Cliente indenizará e isentará o Grupo da Contratada com relação a todas e quaisquer Perdas que podem ser resultantes com relação a qualquer reivindicação realizada por qualquer Autoridade Governamental no Brasil relacionada ao não pagamento de Tributos retidos decorrentes do presente Contrato.

39.9	Contrato Integral

(a)       O presente Contrato constitui o acordo integral entre as Partes e substitui e extingue todas as minutas, contratos, acordos e entendimentos anteriores entre as Partes, sejam eles por escrito ou orais, com relação ao seu objeto.

39.9	Entire Agreement

(a)      This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

(b)      Each Party agrees that it shall have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that its only liability in respect of those representations and warranties that are set out in this agreement (whether made innocently or negligently) shall be for breach of contract.

39.10	Exclusion of Third Party Rights

(a)         Except in respect of any rights of members of the Customer’s Group and members of the Contractor’s Group to any indemnities under this Agreement, a person who is not a Party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

39.11	Prohibition against Double-Recovery

For the avoidance of doubt, the Customer and the Contractor shall not be entitled to recover Losses and damages under this Agreement that the Charterer and the Owner, as applicable, has recovered under the Bareboat Charter.

For the avoidance of doubt, it is possible that the same event generates a reduction of the Service Fee and/or indemnity and/or Losses and damages. The Customer or the Contractor cannot use such multiple means of recovery to obtain unjust enrichment, which, for the purposes of this clause, shall be defined as recovery in excess of the actual Loss suffered.

40.	WAIVER OF IMMUNITY

Each Party (to the fullest extent permitted by Law) irrevocably and unconditionally:

40.1      agrees not to claim any immunity from proceedings brought against it by the other Party in relation to this Agreement and to ensure that no such claim is made on its behalf;

40.2       waives all rights of immunity in respect of it and its assets; and

40.3      consents generally in respect of such proceedings to the giving of relief or the issue of any proceeds in connection with such proceedings.

41.	AMENDMENTS

This Agreement may not be amended, varied or supplemented except by an instrument in writing signed by the Contractor and the Customer.

42.	COSTS

Each Party shall be responsible for its own costs in connection with the preparation, negotiation and execution of this Agreement.
(b)         Cada Parte concorda que não haverá sanções com relação a nenhuma declaração ou garantia (sejam elas realizadas inocentemente ou negligentemente) que não estejam aqui estabelecidas. Cada Parte concorda que sua única responsabilidade com relação a essas declarações e garantias que aqui estão estabelecidas (sejam elas realizadas inocentemente ou negligentemente) será para violação de contrato.

39.10	Exclusão de Direitos de Terceiros

(a)       Exceto com relação a qualquer direito de membros do Grupo do Cliente e membros do Grupo da Contratada a qualquer indenização de acordo com o presente Contrato, uma pessoa que não seja Parte do presente Contrato não terá qualquer direito nos termos do Contracts (Right of Third Parties) Act 1999 para executar qualquer termo do presente Contrato.

39.11	Proibição de Recuperação Dupla

Para evitar dúvidas, o Cliente e a Contratada não terão direito de recuperar, nos termos do presente Contrato, nenhuma Perda que tiver recuperado Afretadora e da Fretadora, enquanto Afretadora nos termos do Afretamento a Casco Nu.

Para evitar dúvidas, é possível que um mesmo evento gere redução de Taxa de Serviços e/ou indenização e/ou perdas e danos. O Cliente e a Contratada não pode utilizar tais meios de recuperação de múltiplos para obter enriquecimento ilícito, que, para os fins desta cláusula, deve ser definido como recuperação em excesso da perda real sofrida.

40.	RENÚNCIA DE IMUNIDADE

Cada Parte (na medida máxima permitida pela lei) incondicional e irrevogavelmente:

40.1       concorda em não reivindicar nenhuma imunidade de processos ajuizados contra a outra Parte com relação ao presente Contrato, e garantir que nenhuma reivindicação desse tipo seja realizada em seu nome;

40.2        renuncia todos os direitos de imunidade com relação a ela e seus ativos; e

40.3       concorda totalmente com relação a tais processos à concessão de medida ou à emissão de qualquer provento relacionado a tais processos.

41.	ALTERAÇÕES

Este Contrato não poderá ser variado ou complementado, exceto através de um instrumento por escrito assinado pela Contratada e pelo Cliente.

42.	CUSTOS

Cada Parte será responsável pelos seus próprios custos com relação à preparação da negociação e execução do presente Contrato.

43.	PRINCÍPIOS DO NEGÓCIO

43.1	Conformidade com as Leis

Ambas as Partes, na execução do presente Contrato e nos negócios resultantes dele, cumprirão, e garantirão o cumprimento por parte de suas Afiliadas, todas as Leis e regulamentações.

43.	BUSINESS PRINCIPLES

43.1	Compliance with Laws

Both Parties, in the performance of this Agreement and the business resulting therefrom, shall comply, and ensure compliance by their Affiliates, with all applicable Laws and regulations.

43.2	Compliance with Anti-Bribery Laws

(a)         Neither Party shall pay any fee, commission, rebate or anything of value to or for the benefit of any employee of the other Party, nor will either Party do business with any company knowing the results might directly benefit an employee of the other Party. Both Parties shall use their best efforts not to permit any of their respective employees, servants, agents or representatives to engage in any activities contrary or detrimental to the best interests of the other Party.

(b)         The Contractor and the Customer mutually agree that, in connection with this Agreement and the activities contemplated herein, neither of them nor any of their respective employees, servants, agents, representatives or Affiliates will take action, or omit to take any action, that would cause the other Party to be in violation of any applicable anti-bribery Laws related to the other Party’s business practices, including but not limited to the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Brazilian Laws (Law n 12.845/2013 e Decree 8.410/2015) or any similar Laws of any Governmental Authority.

(c)         Notwithstanding the generality of the foregoing, each Party represents and warrants to the other Party that neither the Party nor any officer, director, commissioner, shareholder, employee, servant, agent or representative thereof will make or cause to be made any payment, loan, or gift of any money or anything of value, directly or indirectly:

(i)          to any Person undertaking any activity connected to a business, any activity performed in the course of their employment or any activity performed by or on behalf of a body of Persons;

(ii)          to or for the benefit of any official or employee of any Governmental Authority;

(iii)        to any Person holding a legislative, administrative or judicial position of any kind, or who exercises any other function of a public nature, or who is an official or agent of a public international organisation; or

(iv)      to any other Person or entity, where such payment, loan, or gift of any money or anything of value is intended to influence a decision in favour of the other Party in a manner that is inconsistent with the principles set forth in this clause 43.2.
43.2	Conformidade com as Leis Antissuborno

(a)         Nenhuma Parte pagará qualquer taxa, comissão, abatimento ou qualquer outro valor para ou em benefício de qualquer funcionário da outra Parte, e nenhuma das Partes realizará negócios com qualquer companhia sabendo que os resultados poderão diretamente beneficiar um funcionário da outra Parte. Ambas as Partes envidarão seus melhores para não permitir que nenhum de seus funcionários, oficiais, agentes ou representantes se envolvam em nenhuma atividade contrária ou em detrimento dos melhores interesses da outra Parte.

(b)         A Contratada e o Cliente concordam mutuamente que, em decorrência do presente Contrato e das atividades aqui contempladas, nenhuma delas e nenhum de seus respectivos funcionários, oficiais, agentes, representantes ou Afiliadas realizará qualquer ação, ou se omitirão em realizar qualquer ação, que causaria uma violação da outra Parte com relação a qualquer lei anticorrupção aplicável relacionada às práticas de negócios da outra Parte, incluindo, mas não se limitando, ao U.S. Foreign Corrupt Practices Act, UK Bribery Act 2010, OECD Convention on Combating Bribery of Foreign Public Officials in lnternational Business Transactions, as Leis Brasileiras (Lei n° 12.845/2013 e Decreto 8.410/2015) de combate a corrupção ou qualquer lei similar de qualquer Autoridade Governamental.

(c)         Não obstante a generalidade do acima disposto, cada Parte declara e garante à outra Parte que nem a Parte e nenhum diretor, conselheiro, encarregado, acionista, funcionário, oficial, agente ou representante dela realizarão ou farão com que realizem qualquer pagamento, empréstimo, ou doação de qualquer valor em dinheiro ou qualquer objeto de valor, direta ou indiretamente:

(i)          a qualquer Pessoa assumindo qualquer atividade relacionada a um negócio ou a qualquer atividade realizada no curso de seu emprego ou qualquer atividade realizada por ou em nome de um órgão de Pessoas;

(ii)        a ou em benefício de qualquer oficial ou funcionário de qualquer Autoridade Governamental;

(iii)       a qualquer Pessoa que possua um cargo legislativo, administrativo ou judicial de qualquer tipo, ou que exerça qualquer outra função de natureza pública, ou que seja um oficial ou agente de uma organização pública internacional; ou

(iv)        a qualquer outra Pessoa ou entidade, onde esse pagamento, empréstimo ou doação de qualquer valor em dinheiro ou de qualquer coisa de valor possa influenciar uma decisão a favor da outra Parte de forma que esteja inconsistente com os princípios, conforme estabelecido nesta cláusula 43.2.

43.3	Controles Internos e Manutenção de Registros

(a)          Ambas as Partes e suas Afiliadas manterão controles e procedimentos internos apropriados para garantir o cumprimento das Leis Anticorrupção, incluindo, mas não se limitando a procedimentos para garantir que todas as transações sejam precisamente registradas e relatadas em seus livros e registros para verdadeiramente refletir as atividades às quais elas pertencem, tal como a finalidade de cada transação e a quem ela foi realizada ou de quem foi recebida.

43.3	Internal Controls and Records Keeping

(a)        Both Parties and their Affiliates shall maintain adequate internal controls and procedures to ensure compliance with anti-bribery Laws, including, but not limited to, procedures to ensure that all transactions are accurately recorded and reported in their books and records to reflect truly the activities to which they pertain (such as the purpose of each transaction and to whom it was made or from whom it was received).

(b)       Both Parties shall maintain, either physically, by electronic media or on microfilm, all records and information related to this Agreement and/or any work statement in connection therewith for a period of five (5) years after the expiration or termination of this Agreement.

44.	REPLACEMENT OF PERSONNEL

44.1       If the Customer has reasonable grounds to complain about the conduct of the Contractor’s personnel, including the Master, officer or any crew member of the FSRU or the Contractor’s subcontractors or subcontractor personnel, then the Customer may request that the Contractor investigates such complaint and takes appropriate action. Following any such request, the Contractor shall, acting as a Reasonable and Prudent Operator and as soon as reasonably practicable, investigate the complaint and take any appropriate actions that the Contractor considers necessary, which may include disciplinary action, suspension or replacement of personnel. If the Customer considers that the actions taken by the Contractor following any such complaint are inadequate, then the Parties shall attempt to resolve the matter amicably (with nominated senior management representatives from each Party to meet and discuss) and, if the Parties fail to do so, Customer may refer the matter to an expert for determination in accordance with clause 32.

44.2      In the event that the Contractor is in material breach of this Agreement and such breach is directly attributable to the conduct of the Master, officer or any crew member of the FSRU, the Customer may (in its sole discretion) request that the Contractor replaces such individual(s) with other individual(s) reasonably acceptable to the Customer and qualified to perform such duties as a Reasonable and Prudent Operator. As soon as reasonably practicable, but in no event later than fifteen (15) Days following such request, the Contractor shall, subject to applicable Laws and labour codes and acting as a Reasonable and Prudent Operator, effect such replacement (by suspension, redeployment or otherwise) of such individual(s) and continue the operation of the FSRU in accordance with the terms of this Agreement.

45.	CLAUSE PARAMOUNT

45.1       The Hague-Visby Rules as amended by the Protocol signed at Brussels on 21 December 1979 (the “SDR Protocol 1979”) shall apply to this Agreement.

45.2     The Contractor shall in no case be responsible for loss of or damage to cargo arising prior to loading, reloading or after discharging cargo, or while the cargo is in the charge of an LNG Carrier, and nothing herein contained shall be deemed a surrender by the Contractor of any of its rights or immunities or an increase of any of its responsibilities or liabilities under the Hague-Visby Rules and/or the SDR Protocol 1979.
(b)       Ambas as Partes manterão, seja fisicamente, por meios eletrônicos ou em microfilme, todos os registros e informações relacionados ao presente Contrato e/ou qualquer outra demonstração relacionada a o presente Contrato por um período de 5 (cinco) anos após o término ou rescisão do presente Contrato.

44.	SUBSTITUIÇÃO DE PESSOAL

44.1       Caso o Cliente tenha fundamentos razoáveis para reclamar sobre a conduta do pessoal da Contratada, incluindo o Comandante, diretor ou qualquer membro da tripulação da FSRU ou dos subcontratados da Contratada, ou seu pessoal, o Cliente poderá solicitar que a Contratada investigue a reclamação e realize ações adequadas. Após qualquer uma dessas solicitações, a Contratada deverá, atuando conforme um Operador Razoável e Prudente, e assim que razoavelmente praticável, investigar a reclamação e tomar todas as medidas adequadas que a Contratada considerar necessanas, o que pode incluir ação disciplinar, suspensão ou substituição do pessoal. Caso o Cliente acredite que as ações realizadas pela Contratada após essa reclamação sejam inadequadas, as Partes deverão tentar solucionar a questão amigavelmente (com representantes indicados da administração sênior de cada Parte se encontrando e discutindo) e, caso as Partes não consigam realizar tal ato, o Cliente poderá levar a questão a um especialista para determinação, de acordo com a cláusula 32.

44.2       Caso a Contratada viole materialmente este Contrato e tal violação seja diretamente atribuível à conduta do Comandante, diretor ou qualquer membro da FSRU, o Cliente poderá (a seu exclusivo critério) solicitar que a Contratada substitua esse(s) indivíduo(s) por outro(s) razoavelmente aceitável ao Cliente e qualificado para realizar tais funções como Operador Razoável e Prudente. Assim que razoavelmente praticável, mas em até 15 (quinze) Dias após tal solicitação, a Contratada deverá, nos termos das Leis e códigos trabalhistas aplicáveis e agindo como um Operador Razoável e Prudente, realizar tal substituição (por suspensão, redistribuição ou de outra forma) de tal(is) indivíduo(s) e seguir com a operação da FSRU de acordo com os termos deste Contrato.

45.	CLÁUSULA PARAMOUNT

45.1       As Normas Hague-Visby, conforme alteradas pelo Protocolo assinado em Bruxelas em 21 de dezembro de 1979 (o “Protocolo SDR 1979”), se aplicarão a este Contrato.

45.2    Sob nenhuma hipótese a Contratada será responsável pela perda ou dano da carga que ocorra antes do carregamento, recarregamento ou após o descarregamento da carga, ou enquanto a carga está sob responsabilidade de uma Transportadora de GNL, e nada aqui contido será considerado uma renúncia pela Contratada de nenhum de seus direitos ou imunidades ou um aumento de qualquer uma de suas responsabilidades ou obrigações nos termos das Normas Hague-Visby e/ou do Protocolo SDR 1979.

45.3      Caso qualquer termo deste Contrato seja inaceitável pelas Normas Hague-Visby e/ou do Protocolo SDR 1979, tal termo será anulado nessas medidas, mas não além.

45.3      If any term of this Agreement is repugnant to the Hague-Visby Rules and/or the SDR Protocol 1979, such term shall be void to that extent, but no further.

46.	CHANGE IN LAW ADJUSTMENT

If a Change in Law in Brazil occurs after the Tax Reference Date, which, for the avoidance of doubt, shall include any Change in Law regarding Taxes (including the Contractor’s Taxes), and such Change in Law in Brazil results in a decrease or increase to the Net Service Fee Amount in any applicable Billing Period (a “Reduction”), then (i) the Contractor shall deliver to the Customer, by notice in writing, documentary evidence of any such Reduction (a “Reduction Notice”) and (ii) the Customer shall adjust the payment of the Service Fee in respect of each Billing Period in which a Reduction has occurred in accordance with the provisions of clauses 20.4 and 20.10 by an amount equal to the Reduction for each relevant Billing Period. For the avoidance of doubt, as soon as practicable after the Contractor has provided a Reduction Notice to the Customer or the Customer has been made aware by any means of such Change in Law, the Parties shall agree and discuss the ways in which the Parties can mitigate the effect of the Change in Law in Brazil in order to minimize any increase in costs for either Party in relation to its performance of this Agreement or recover any upsides of such Change in Law. Notwhitstanding anything to the contrary in this Section, the Contractor shall have no claim for payment adjustment or reimbursement in respect of an increase of taxes on income, gains or profits (such as Brazilian corporate income tax and social contribution on net income) or taxes levied upon payroll.

46.1       This Agreement and the Service Fee hereunder were agreed to on the basis that all the current benefits and Tax systems in force will maintained, renewed and applicable to the Project. If that is not the case, the Parties shall negotiate to restructure the Project and its costs, including restructuring the terms of the services under this Agreement or to terminate this Agreement.

46.2      Any decreases in the Taxes, due to a judicial decision or incorrect payments, passed along to the Contractor for prior payments shall be reimbursed to the Customer.

46.3      The Contractor further agrees to be jointly liable with the Owner with respect to the Owner’s obligations arising from the Bareboat Charter, Regardless of Cause. The Contractor hereby declares to be aware of all the contents and effects of the Bareboat Charter. The Contractor and the Owner shall be considered the primary debtors and the Charterer, at its sole discretion, may make claims related to the performance and pecuniary obligations to the Owner and the Contractor. The Owner and the Contractor will be jointly and severally liable for all obligations under this Agreement and the Bareboat Charter.

47.       This Agreement has been signed in Portuguese and English languages and, in the event of conflict, the English version shall prevail.

IN WITNESS WHEREOF, each Party has signed this Agreement on the date first above written.

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46.	AJUSTE NA MUDANÇA NA LEI

Caso ocorra uma Mudança na Lei no Brasil após a Data de Referência Fiscal, que para evitar dúvidas, incluirá, qualquer Mudança na Lei com relação a Tributos (inclusive, Tributos da Contratada), e tal mudança na Lei brasileira resulta em uma diminuição ou aumento do Valor Líquido da Taxa de Serviço em qualquer Período de Faturamento aplicável (uma “Redução”), então (i) a Contratada deverá enviar ao Cliente, através de notificação por escrito, comprovação documentada de tal Redução (uma “Notificação de Redução”) e (ii) o Cliente deverá ajustar o pagamento da Taxa de Serviço com relação a cada Período de Faturamento no qual ocorreu uma Redução de acordo com as disposições das cláusulas 20.4 e 20.10 por um valor igual à Redução para cada Período de Faturamento relevante. Para evitar dúvidas, assim que praticável após a Contratada ter fornecido a Notificação de Redução ao Cliente ou o Cliente ter tomado conhecimento, por qualquer meio, da Mudança de Lei, as Partes deverão acordar sobre e discutir as formas nas quais as Partes podem mitigar.o efeito da Mudança na Lei no Brasil para minizar qualquer aumento nos custos para ambas as Partes com relação à sua execução do presente Contrato ou recuperar os ganhos decorrentes de tal Mudança de Lei. Não obstante qualquer disposição contrária, a Contratada não terá direito a reivindicar ajuste de pagamento ou reembolso com relação a um aumento de tributos sobre rendimentos, ganhos ou lucros (como imposto de renda e contribuição social sobre o lucro líquido no Brasil) ou tributos cobrados sobre a folha de pagamento.

46.1       Este Contrato e a taxa Diária foram acordados com base no princípio de que todas os atuais benefícios e regimes fiscais vigentes serão mantidos, renovados e aplicaveis ao projeto. Caso não seja o caso, as Partes deverão negociar a melhor forma de reestruturar o projeto e os custos.

46.2      Qualquer redução nos Tributos, ern função de decisão judicial ou pagamentos incorretos, repassada a Contratada para pagamentos anteriores deverá ser reembolsada à Contratada.

46.3      A Contratada concorda em ser solidária com a Fretadora quanto às obrigações dele decorrentes do Afretamento a Casco Nu, Independente de Causa. A Contratada, que neste ato declara estar ciente de todo o teor e efeitos do Afretamento a Casco Nu. A Fretadora e a Contratada deverão ser consideradas como principais devedoras e a Afretadora, a seu exclusivo critério cobrar performance e cumprimento de tais obrigações, pecuniárias ou não, tanto da Contratada quanto da Fretadora. A Contratada e a Fretadora serão solidariamente responsáveis por todas as obrigações previstas neste Contrato e no Afretamento a Casco Nu.

47.         Este Contrato é assinado em Português e Inglês, em caso de conflito entre as versões, a versão em Inglês deverá prevalecer.

EM TESTEMUNHO DE QUE, cada Parte assinou o presente Contrato na primeira data acima

[página de assinaturas na sequencia]

execution page to the Operation and Services Agreement signed on March 23rd, 2018 between CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A. e GOLAR POWER LATAM SERVIÇOS MARÍTIOS LTDA. / página de assinaturas do Contrato de Operação e Serviço assinado em 23 de março de 2018 por CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A. e GOLAR POWER LATAM SERVIÇOS MARÍTIOS LTDA.

By / Por: CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.

By / Por:	/s/ Eduardo da Cunha Andrade Maranhão
Name/ nome : Eduardo da Cunha Andrade Maranhão
Title/Posição: CEO / Diretor Presidente
CPF:051.469474-03

By / Por:	/s/ Ricardo de Souza Assef
Name/ nome : Ricardo de Souza Assef
Title/Posição: CEO / Diretor Financeiro
CPF:714.380.507-63

Witnessed by/ Testemunhado por:	/s/ Juliano Augusto Pie Brotto
Name/ nome:	Juliano Augusto Pie Brotto
Id:	11235239-16 SSP/BA
CPF:	015.461.335-78

By / Por: GOLAR POWER LATAM SERVIÇOS MARÍTIOS LTDA.

By / Por:	/s/ Celso Periera da Silva
Name/ nome : Celso Pereira da Silva
Title/Posição: Manager / administrador
CPF:813.779.757-20

By / Por:	/s/ Eduardo da Cunha Andrade Maranhão
Name/ nome : Eduardo da Cunha Andrade Maranhão
Title/Posição: Manager / administrador
CPF:051.469.474-03

Witnessed by/ Testemunhado por:	/s/ Juliana Godoy Alves Taeleu
Name/ nome:	Juliana Godoy Alves Taeleu
Id:	11391499-5
CPF:	052016611-50